                                     Prospectus Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-78797


     This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer, solicitation or sale is not permitted.

PROSPECTUS SUPPLEMENT Issued February 7, 2000 (Subject to Completion)

(To Prospectus dated June 11, 1999)

                                  E600,000,000

                               [AMAZON.COM LOGO]
                   % CONVERTIBLE SUBORDINATED NOTES DUE 2010
                            ------------------------

                        Interest payable on February 16
                            ------------------------

HOLDERS MAY CONVERT THE NOTES INTO COMMON STOCK OF AMAZON.COM AT ANY TIME PRIOR
TO THEIR MATURITY AT A CONVERSION PRICE OF E     PER SHARE OF OUR COMMON STOCK,
SUBJECT TO ADJUSTMENTS AND SUBJECT TO OUR RIGHT TO WITHDRAW CONVERSION RIGHTS IN CERTAIN EVENTS. THE CONVERSION PRICE WILL BE RESET ON FEBRUARY 16, 2001 AND FEBRUARY 16, 2002 TO THE LESSER OF (1) THE CONVERSION PRICE THEN IN EFFECT AND
(2) THE EURO EQUIVALENT AVERAGE OF THE DAILY CLOSING PRICES OF OUR COMMON STOCK FOR THE 20 CONSECUTIVE TRADING DAYS IMMEDIATELY PRECEDING SUCH DATE. HOWEVER, IN
NO EVENT WILL THE CONVERSION PRICE BE RESET TO LOWER THAN E     PER SHARE.
                            ------------------------

ON OR BEFORE FEBRUARY 20, 2003, AMAZON.COM MAY REDEEM ANY OF THE NOTES AT ITS PRINCIPAL AMOUNT, PLUS ACCRUED INTEREST.
                            ------------------------

FOR A MORE DETAILED DESCRIPTION OF THE NOTES, SEE "DESCRIPTION OF NOTES" BEGINNING ON PAGE S-44.
                            ------------------------

OUR COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "AMZN." ON FEBRUARY 4, 2000, THE REPORTED LAST BID PRICE OF OUR COMMON STOCK WAS $78 1/2 PER SHARE. APPLICATION WILL BE MADE TO LIST THE NOTES ON THE LUXEMBOURG STOCK EXCHANGE.
                            ------------------------

INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE
S-10.
                            ------------------------

                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                         UNDERWRITING
                                                              PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                                               PUBLIC     COMMISSIONS      COMPANY
                                                              --------   -------------   -----------
Per Note....................................................         %            %              %
Total.......................................................     E           E              E

We have granted the underwriters the right to purchase up to an additional E90,000,000 principal amount of notes to cover over-allotments.

The Securities and Exchange Commission and state securities commissions have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited expects to deliver the notes to
purchasers on February   , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER
                           CREDIT SUISSE FIRST BOSTON
                                                    DONALDSON, LUFKIN & JENRETTE

February   , 2000

                               TABLE OF CONTENTS

                                        PAGE
        PROSPECTUS SUPPLEMENT           ----
About this Prospectus Supplement......     i
Forward-Looking Statements............   S-2
Summary...............................   S-3
Risk Factors..........................  S-10
Use of Proceeds.......................  S-22
Price Range of Common Stock...........  S-22
Capitalization........................  S-23
Selected Financial Data...............  S-24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-25
The Company...........................  S-36
Management............................  S-42
Description of Notes..................  S-44
United States Federal Income Tax
  Consequences........................  S-55
Certain Indebtedness..................  S-61
Description of Capital Stock..........  S-63
Underwriting..........................  S-65
Legal Matters.........................  S-66
Independent Auditors..................  S-66
Available Information.................  S-66
Index to Consolidated Financial
  Statements..........................   F-1

                                        PAGE
              PROSPECTUS                ----
Summary...............................     1
Forward-Looking Information...........     3
How to Obtain More Information........     3
Amazon.com............................     4
Ratio of Earnings to Fixed Charges....     5
Use of Proceeds.......................     5
General Description of Securities.....     5
Description of the Common Stock.......     5
Description of the Preferred Stock....     6
Description of the Depositary
  Shares..............................     7
Description of the Debt Securities....     9
Description of the Warrants to
  Purchase Common or Preferred
  Stock...............................    16
Description of the Stock Purchase
  Units and Stock Purchase
  Contracts...........................    17
Description of the Third-Party
  Warrants............................    18
Description of the Warrants to
  Purchase Debt Securities............    19
Description of the Foreign Currency
  Exchange Warrants...................    20
Description of the Stock Index
  Warrants............................    23
Description of the Other Warrants.....    26
Plan of Distribution..................    28
ERISA Considerations..................    29
Legal Matters.........................    30
Experts...............................    30

                            ------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the notes. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the notes as an indication that there has been no change in our affairs since that date.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain forward-looking statements, including statements regarding expectations of future profitability of our US books business, sales growth, gross margin and improvement in operating loss, all of which are inherently difficult to predict. These forward-looking statements are not guarantees of future performance and are subject to many risks and uncertainties that are difficult to predict. Actual results could differ materially for a variety of reasons, including the Internet and online commerce growing at a slower rate than we anticipate, the amount that Amazon.com invests in new business opportunities and the timing of those investments, customer spending patterns, the mix of products sold to customers, the mix of revenues derived from product sales as compared to services, risks of inventory management, and risks of distribution and fulfillment throughput and productivity. Other risks and uncertainties include Amazon.com's limited operating history, anticipated losses, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risks associated with the distribution center expansion, adverse consequences arising from system interruptions, risks associated with management of potential growth, risks related to auction and zShops services, risks related to fraud and Amazon.com Payments, and risks of new business areas, international expansion, business combinations and strategic alliances. Other potential risks and uncertainties are set forth herein under "Risk Factors," as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You should, however, carefully review the factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.
                            ------------------------

     Amazon.com, Amazon.co.uk, Amazon.de, Amazon.com Auctions, zShops, Amazon.com Anywhere and 1-Click are either registered trademarks or trademarks of Amazon.com, Inc. or one of its affiliates. All other names mentioned herein may be trademarks of their respective owners.

     Information contained on our Web sites is not a part of this prospectus supplement. As used herein, "titles" offered on Amazon.com means the number of items offered on our Web site.

     Unless we state otherwise, when converting euros to US dollars in this prospectus supplement, we use the noon buying rate in New York City for cable transfers on February 4, 2000, which was .976 US dollars per euro.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this prospectus supplement. All information herein is adjusted to reflect the 2-for-1 split of our common stock effected on June 1, 1998, the 3-for-1 split of our common stock effected on January 4, 1999 and the 2-for-1 split of our common stock effected on September 1, 1999, except that the September 1, 1999 2-for-1 split is not reflected in the December 31, 1998 audited consolidated financial statements. Unless otherwise specified, all information herein assumes no exercise of the underwriters' over-allotment option. References in this prospectus supplement to "Amazon.com," "we," "us," or "our" mean Amazon.com, Inc. and its subsidiaries unless the context indicates another meaning.

     Amazon.com seeks to be the world's most customer-centric company where customers can find and discover anything they may want to buy online. We believe we have the leading platform for retailing on the Internet. This platform consists of strong brand recognition, a large and growing group of customers, innovative technology, extensive and sophisticated distribution capabilities, and significant e-commerce expertise.

     Amazon.com is the world's leading online retailer. Amazon.com directly offers for sale millions of distinct items in categories such as books, music, toys, electronics, videos, DVDs, home improvement products, software and video games. Through our marketplace services such as Amazon.com Auctions, zShops and sothebys.amazon.com, we have created Web-based marketplaces where buyers and sellers can enter into transactions with respect to a wide range of products. Amazon.com has also invested in and developed strategic commercial relationships with a number of selected e-commerce companies. Amazon.com offers its customers a superior shopping experience by providing high value through selection, convenience, ease of use, product information and an intense focus on customer service. Amazon.com is a proven technology leader, having developed electronic commerce innovations such as 1-Click technology, personalized shopping services, easy-to-use search and browse features, secure payment protections and wireless access to the Amazon.com site. In 1999, Amazon.com significantly expanded its distribution capabilities worldwide with the addition of eight new distribution centers comprising approximately four million square feet of warehouse and distribution space. These new facilities increase our control over the distribution process and facilitate our ability to deliver merchandise to customers on a reliable and timely basis.

     Amazon.com has served over 17 million customer accounts in over 150 countries. In addition to our US Web site, we currently have two internationally focused Web sites located at www.amazon.co.uk and www.amazon.de. Each of Amazon.co.uk and Amazon.de was ranked the number one e-commerce site and the number 10 most visited site overall in the UK and Germany, respectively, according to the Media Metrix ratings for Europe released in January 2000. Both of these sites were launched in October 1998, and currently have product and service offerings consisting of books, music, auctions and zShops. These international sites have the same look, feel and functionality as the US Web site, including 1-Click technology, personalized recommendations and product reviews, but offer content, products and services tailored to the local market. The Amazon.de Web site is presented in the German language. In the fourth quarter of 1999, combined sales from these sites totaled $71 million, a 360% increase from the fourth quarter of 1998. We currently have distribution centers and customer service centers in the UK and Germany.

     Amazon.com intends to continue to expand internationally by increasing the product and service offerings on Amazon.co.uk and Amazon.de, establishing new Web sites focused on particular international markets, entering into strategic relationships that enhance our international operations and continuing to sell products from the US to international customers. We believe that there are significant e-commerce opportunities outside of the US and that Amazon.com is extremely well-positioned to be a global e-commerce leader given the platform we have created in the US and our experience in international markets to date.

RECENT DEVELOPMENTS

     On January 21, 2000, we announced that we had agreed to acquire 5% of the outstanding shares of Greenlight.com, an online car buying service, and warrants to increase our stake up to 30%. In connection with this investment, we also announced that we had entered into a promotional agreement with Greenlight.com. This agreement provides for the payment of a minimum of $82.5 million to us over a five-year period.

     On January 24, 2000, we announced that we had agreed to make an additional $30 million investment in drugstore.com, an online retail and information source for health beauty, wellness, personal care and pharmacy. This investment brings our total stake in drugstore.com to approximately 28% of the outstanding drugstore.com common stock. We also agreed to create a health and beauty store on the Amazon.com site. Under the commercial agreement for this transaction, Amazon.com will receive $105 million over a three-year period.

     On January 31, 2000, we announced that we had agreed to acquire 5% of Audible, Inc., a leader in Internet-delivered spoken audio for PC-based listening or playback on AudibleReady (TM) portable digital audio devices. In connection with this investment, we also announced that we had entered into an agreement to feature on the Amazon.com site content and services from Audible, Inc. in exchange for payments of $30 million to us over a three-year period.

     On February 1, 2000, we announced that we had agreed to acquire an 18% stake in living.com, an online retailer of products and services for the home, with warrants for another 9%. In connection with this investment, we also announced that we had entered into an agreement to create a home living store on the Amazon.com site. Under the commercial agreement for this transaction, Amazon.com will receive $145 million from living.com over a five-year period.

RECENT OPERATING RESULTS

     Net sales for the quarter ended December 31, 1999 were $676 million, an increase of 167% over net sales of $253 million for the fourth quarter of 1998.

     Pro forma operating loss for the fourth quarter of 1999 was $175 million, compared to a pro forma operating loss of $18 million in the fourth quarter of 1998. Fourth-quarter pro forma net loss was $185 million, or $.55 per share, compared with a pro forma net loss of $22 million, or $.07 per share, in the fourth quarter of 1998. Pro forma information excludes amortization of goodwill and other intangibles, equity in losses of equity method investees, stock based compensation costs, and merger, acquisition and investment related costs.

     Net sales for all of 1999 were $1.64 billion, a 169% increase over net sales of $610 million reported for all of 1998. Pro forma net loss for 1999 was $390 million, or $1.19 per share, compared with a pro forma net loss in 1998 of $74 million, or $.25 per share.

     Cumulative customer accounts increased by 3.8 million during the fourth quarter to more than 16.9 million at December 31, 1999, an increase of more than 170% from our 6.2 million customer accounts at December 31, 1998. Cumulative customer accounts now stand at over 17 million. Repeat customer orders represented more than 73% of orders in the fourth quarter, up from 72% in the previous quarter.

     The following table sets forth selected financial information covering the three months and the years ended December 31, 1998 and 1999. Certain amounts in the statements of operations data have been reclassified compared to the audited consolidated financial statements included in this prospectus supplement.

                                               THREE MONTHS ENDED            YEARS ENDED
                                                  DECEMBER 31,               DECEMBER 31,
                                              ---------------------    ------------------------
                                                1998        1999         1998          1999
                                              --------    ---------    ---------    -----------
                                                   (UNAUDITED)                      (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $252,829    $ 676,042    $ 609,819    $1,639,839
Cost of sales...............................   199,476      588,196      476,155     1,349,194
                                              --------    ---------    ---------    ----------
Gross profit................................    53,353       87,846      133,664       290,645
Operating expenses:
  Marketing and sales.......................    48,378      179,424      132,654       413,150
  Product development.......................    17,194       57,720       46,424       159,722
  General and administrative................     5,413       26,051       15,618        70,144
  Stock-based compensation..................       299       14,049        1,889        30,618
  Amortization of goodwill and other
     intangibles............................    20,452       82,301       42,599       214,694
  Merger, acquisition and investment-related
     costs..................................     1,281        2,085        3,535         8,072
                                              --------    ---------    ---------    ----------
     Total operating expenses...............    93,017      361,630      242,719       896,400
                                              --------    ---------    ---------    ----------
Loss from operations........................   (39,664)    (273,784)    (109,055)     (605,755)
Interest income.............................     4,264        8,972       14,053        45,451
Interest expense............................    (8,622)     (18,142)     (26,639)      (84,566)
Other income (expense)......................        --         (366)          --         1,671
                                              --------    ---------    ---------    ----------
  Net interest expense and other............    (4,358)      (9,536)     (12,586)      (37,444)
                                              --------    ---------    ---------    ----------
Loss before equity in losses of
  equity-method investees...................   (44,022)    (283,320)    (121,641)     (643,199)
Equity in losses of equity-method
  investees.................................    (2,405)     (39,893)      (2,905)      (76,769)
                                              --------    ---------    ---------    ----------
Net loss....................................  $(46,427)   $(323,213)   $(124,546)   $ (719,968)
                                              ========    =========    =========    ==========
Basic and diluted loss per share............  $   (.15)   $    (.96)   $    (.42)   $    (2.20)
                                              ========    =========    =========    ==========
Shares used in computation of basic and
  diluted loss per share....................   308,778      338,389      296,344       326,753
                                              ========    =========    =========    ==========

                                                                    AS OF
                                                              DECEMBER 31, 1999
                                                              -----------------
                                                                 (UNAUDITED)
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................     $  116,962
Marketable securities.......................................        589,226
Working capital.............................................        273,243
Total assets................................................      2,471,551
Total long-term debt........................................      1,466,338
Stockholders' equity........................................        266,278

                             SUMMARY FINANCIAL DATA

                                                                           NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                     --------------------------------    ---------------------
                                      1996        1997        1998         1998        1999
                                     -------    --------    ---------    --------    ---------
                                                                              (UNAUDITED)
                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA(5):
Net sales..........................  $15,746    $147,787    $ 609,819    $356,992    $ 963,797
Cost of sales......................   12,287     118,969      476,155     276,680      760,998
                                     -------    --------    ---------    --------    ---------
Gross profit.......................    3,459      28,818      133,664      80,312      202,799
Operating expenses:
  Marketing and sales..............    6,081      40,077      132,654      84,325      233,222
  Product development..............    2,377      13,384       46,424      29,168      102,298
  General and administrative.......    1,408       6,741       15,618      10,220       44,301
  Stock-based compensation.........       36       1,211        1,889       1,591       16,570
  Amortization of goodwill and
     other intangibles.............       --          --       42,599      22,258      132,394
  Merger, acquisition and
     investment-related costs......       --          --        3,535       2,143        5,985
                                     -------    --------    ---------    --------    ---------
     Total operating expenses......    9,902      61,413      242,719     149,705      534,770
                                     -------    --------    ---------    --------    ---------
Loss from operations...............   (6,443)    (32,595)    (109,055)    (69,393)    (331,971)
Interest income....................      202       1,901       14,053       9,790       36,479
Interest expense...................       (5)       (326)     (26,639)    (18,017)     (66,424)
Other income.......................       --          --           --          --        2,037
                                     -------    --------    ---------    --------    ---------
  Net interest income (expense) and
     other.........................      197       1,575      (12,586)     (8,227)     (27,908)
                                     -------    --------    ---------    --------    ---------
Loss before equity in losses of
  equity-method investees..........   (6,246)    (31,020)    (121,641)    (77,620)    (359,879)
Equity in losses of equity-method
  investees........................       --          --       (2,905)       (500)     (36,876)
                                     -------    --------    ---------    --------    ---------
Net loss...........................  $(6,246)   $(31,020)   $(124,546)   $(78,120)   $(396,755)
                                     =======    ========    =========    ========    =========
OTHER OPERATING DATA:
Net cash provided by (used in)
  operating activities.............  $(2,010)   $    687    $  31,035    $ (7,663)   $(122,381)
Capital expenditures(1)............    1,335      12,066       28,333      18,779      207,709
EBITDA(2)..........................   (5,945)    (25,898)     (52,094)    (38,000)    (157,304)
Deficiency of earnings available to
  cover fixed charges(3)...........   (6,246)    (31,020)    (121,641)    (77,620)    (359,879)

                                                                  SEPTEMBER 30, 1999
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(4)
                                                              ----------   --------------
                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................  $   43,149     $   43,149
Marketable securities.......................................     862,536      1,448,136
Working capital.............................................     722,397      1,307,997
Total assets................................................   2,239,799      2,825,399
Total long-term debt........................................   1,462,203      2,047,803
Stockholders' equity........................................     419,925        419,925

------------
(1) Capital expenditures include assets acquired under capital leases.

(2) Earnings before interest, taxes, depreciation and amortization, or EBITDA, is provided because it is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is presented to enhance the understanding of our operating results and is not intended to represent cash flows or results of operations in accordance with generally accepted accounting principles, or GAAP, for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating activities as determined using GAAP are also presented in Other Operating Data.

(3) Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

(4) As adjusted for the offering and application of the gross proceeds as if the offering had occurred on September 30, 1999. Euros were converted to dollars using the noon buying rate in New York City on February 4, 1999. See "Use of Proceeds" and "Capitalization."

(5) Certain amounts in the statement of operations data have been reclassified compared to the audited consolidated financial statements included in this prospectus supplement.

                                  THE OFFERING

Securities Offered.........  E600,000,000 principal amount of   % Convertible
                             Subordinated Notes due 2010. We may also issue an additional E90,000,000 principal amount if the underwriters' over-allotment option is exercised in full.

Interest...................       % per annum on the principal amount, payable
                             annually in arrears in cash on February 16 of each year, beginning February 16, 2001.

Conversion.................  You may convert each note into our common stock at any time on or before February 16, 2010, subject to our right to redeem the notes or withdraw such conversion rights, at an initial conversion price of E per share of common stock, subject to certain adjustments.

                             The conversion price will be reset on February 16, 2001 and February 16, 2002 to the lesser of (1) the conversion price then in effect and (2) the euro equivalent average of the daily closing prices of our common stock for the 20 consecutive trading days immediately preceding such date. However, in no event will the conversion price be reset to less
                             than E     (subject to any antidilution
                             adjustments). As a result of this limitation on resetting the conversion price, no more than shares of our common stock would be issuable
                             upon conversion of E1,000 principal amount of notes (subject to any anti-dilution adjustments).

                             In addition, the conversion price will be subject to adjustment if certain events affecting our common stock occur. Please see the discussion in "Description of Notes -- Conversion of Notes."

Subordination..............  The notes will be subordinated to all of our existing and future senior indebtedness and to all debt and other liabilities of our subsidiaries. The notes will rank equally with our 4 3/4% Convertible Subordinated Notes due 2009. As of December 31, 1999, we had approximately $900.7 million of indebtedness that constituted senior indebtedness. Neither we nor any of our subsidiaries is prohibited from incurring debt, including senior indebtedness, under the indenture.

Withdrawal of Conversion
Rights.....................  If at any time and each time prior to February 20,
                             2003 the euro equivalent of the closing price of our common stock exceeds 160% of the initial conversion price for at least 20 trading days in any consecutive 30-trading day period, we may withdraw your conversion rights. We must give you notice of the occurrence of the event described above at least 30 days, and no more than 60 days, prior to withdrawing your conversion rights, and such notice shall be given no later than five business days after the last day on which such event had occurred or was continuing.

Optional Redemption........  We may redeem any of the notes on or after February
                             20, 2003 by giving you at least 30 days' notice. We may redeem the notes either in whole or in part at principal amount, together with accrued but unpaid interest.

Sinking Fund...............  None.

Fundamental Change.........  If a fundamental change of Amazon.com as described under "Description of Notes -- Redemption at Option of the Holder" occurs on or before February 16, 2010, you may require us to purchase all of your notes at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to but excluding the date of redemption.

Use of Proceeds............  We anticipate using the net proceeds from the offering for general corporate purposes, including, without limitation, working capital to fund anticipated operating losses, the expansion of our core business, investments in new markets, expansion of our European operations and capital expenditures.

Listing....................  We will apply to list the notes on the Luxembourg
                             Stock Exchange.

Nasdaq Symbol..............  AMZN.

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                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

RISKS RELATED TO AMAZON.COM

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND PROSPECTS

     We incorporated in July 1994 and began offering products for sale on our Web site in July 1995. Accordingly, we have a relatively short operating history upon which you can evaluate our business and prospects. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by online commerce companies. As an online commerce company, we have a rapidly evolving and unpredictable business model, we face intense competition, we must effectively manage our growth, and we must respond quickly to rapid changes in customer demands and industry standards. We may not succeed in addressing these challenges and risks.

WE HAVE AN ACCUMULATED DEFICIT AND ANTICIPATE FURTHER LOSSES

     We have incurred significant losses since we began doing business. As of December 31, 1999, we had an accumulated deficit of $882 million. We believe that we will continue to incur substantial operating losses for several years and may continue to incur such losses for the foreseeable future. These losses may be significantly higher than our current losses. To succeed, we must invest heavily in marketing and promotion and in developing our product, technology and operating infrastructure. In addition, the expenses associated with our recent and future acquisitions and investments and interest expense related to our outstanding notes will adversely affect our operating results. Our aggressive pricing programs have resulted in relatively low product gross margins, so we need to generate and sustain substantially higher revenues in order to become profitable. Although our revenues have grown, we cannot sustain our current rate of growth. Our percentage growth rate will decrease in the future.

OUR SIGNIFICANT AMOUNT OF INDEBTEDNESS COULD AFFECT OUR BUSINESS

     We have significant indebtedness. As of December 31, 1999, we had indebtedness under senior discount notes, convertible subordinated notes, capitalized lease obligations and other asset financing totaling approximately $1.47 billion. Upon completion of this offering, we will have total indebtedness of $2.05 billion. We may incur substantial additional debt in the future. Our indebtedness could:

     - make it difficult to make principal and interest payments on our convertible subordinated notes, our senior discount notes and the notes sold in this offering,

     - make it difficult to obtain necessary additional financing for working capital, capital expenditures, debt service requirements or other purposes in the future,

     - limit our flexibility in planning for, or reacting to, changes in our business and competition, and

     - make it more difficult for us to react in the event of an economic downturn.

     We may not be able to meet our debt service obligations. If our cash flow is inadequate to meet our obligations, we may face substantial liquidity problems. If we are unable to generate sufficient cash flow or obtain funds for required payments, or if we fail to comply with other covenants in our indebtedness, we will be in default. This would permit our creditors to accelerate the maturity of our indebtedness.

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WE CANNOT ACCURATELY FORECAST REVENUES OF OUR BUSINESS. WE MAY EXPERIENCE
SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS. OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATION. FUTURE FLUCTUATIONS IN OPERATING RESULTS OR REVENUE SHORTFALLS COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT.

     Due to our limited operating history and the unpredictability of our industry, we cannot accurately forecast our revenues. We base our current and future expense levels on our investment plans and estimates of future revenues. Our expenses are to a large extent fixed. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition, investment or financing decisions that could adversely affect our business results.

     Our quarterly operating results will fluctuate for many reasons, including:

     - our ability to retain existing customers, attract new customers and satisfy our customers' demands,

     - our ability to acquire merchandise, manage our inventory and fulfill orders,

     - changes in gross margins of our current and future products, services and markets,

     - introductions of popular books, music selections, DVDs, videos, toys, electronics products, home improvement products, software and other products or services, and our ability to properly anticipate demand,

     - purchases of large quantities of toys, electronics products, home improvement products, software products and other products, particularly in advance of the holidays, for which demand may not materialize,

     - introduction of our new sites, services and products or those of competitors,

     - termination of sites, services and/or products that we determine are not viable,

     - changes in usage of the Internet and online services and consumer acceptance of the Internet and online commerce,

     - timing of upgrades and developments in our systems and infrastructure,

     - the level of traffic on our Web sites,

     - the effects of acquisitions and other business combinations, and related integration,

     - technical difficulties, system downtime or Internet brownouts,

     - the mix of books, music products, DVDs, videos, toys, electronics products, home improvement products, software and other products we sell,

     - the mix of revenues derived from products as compared to services,

     - our inability to prevent fraud perpetrated by third parties through credit card transactions, Amazon.com Payments transactions, and auction and zShops transactions,

     - our level of merchandise and vendor returns, and

     - disruptions in service by common shipping carriers due to strikes or otherwise.

     Both seasonal fluctuations in Internet usage and traditional retail seasonality may affect our business. Internet usage generally declines during the summer. Sales in the traditional retail book, music, toy, electronics and home improvement industries usually increase significantly in the fourth calendar quarter of each year. The fourth quarter seasonal impact may be even more pronounced in our toys and electronics businesses.

     For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below the expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline.

                                      S-11
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WE COULD LOSE MARKET SHARE IF WE DO NOT KEEP UP WITH THE INTENSE COMPETITION IN
THE ONLINE COMMERCE MARKET

     The online commerce market is new, rapidly evolving and intensely competitive. In addition, the retail book, music, video, toy, electronics, home improvement and software industries are intensely competitive. Our current or potential competitors include:

     - online vendors of books, music, DVDs, videos, toys, electronics, home improvement products and software,

     - a number of indirect competitors, including Web portals and Web search engines, that are involved in online commerce, either directly or in collaboration with other retailers,

     - online auction services,

     - publishers, distributors and store-based retailers of books, music, DVDs, videos and other products, many of which possess significant brand awareness, sales volume and customer bases,

     - major store-based retailers of toys, electronics, home improvement products, software and other products, and

     - traditional retailers and manufacturers who currently sell, or who may sell, products or services through the Internet, mail order or direct marketing.

     We believe that the principal competitive factors in our market include brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content, reliability and speed of fulfillment.

     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. They may be able to secure merchandise from vendors on more favorable terms and may be able to adopt more aggressive pricing or inventory policies. They also can devote more resources to technology development and marketing than we can. We also expect to experience increased competition from online commerce sites that provide goods and services at or near cost, relying on advertising revenues to achieve profitability.

     As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions. Competition in the Internet and online commerce markets probably will intensify. As various Internet market segments obtain large, loyal customer bases, participants in those segments may use their market power to expand into the markets in which we operate. In addition, new and expanded Web technologies may increase the competitive pressures on online retailers. The nature of the Internet as an electronic marketplace may facilitate competitive entry and comparison shopping and render it inherently more competitive than conventional retailing formats. For example, "shopping agent" technologies, including our own "shopping agent" technology, permit customers to quickly compare our prices with those of our competitors. This increased competition may reduce our operating margins, diminish our market share or impair the value of our brand.

WE MAY EXPERIENCE SYSTEM INTERRUPTIONS, WHICH AFFECT THE VOLUME OF ORDERS WE FULFILL AND THEREFORE OUR REVENUES

     Customer access to our Web sites directly affects the volume of orders we fulfill and thus affects our revenues. We experience occasional system interruptions that make our Web sites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. These interruptions will continue. We need to add additional software and hardware and upgrade our systems and network infrastructure to accommodate both increased traffic on our Web sites and increased sales volume and to fully integrate our systems. Without these upgrades, we may face additional system interruptions, slower response times, diminished customer service, impaired quality and speed of order fulfillment and delays in our financial reporting. We cannot accurately project the rate or timing of any increases in traffic or sales volume on our Web sites and, therefore, the integration and timing of these

                                      S-12
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upgrades are uncertain. In addition, our inventory management systems are not fully integrated with our financial reporting systems, and a significant amount of manual effort may be necessary to reconcile our inventory and other financial accounts.

     We maintain substantially all of our computer and communications hardware at a single leased facility in Seattle, Washington. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not have backup systems or a formal disaster recovery plan and we may not have sufficient business interruption insurance to compensate us for losses from a major interruption. Computer viruses, physical or electronic break-ins and similar disruptions could cause system interruptions, delays and loss of critical data and could prevent us from providing services and accepting and fulfilling customer orders.

OUR PLANNED GROWTH WILL CONTINUE TO PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT, OPERATIONAL AND FINANCIAL RESOURCES

     We have rapidly and significantly expanded our operations and will further expand our operations to address potential growth of our product and service offerings and customer base. This expansion will continue to place a significant strain on our management, operational and financial resources. We will expand our product and service offerings and our international operations and will pursue other market opportunities. We need to successfully execute our expansion of our distribution centers and customer service centers and continue to improve our transaction-processing and operational and financial systems, procedures and controls. We also need to expand, train and manage our employee base. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations. We may not be able to hire, train, retain, motivate and manage required personnel or to successfully identify, manage and exploit market opportunities, which may limit our growth.

WE FACE SIGNIFICANT INVENTORY RISKS BECAUSE OUR INVENTORY MANAGEMENT SYSTEMS ARE NOT WELL INTEGRATED AND BECAUSE CERTAIN OF OUR OPERATIONAL PROCESSES ARE MANUAL; WE FACE ADDITIONAL INVENTORY RISK ARISING OUT OF CHANGES IN CONSUMER DEMAND AND PRODUCT CYCLES

     We are exposed to significant inventory risks because our inventory forecasting, purchasing, receiving, reconciliation, accounting and payment systems are not well integrated. This lack of systems integration makes it a difficult and manual process to receive inventory, reconcile inventory invoices to purchase orders, account for inventory efficiently, request refunds from suppliers and pay supplier invoices. In addition, certain manual operational processes further complicate our ability to manage inventory efficiently.

     We are also exposed to significant inventory risks as a result of seasonality, new product launches, rapid changes in product cycles and changes in consumer tastes with respect to our products. In order to be successful, we must accurately predict these trends and avoid overstocking or understocking products. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. In addition, when we begin selling a new product, it is particularly difficult to forecast product demand accurately.

     We may also be exposed to inventory risk if we are unable to negotiate satisfactory terms and conditions with our manufacturers, distributors and other suppliers. The acquisition of certain types of inventory, or inventory from certain sources, may require a significant lead-time and pre-payment, and such inventory may not be returnable.

     We carry a broad selection and significant inventory levels of products, and we may be unable to sell products in sufficient quantities or during the relevant selling seasons.

     Any one of the factors set forth above may require us to mark-down or write-off inventory. Substantial inventory mark-downs or write-offs will decrease gross margins. In the fourth quarter of 1999, we incurred inventory related charges which significantly decreased our gross margins.

                                      S-13
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ENTERING NEW BUSINESS AREAS WILL REQUIRE SIGNIFICANT EXPENSE AND COULD STRAIN
MANAGEMENT, FINANCIAL AND OPERATIONAL RESOURCES

     We intend to expand our operations by promoting new or complementary products, services or sales formats and by expanding our product or service offerings. This will require significant additional expense and could strain our management, financial and operational resources. We cannot expect to benefit in these new markets from the first-to-market advantage that we experienced in the online book market. Our gross margins in these new business areas may be lower than our existing business activities. In addition, we may have limited or no experience in these new business areas. We may not be able to expand our operations in a cost-effective or timely manner. Any new business that our customers do not receive favorably could damage our reputation and the Amazon.com brand.

IF WE DO NOT SUCCESSFULLY EXPAND AND OPERATE OUR DISTRIBUTION CENTERS, OUR BUSINESS WOULD BE HARMED

     If we do not successfully expand our distribution operations to accommodate peak volumes, or if our distribution centers fail to operate properly, it could significantly limit our ability to meet customer demand. During the fiscal year ended December 31, 1999, we added distribution centers in Nevada, Georgia, Kentucky, Kansas, North Dakota, Germany and the UK. Most of these distribution centers are or will be highly automated, and we have had limited experience with automated distribution centers. The two distribution centers we operated prior to 1999, in Washington and Delaware, are manually operated. Our distribution center expansion may cause disruptions in our business. We are not experienced in coordinating and managing distribution operations in geographically distant locations. Because it is difficult to predict sales increases and lead times for developing distribution centers are long, we may over-expand our facilities, which may result in excess inventory, warehousing, fulfillment and distribution capacity. We also need to retain flexibility within our distribution and logistics network, including the ability to manage the operational challenges of shipping non-uniform and sometimes heavy products as part of the fulfillment of toy, electronics, home improvement orders and other products.

THE DISPROPORTIONATE AMOUNT OF OUR NET SALES THAT WE EXPECT TO REALIZE DURING THE FOURTH QUARTER OF OUR FISCAL YEAR PLACES SIGNIFICANT STRAIN ON OUR BUSINESS

     Because we expect a disproportionate amount of our net sales to be realized during the holiday season in the fourth quarter of our fiscal year, we face significant risks in the fourth quarter. We may fail to accurately predict the optimal inventory levels at our distribution centers for the fourth quarter. If we do not stock popular products in sufficient amounts during the fourth quarter and fail to meet customer demand, it could significantly impact our revenue. If we overstock products, we may be required to take significant inventory mark-downs or write-offs, which could reduce gross margins. In the fourth quarter of 1999, we incurred inventory related charges, which significantly decreased our gross margins. A failure to optimize inventory at our distribution centers will harm our shipping margins by requiring us to make partial shipments from one or more locations. In addition, we experience a decline on our shipping margins due to complimentary upgrades and split-shipments necessary to ensure timely delivery for the holiday season. If too many customers access our Web sites within a short period of time due to increased holiday demand, we may experience system interruptions that make our Web sites unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods we sell and the attractiveness of our products and services. In addition, we may be unable to adequately staff our distribution and customer service centers during these peak periods. Finally, our new automated distribution centers may fail to operate properly, which will interfere with our ability to meet customer demand.

WE MAY NOT BE SUCCESSFUL IN OUR EFFORTS TO EXPAND IN TO INTERNATIONAL MARKETS

     We plan to expand our presence in international markets. We have relatively little experience in purchasing, marketing and distributing products or services for these markets and may not benefit from any first-to-market advantages. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized Web sites and stores and other systems. We may not succeed in our efforts in these countries. If revenues from international activities do not offset the expense of establishing
                                      S-14
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and maintaining foreign operations, our business, prospects, financial condition and operating results will suffer.

     Our international sales and operations are subject to a number of risks inherent in selling and operating abroad, including, but not limited to, risks with respect to:

     - currency exchange rate fluctuations,

     - local economic and political conditions,

     - disruptions of capital and trading markets,

     - restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export duties and quotas and custom duties and tariffs),

     - changes in legal or regulatory requirements,

     - import or export licensing requirements,

     - limitations on the repatriation of funds,

     - difficulty in obtaining distribution and support,

     - nationalization,

     - laws and policies of the United States affecting trade, foreign investment and loans, and

     - tax laws.

     As the international online commerce market continues to grow, competition in this market will likely intensify. We may have to compete with local companies who understand the local markets better than we do and who have better brand name recognition locally than we do. In addition, governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution. This may affect our ability to conduct business internationally. We may not be able to hire, train, retain, motivate and manage required personnel, which may limit our growth in international markets.

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN MAKING AND INTEGRATING BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

     We plan to continue to expand our operations and market presence by entering into business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

     - difficulty assimilating the operations, technology and personnel of the combined companies,

     - disruption of our ongoing business, including loss of management focus on existing businesses and other market developments,

     - problems retaining key technical and managerial personnel,

     - expenses associated with amortization of goodwill and other purchased intangible assets,

     - additional operating losses and expenses of acquired businesses,

     - impairment of relationships with existing employees, customers and business partners, and

     - additional losses from our equity investments.

     We may not succeed in addressing these risks. As part of our business strategy, we intend to increase the number of our strategic investments and alliances with online commerce businesses and other companies pursuant to which they pay us licensing or other fees, such as fees to establish co-branded stores on our Web sites or to participate in our auction or zShops services. We believe these arrangements will have a positive impact on our results of operations, particularly our gross margins. We may not be able to make business
                                      S-15
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combinations and strategic investments on terms that are acceptable to us. If not, our gross margins may not improve and may even deteriorate. In addition, the businesses we have acquired, and in the future may acquire, may incur operating losses.

WE MAY NOT BE ABLE TO ADAPT QUICKLY ENOUGH TO CHANGING CUSTOMER REQUIREMENTS AND INDUSTRY STANDARDS

     Technology in the online commerce industry changes rapidly. We may not be able to adapt quickly enough to changing customer requirements and preferences and industry standards. Competitors often introduce new products and services with new technologies. These changes and the emergence of new industry standards and practices could render our existing Web sites and proprietary technology obsolete. To succeed, we must enhance our Web site responsiveness, functionality and features, acquire and license leading technologies, enhance our existing services, develop new services and technology and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

THE LOSS OF OUR SENIOR MANAGEMENT COULD NEGATIVELY AFFECT OUR BUSINESS.

     We depend on the continued services and performance of our senior management and other key personnel, particularly Jeffrey P. Bezos, our chief executive officer and chairman of the board. We do not have "key person" life insurance policies. The loss of any of our executive officers or other key employees could harm our business.

WE RELY ON A SMALL NUMBER OF SUPPLIERS; OUR BUSINESS WOULD BE HARMED IF OUR CURRENT SUPPLIERS STOP SELLING MERCHANDISE TO US ON ACCEPTABLE TERMS

     Although we increased our direct purchasing from manufacturers during 1999, we purchase a majority of our book, music, DVD and video titles from three major vendors, Ingram Book Group, Baker & Taylor, Inc. and Valley Media, Inc. We do not have long-term contracts or arrangements with most of our vendors to guarantee the availability of merchandise, particular payment terms or the extension of credit limits. Our current vendors may stop selling merchandise to us on acceptable terms. We may not be able to acquire merchandise from other suppliers in a timely and efficient manner and on acceptable terms.

WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN APPROPRIATE DOMAIN NAMES

     We hold rights to various Web domain names, including "Amazon.com," "Amazon.co.uk," "Amazon.de," "zShops.com" and "Amazon.com Auctions." Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

THE LONG TERM VIABILITY OF THE INTERNET AS A MEDIUM FOR COMMERCE IS NOT CERTAIN

     Consumer use of the Internet as a medium for commerce is a recent phenomenon and is subject to a high level of uncertainty. While the number of Internet users has been rising, the Internet infrastructure may not expand fast enough to meet the increased levels of demand. The increased use of the Internet as a medium for commerce raises concerns regarding Internet security, reliability, pricing, accessibility and quality of service. If use of the Internet does not continue to grow, or grows at a slower rate than we anticipated, or if the necessary Internet infrastructure or complementary services are not developed to support effectively growth that may occur, our business, financial condition and growth prospects would be harmed.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS IF PEOPLE OR PROPERTY ARE HARMED BY THE PRODUCTS WE SELL

     As we enter new lines of business, we may increasingly sell products, such as toys and home improvement products, that may increase our exposure to product liability claims relating to personal injury, death or property damage caused by such products, and that may require us to take actions such as product recalls. We
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maintain liability insurance, but we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, if at all. In addition, some of our vendor agreements with our suppliers do not indemnify us from product liability.

GOVERNMENT REGULATION OF INTERNET COMMERCE IS EVOLVING AND UNFAVORABLE CHANGES COULD HARM OUR BUSINESS

     We are subject to general business regulations and laws or regulations regarding taxation and access to online commerce. These laws or regulations may impede the growth of the Internet or other online services. Regulatory authorities may adopt specific laws and regulations governing the Internet or online commerce. These regulations may cover taxation, user privacy, pricing, content, copyrights, distribution, electronic contracts and characteristics and quality of products and services. Changes in consumer protection laws also may impose additional burdens on companies conducting business online, both in the United States and internationally. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and online commerce. Unfavorable resolution of these issues may harm our business.

     In addition, many states currently regulate "auctions" and "auctioneers" in conducting auctions and may regulate online auction services. States may also regulate consumer to consumer fixed price online markets, like zShops. This could, in turn, diminish the demand for our products and services and increase our cost of doing business.

WE COULD BE REQUIRED TO COLLECT TAXES ON THE PRODUCTS WE SELL

     In accordance with current industry practice, we do not currently collect sales taxes or other taxes with respect to shipments of goods into states other than Washington. In addition, we collect Value Added Tax, or VAT, for products that are ordered on www.amazon.co.uk and www.amazon.de and shipped into European Union member countries. Our new distribution center and customer service center networks, and any future expansion of those networks, along with other aspects of our evolving business, may result in additional sales and other tax obligations. One or more states or foreign countries may seek to impose sales or other tax collection obligations on out-of-jurisdiction companies which engage in electronic commerce as we do. A successful assertion by one or more states or foreign countries that we should collect sales or other taxes on the sale of merchandise could have a material adverse effect on our business, revenues or prospects.

     Recent federal legislation limits the imposition of US state and local taxes on Internet-related sales. In 1998, Congress passed the Internet Tax Freedom Act, which places a three year moratorium on state and local taxes on Internet access, unless such tax was already imposed prior to October 1, 1998, and on discriminatory taxes on electronic commerce. There is a possibility that Congress may not renew this legislation in 2001. If Congress chooses not to renew this legislation, US state and local governments would be free to impose new taxes on electronically purchased goods. The imposition of taxes on goods sold over the Internet by US state and local governments would create administrative burdens for us and could reduce one competitive advantage that the purchase of goods over the Internet now possesses.

     The European Commission is currently evaluating its VAT position on electronic commerce transactions. It is possible that future VAT legislation in the European Union or changes to our business model may result in additional VAT collection obligations and administrative burdens.

WE MAY BE SUBJECT TO LIABILITY OR MAY BE COMPELLED TO CHANGE CERTAIN BUSINESS PRACTICES IF WE ARE FOUND TO HAVE IMPROPERLY COLLECTED OR USED INFORMATION THROUGH OUR ALEXA INTERNET SUBSIDIARY

     Our wholly-owned subsidiary, Alexa Internet, develops and distributes software that facilitates Web navigation. This software is the subject of two pending lawsuits and an informal information review by the US Federal Trade Commission.

     We and Alexa Internet have been named as defendants in two lawsuits alleging that Alexa Internet secretly intercepted electronic communications and other personal data with its computer software program and transmitted that information to third parties, including us. The lawsuits allege that we and Alexa Internet

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invaded the privacy of the users of the software and violated provisions of the
US Electronic Communications Privacy Act, the US Computer Fraud and Abuse Act, and the California Business and Professions Code. Both lawsuits seek to proceed as class actions. We have filed or plan to file answers denying the allegations of wrongdoing and asserting applicable defenses. If the plaintiff's were to prevail, we may be required to pay statutory, compensatory and punitive damages, as well as to disgorge gains and pay restitution of any money received as a result of conduct found to have been unlawful. We may also be made subject to court orders preventing us from engaging in certain business practices or requiring that we take certain corrective measures. Although we have denied the allegations of wrongdoing in the complaints, if either plaintiff were to prevail on some, or all of their claims, it could have a material adverse effect on us.

     We have also been advised that the Federal Trade Commission is conducting an informal inquiry into certain information practices by Alexa Internet. In order to determine whether Alexa Internet has engaged in unfair or deceptive acts, the FTC requested that Alexa Internet provide information about its practices and submit various materials and documents.

WE COULD BE LIABLE FOR UNLAWFUL OR FRAUDULENT ACTIVITIES BY USERS OF OUR AUCTION AND ZSHOPS SERVICES

     We may be unable to prevent users of our auction and zShops services from selling unlawful goods, or from selling goods in an unlawful manner. We may face civil or criminal liability for unlawful and fraudulent activities by our auction and zShops users. Any costs we incur as a result of liability relating to the sale of unlawful goods, the unlawful sale of goods, the fraudulent receipt of goods or the fraudulent collection of payments could harm our business.

     In running our auction and zShops services, we rely on sellers of goods to make accurate representations and provide reliable delivery and on buyers to pay the agreed purchase price. For our auction and zShops services, we do not take responsibility for delivery of payment or goods to any users of our services. While we can suspend or terminate the accounts of users of auctions or zShops who fail to fulfill their delivery obligations to other users, we cannot require users to make payments or deliver goods. We do not compensate users who believe they have been defrauded by other users except through our guarantee program. Under the guarantee program, fraudulent activities by our auction and zShops users, such as the fraudulent receipt of goods and the fraudulent collection of payments, may create liability for us. In addition, we are aware that governmental agencies are currently investigating the conduct of online auctions.

WE COULD BE LIABLE FOR BREACHES OF SECURITY ON OUR SITE AND FRAUDULENT ACTIVITIES OF USERS OF OUR AMAZON.COM PAYMENTS PROGRAM

     A fundamental requirement for electronic commerce is the secure transmission of confidential information over public networks. Although we have developed systems and processes to prevent fraudulent credit card transactions and other security breaches, failure to mitigate such fraud or breaches may impact our financial results.

     The law relating to the liability of providers of online payment services is currently unsettled. We guarantee payments made through Amazon.com Payments up to certain limits for both buyers and sellers, and we may be unable to prevent users of Amazon.com Payments from fraudulently receiving goods when payment may not be made to a seller or fraudulently collecting payments when goods may not be shipped to a buyer. Our liability risk will increase as we encourage or require sellers to use Amazon.com Payments. Any costs we incur as a result of liability because of our guarantee of payments made through Amazon.com Payments or otherwise could harm our business. In addition, the functionality of Amazon.com Payments depends on certain third-party vendors delivering services. If these vendors are unable or unwilling to provide services, Amazon.com Payments will not be viable (and our businesses that use Amazon.com Payments may not be viable).

WE COULD BE SUBJECT TO RISKS ASSOCIATED WITH INFORMATION POSTED ON OUR WEB SITE BY THIRD PARTIES

     Our Web site features customer reviews of the products we sell and customer ratings of sellers on our auctions site. Although these reviews and ratings are generated by customers and not by us, it is possible that a claim could be made against us for reviews and ratings posted on our site. If we become liable for information posted on our site by customers, we could be harmed and may be forced discontinue certain services.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR MAY BE ACCUSED OF INFRINGING INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

     We regard our patents, copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have applied for the registration of some of our trademarks and service marks in the United States and internationally. In addition, we have filed U.S. and international patent applications covering certain of our proprietary technology. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our products and services are made available online. The protection of our intellectual property may require the expenditure of significant financial and managerial resources.

     Third parties that license our proprietary rights, such as trademarks, patented technology or copyrighted material, may take actions that diminish the value of our proprietary rights or reputation. In addition, the steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, trade dress, patents and similar proprietary rights. Other parties may claim that we infringed their proprietary rights. We have been subject to claims, and expect to continue to be subject to legal proceedings and claims, regarding alleged infringement by our licensees and us of the trademarks and other intellectual property rights of third parties. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the imposition of damages that we must pay. We may need to obtain a license from third parties who allege that we have infringed their rights, but such license may not be available on terms acceptable to us, or at all.

WE MAY BE REQUIRED BY THE US SECURITIES AND EXCHANGE COMMISSION TO RECLASSIFY OUR REPORTING OF FULFILLMENT COSTS

     The US Securities and Exchange Commission is reviewing the financial statement classification of fulfillment costs and other items by a number of e-commerce companies, including Amazon.com. Amazon.com defines fulfillment costs as costs directly attributable to the operation of its distribution centers and customer service centers, and classifies these costs in marketing and sales expense. We estimate that fulfillment costs represented approximately 60% of marketing and sales expenses for the fourth quarter of 1999. The activities of our distribution centers consist of receiving, inspecting and warehousing inventories of product purchased from outside suppliers and picking, packaging and preparing customers' orders for shipment. The SEC has advised us that it may decide to require that certain distribution center costs be classified as costs of sales. In that event, we will reclassify any fulfillment costs as required and our gross margin would be correspondingly reduced. Any such reclassification would not materially impact our sales, operating profit or loss, net profit or loss, or cash flow.

WE CANNOT BE SURE THAT THE YEAR 2000 PROBLEM WILL NOT AFFECT OUR BUSINESS

     Thus far, we have had no significant problems related to year 2000 issues associated with the computer systems, software, other property and equipment we use. However, we cannot guarantee that the year 2000 problem will not adversely affect our business, operating results or financial condition at some point in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Implications."

RISKS RELATED TO THIS OFFERING

THE NOTES ARE SUBORDINATED

     The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of December 31, 1999, we had approximately $900.7 million of indebtedness that constituted senior indebtedness, including trade payables and other liabilities and excluding intercompany liabilities, as to which the notes are effectively subordinated. We may from time to time incur additional debt, including senior indebtedness. See "Description of Notes -- Subordination of Notes."

WE MAY BE UNABLE TO REDEEM THE NOTES UPON A FUNDAMENTAL CHANGE

     Upon a fundamental change of Amazon.com, you may require us to redeem all or a portion of your notes. If a fundamental change were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions that prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain a consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "fundamental change" is limited to transactions in which all or substantially all of our outstanding common stock is converted into consideration other than a common stock listed on a US national securities exchange or approved for quotation on the Nasdaq National Market and does not include other events that might harm our financial condition or business operations. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES

     Prior to the offering there has been no trading market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market-making activity by the underwriters will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

     We will apply to the Luxembourg Stock Exchange for listing of the notes. We cannot assure you, however, when the notes will be listed on the Luxembourg Stock Exchange, or at all. The delivery of the notes is not contingent on their admission to listing on any exchange. Therefore, we cannot give you any assurance as to the existence or liquidity of any trading market for the notes.

THE NOTES MAY NOT BE RATED OR MAY RECEIVE A LOWER RATING THAN ANTICIPATED

     We believe it is likely that one or more rating agencies may rate the notes. If one or more rating agencies assign the notes a rating lower than expected by investors, the market price of the notes and our common stock would be harmed.

THE PRICE OF OUR NOTES AND OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE SIGNIFICANTLY

     The trading price of our common stock fluctuates significantly. These fluctuations may harm the market price of the notes and the common stock into which the notes are convertible. For example, during the 52-week period ended February 4, 2000 (as adjusted for the 3-for-1 split of our common stock on January 4, 1999 and the 2-for-1 split of our common stock on September 1, 1999), the reported sale price of our common stock on the Nasdaq National Market was as high as $113 and as low as $42.13 per share. Trading prices of our common stock may fluctuate in response to a number of events and factors, such as:

     - quarterly variations in operating results,

     - announcements of innovations,

     - new products, services and strategic developments by us or our competitors, or business combinations and investments by us or our competitors,

     - changes in our operating expense levels or losses,

     - changes in financial estimates and recommendations by securities analysts,

     - performance by other online commerce companies, and

     - news reports relating to trends in the Internet, book, music, video, toys, electronics, home improvement products, software, auctions, consumer to consumer fixed price online markets, or other product or service industries.

     Any of these events may cause our stock price to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for Internet-related companies in particular have experienced significant volatility that often has been unrelated to such companies' operating performance. These broad market and industry fluctuations may adversely affect the trading price of our common stock regardless of our operating performance.

WE MAY BE ADVERSELY AFFECTED BY CHANGES IN THE VALUE OF THE EURO RELATIVE TO THE US DOLLAR, AND YOUR INVESTMENT IN THE NOTES MAY ALSO BE ADVERSELY AFFECTED BY CHANGES IN THAT RELATIVE VALUE

     Following the offering of the notes, a significant portion of our indebtedness will be denominated in euros. The majority of our revenues and expenses are denominated in US dollars, and the shares issuable upon conversion of the notes are US dollar-denominated securities. As a result, we are exposed to currency exchange risks with respect to both principal and interest payable on the notes. In addition, if the euro strengthens against the US dollar, the value of your conversion right may diminish, thereby adversely affecting the market value of your notes.

WE WILL HAVE BROAD DISCRETION OVER THE ALLOCATION OF PROCEEDS FROM THE OFFERING

     We expect to raise approximately E               ($          ) (assuming no
exercise of the underwriters' over-allotment option) after deducting the fee paid to the underwriters. We currently have no specific plans for a significant amount of our net proceeds from this offering. Consequently, we will have the discretion to allocate the net proceeds to uses that investors may not deem desirable. We may be unable to yield a significant return on any investments of the proceeds. We will invest substantially all of our proceeds from the offering in short-term, interest bearing investment-grade securities.

                                USE OF PROCEEDS

     The net proceeds from the offering are estimated to be approximately
E          ($          ) (assuming no exercise of the underwriters'
over-allotment option) after deducting the fee paid to the underwriters. We expect to use the net proceeds for general corporate purposes, including, without limitation, working capital to fund anticipated operating losses, the expansion of our core business, investments in new markets, expansion of our European operations and capital expenditures.

     Pending the foregoing uses, we will invest the net proceeds from the offering in short-term, interest bearing investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     The common stock is traded on the Nasdaq National Market under the symbol "AMZN." The following table sets forth the high and low sale prices for our common stock for the periods indicated, as reported by the Nasdaq National Market.

                                                               HIGH       LOW
                                                              -------    ------
Year ended December 31, 1997
  Second Quarter (from May 15)..............................  $  1.98    $ 1.31
  Third Quarter.............................................     4.81      1.51
  Fourth Quarter............................................     5.50      3.52
Year ended December 31, 1998
  First Quarter.............................................     7.35      4.15
  Second Quarter............................................    17.46      6.43
  Third Quarter.............................................    24.50     10.83
  Fourth Quarter............................................    60.31     13.33
Year ended December 31, 1999
  First Quarter.............................................    99.56     42.13
  Second Quarter............................................   110.63     44.88
  Third Quarter.............................................    85.00     41.00
  Fourth Quarter............................................   113.00     61.00
Year ended December 31, 2000
  First Quarter (through February 4)........................    89.56     58.44

     The prices in this table have been adjusted to reflect the 2-for-1 stock split effected on June 1, 1998, the 3-for-1 stock split effected on January 4, 1999, and the 2-for-1 stock split effected September 1, 1999.

     On February 4, 2000, the last reported bid price for our common stock as reported by the Nasdaq National Market was $78 1/2 and the last reported last sale price for our common stock as reported by the Nasdaq National Market was $78 9/16. On December 31, 1999, there were approximately 3,812 holders of record of our common stock.

     We have never paid cash dividends on our common stock. We currently intend to retain earnings, if any, for use in the operation and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our (i) actual cash and marketable securities and capitalization as of September 30, 1999 and (ii) cash and marketable securities and capitalization as adjusted for the offering (assuming the underwriters' over-allotment option is not exercised) and application of the gross proceeds therefrom and using the noon buying rate in New York City for cable transfers on February 4, 2000 to convert euros into dollars. The information in this table has been derived from and should be read in conjunction with our unaudited interim consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement.

                                                                 SEPTEMBER 30, 1999
                                                              ------------------------
                                                                                AS
                                                                ACTUAL       ADJUSTED
                                                              ----------    ----------
                                                                   (IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
Cash........................................................  $   43,149    $   43,149
                                                              ==========    ==========
Marketable securities.......................................  $  862,536    $1,448,136
                                                              ==========    ==========
Long-term debt:
  Senior Discount Notes due 2008............................  $  186,131    $  186,131
  Convertible Subordinated Notes due 2009...................   1,250,000     1,250,000
  Convertible Notes due 2010................................          --       585,600
  Other.....................................................      26,072        26,072
Stockholders' equity:
  Preferred stock, $.01 par value:
     Authorized shares -- 150,000,000
Issued and outstanding -- none..............................          --            --
  Common stock, $.01 par value:
     Authorized shares -- 1,500,000,000
     Issued and outstanding shares -- 339,234,525(1)........       3,393         3,393
  Additional paid-in capital................................   1,027,655     1,027,655
  Note receivable for common stock..........................      (1,171)       (1,171)
  Stock-based compensation..................................     (32,180)      (32,180)
  Accumulated other comprehensive loss......................     (18,957)      (18,957)
  Accumulated deficit.......................................    (558,815)     (558,815)
                                                              ----------    ----------
          Total stockholders' equity........................     419,925       419,925
                                                              ----------    ----------
Total capitalization........................................  $1,882,128    $2,467,728
                                                              ==========    ==========

------------
(1) Excludes 85.5 million shares of common stock issuable upon exercise of stock options outstanding as of September 30, 1999 at a weighted average exercise price of $25.40 per share, and 44.5 million additional shares of common stock reserved at such date for grant of future options under our stock option plans.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with our consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein. The statement of operations data for each of the three years in the period ended December 31, 1998, with the exception of the other operating data, are derived from our audited consolidated financial statements and are included elsewhere in this prospectus supplement. Certain amounts in the statement of operations data have been reclassified compared to the audited consolidated financial statements included in this prospectus supplement. The statement of operations data for the period from July 5, 1994 (inception) to December 31, 1994 and for the year ended December 31, 1995, with the exception of the other operating data, are derived from our audited financial statements, which are not included herein. The selected financial data for the nine-months ended September 30, 1998 and 1999, with the exception of the other operating data, are derived from our unaudited interim consolidated financial statements and are included elsewhere in this Prospectus Supplement, and include all adjustments that our management considers necessary for a fair presentation of the financial position at such date and the operations for the respective periods then ended. The historical results are not necessarily indicative of future results.

                                                FOR THE PERIOD
                                                 FROM JULY 5,
                                                     1994                                                   NINE-MONTHS ENDED
                                                  (INCEPTION)            YEARS ENDED DECEMBER 31,             SEPTEMBER 30,
                                                TO DECEMBER 31,   --------------------------------------   --------------------
                                                     1994         1995     1996       1997       1998        1998       1999
                                                ---------------   -----   -------   --------   ---------   --------   ---------
                                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales.....................................       $ --         $ 511   $15,746   $147,787   $ 609,819   $356,992   $ 963,797
Cost of sales.................................         --           409    12,287    118,969     476,155    276,680     760,998
                                                     ----         -----   -------   --------   ---------   --------   ---------
Gross profit..................................         --           102     3,459     28,818     133,664     80,312     202,799
Operating expenses:
  Marketing and sales.........................         --           200     6,081     40,077     132,654     84,325     233,222
  Product development.........................         38           171     2,377     13,384      46,424     29,168     102,298
  General and administrative..................         14            35     1,408      6,741      15,618     10,220      44,301
  Stock-based compensation....................         --            --        36      1,211       1,889      1,591      16,570
  Amortization of goodwill and intangibles....         --            --        --         --      42,599     22,258     132,394
  Merger and acquisition-related costs........         --            --        --         --       3,535      2,143       5,985
                                                     ----         -----   -------   --------   ---------   --------   ---------
        Total operating expenses..............         52           406     9,902     61,413     242,719    149,705     534,770
                                                     ----         -----   -------   --------   ---------   --------   ---------
Loss from operations..........................        (52)         (304)   (6,443)   (32,595)   (109,055)   (69,393)   (331,971)
Interest income...............................         --             1       202      1,901      14,053      9,790      36,479
Interest expense..............................         --            --        (5)      (326)    (26,639)   (18,017)    (66,424)
Other income..................................         --            --        --         --          --         --       2,037
                                                     ----         -----   -------   --------   ---------   --------   ---------
  Net interest income (expense) and other.....         --             1       197      1,575     (12,586)    (8,227)    (27,908)
                                                     ----         -----   -------   --------   ---------   --------   ---------
Loss before equity in losses of equity-method
  investees...................................         --          (303)   (6,246)   (31,020)   (121,641)   (77,620)   (359,879)
Equity in losses of equity-method investees...         --            --        --         --      (2,905)      (500)    (36,876)
                                                     ----         -----   -------   --------   ---------   --------   ---------
Net loss......................................       $(52)        $(303)  $(6,246)  $(31,020)  $(124,546)  $(78,120)  $(396,755)
                                                     ====         =====   =======   ========   =========   ========   =========
OTHER OPERATING DATA:
Net cash provided by (used in) operating
  activities..................................       $(24)        $(232)  $(2,010)  $    687   $  31,035   $ (7,663)  $(122,381)
Capital expenditures(1).......................         28            52     1,335     12,066      28,333     18,779     207,709
EBITDA(2).....................................        (47)         (284)   (5,945)   (25,898)    (52,094)   (38,000)   (157,304)
Deficiency of earnings available to cover
  fixed charges(3)............................        (52)         (303)   (6,246)   (31,020)   (121,641)   (77,620)   (359,879)

------------
(1) Capital expenditures include assets acquired under capital leases.

(2) EBITDA is provided because it is a commonly accepted financial indicator used by certain investors and analysts to analyze and compare companies on the basis of operating performance. EBITDA is presented to enhance the understanding of our operating results and is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating activities as determined using GAAP are also presented in Other Operating Data.

(3) Earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     Amazon.com seeks to be the world's most customer-centric company where customers can find and discover anything they may want to buy online. We intend to leverage our Internet platform to expand the range of products and services offered to our customers through internal development, business combinations and relationships with strategic partners. We also intend to continue to expand internationally through additional product and service offerings on our Amazon.co.uk and Amazon.de sites, the establishment of new Web sites focused on particular international markets, the entry into strategic relationships that enhance our international operations, and the continued sale of products from the US to international customers.

     To succeed in our strategy, we must invest heavily in marketing and promotion and in developing our product, technology and operating infrastructure, whether internally or through acquisitions or strategic investments. In addition, we pursue aggressive pricing programs that result in relatively low product gross margins. As a result, we believe we will continue to incur substantial operating losses. Although we expect our US books business to be profitable in the year 2000, we cannot predict, when, if ever, our newer businesses will be profitable. Gross margins attributable to new business areas may be lower than those associated with our existing business activities. In addition, we may be unable to accurately forecast inventory needs in new and existing product lines, resulting in additional inventory reserves that will negatively impact gross margin. In particular, we anticipate that the introduction of toys, electronics, home improvement products and software will result in continued lower overall gross margins in upcoming quarters.

     Net sales include the selling price of books, music, video, toys, electronics and other products we sold, net of returns and gift certificate discounts, and also include outbound shipping and handling charges. Net sales also include commissions from auctions and zShops transactions, which include placement fees, sales commissions, fees from payment service transactions, and advertising revenues under commercial agreements with our strategic partners.

     Gross profit is calculated as net sales less the cost of sales, which consists principally of the cost of merchandise sold to customers and inbound and outbound shipping costs.

     Marketing and sales expenses consist primarily of fulfillment costs, advertising, public relations and promotional expenditures, and all payroll and related expenses for personnel engaged in marketing, selling and fulfillment activities. Fulfillment costs include the cost of operating and staffing distribution and customer service centers. We estimate that fulfillment costs represented approximately 60% of marketing and sales expenses for the fourth quarter of 1999. The Securities and Exchange Commission is reviewing the financial statement classification of fulfillment costs and other items by a number of e-commerce companies, including Amazon.com. Amazon.com defines fulfillment costs as costs directly attributable to the operation of its distribution centers and customer service centers, and classifies these costs in marketing and sales expense. The activities of our distribution centers consist of receiving, inspecting and warehousing inventories of product purchased from outside suppliers and picking, packaging and preparing customers' orders for shipment. The SEC has advised us that it may decide to require that certain distribution center costs be classified as costs of sales. In that case, we will reclassify any fulfillment costs as required and our gross margin would be correspondingly affected. Any such reclassification would not materially impact our sales, operating profit or loss, net profit or loss, or cash flow.

     Product development expenses consist principally of payroll and related expenses for development, editorial, systems and telecommunications operations personnel and consultants, systems and telecommunications infrastructure and costs of acquired content.

     General and administrative expenses consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees and other general corporate expenses.

     Amortization of goodwill and other purchased intangibles represents amortization charges associated with goodwill recorded in acquisitions we made, as well as amortization of other intangible assets identified in these acquisitions.

     Equity in losses of equity-method investees includes our share of the losses of other companies in which we have investments that give us significant influence over the investee.

     Certain items, including amortization of goodwill and other intangibles, as well as equity in losses of equity-method investees and stock based compensation, have been reclassified compared to the audited consolidated financial statements for December 31, 1998 and the three years then ended included in this prospectus supplement and compared to the unaudited interim consolidated financial statements for September 30, 1999 and the three months and nine months ended, which are incorporated by reference in the accompanying prospectus.

RECENT OPERATING RESULTS

     Net sales for the quarter ended December 31, 1999 were $676 million, an increase of 90% over the quarter ended September 30, 1999 and 167% over net sales for fourth quarter of 1998, which totaled $253 million.

     Fourth quarter 1999 net sales highlights included:

     - US based book sales totaled $317 million in the fourth quarter, a 66% increase over the fourth quarter of 1998.

     - US based music sales totaled $78 million, a 136% increase over the fourth quarter of 1998. Fourth quarter 1999 US based DVD/Video sales totaled $64 million, a more than 500% increase over the fourth quarter of 1998. DVD sales accounted for more than half of this total.

     - Combined sales from our Web sites targeted at the UK and German markets totaled $71 million, a 360% increase from the fourth quarter of 1998.

     Growth in net sales reflects a significant increase in units sold due to the growth of our customer base, repeat purchases from our existing customers and the launch of additional product lines, including toys, electronics, home improvement products and software. The increase is also attributable to the expansion of our international operations and the fact that the fourth quarter includes the holiday season, during which sales are generally higher than at other times of the year.

     Gross profit increased in absolute dollars, from $70 million in the quarter ended September 30, 1999 to $88 million in the quarter ended December 31, 1999, reflecting our increased sales volume. However, the gross margin percentage in the fourth quarter decreased as compared to the third quarter from 19.8% to 13.0%. This decrease was largely due to inventory-related charges, higher shipping costs and increased redemption of promotional gift certificates, which are netted against revenue.

     Operating expenses, excluding amortization of goodwill and intangibles and merger and acquisition related costs, increased from $161.5 million for the quarter ended September 30, 1999 to $277.2 million for the quarter ended December 31, 1999. This increase reflects our increased sales volume, as well as increased sales and marketing expenditures related primarily to higher fulfillment costs, particularly those associated with newer product lines.

     The loss from operations and the net loss for the quarter ended December 31, 1999 were $273.8 million and $323.2 million, respectively. The pro forma loss from operations for the quarter ended December 31, 1999, which excludes amortization of goodwill and other intangibles, stock-based compensation and merger, acquisition and investment-related costs, was $175.3 million. The pro forma net loss for the quarter ended December 31, 1999, which excludes the above items as well as equity in losses of equity-method investees, was $184.9 million. The shares used in the computation of basic and diluted loss per share were 338.4 million, resulting in a basic and diluted loss per share of $0.96 and a pro forma basic and diluted loss per share of $0.55 for the quarter ended December 31, 1999.

     At December 31, 1999, our cash balance was $117.0 million. Marketable securities, which include highly liquid investments with maturities of three months or less, were $589.2 million.

     Net cash provided by operating activities of $31.5 million for the quarter ended December 31, 1999 was primarily attributable to increases in accounts payable, other liabilities and accrued expenses and noncash expenses, offset by the net loss and increases in inventories and prepaid expenses and other. During the quarter ended December 31, 1999, we used $105.2 million in cash for capital expenditures in connection with the continued expansion of our distribution center network, and an additional $146.8 million for investments in other companies.

RESULTS OF OPERATIONS

     QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 1999

Net Sales

                        THREE MONTHS ENDED                    NINE MONTHS ENDED
                          SEPTEMBER 30,                         SEPTEMBER 30,
                       --------------------                  --------------------
                         1999        1998      % CHANGE        1999        1998      % CHANGE
                       --------    --------    --------      --------    --------    --------
                          (IN THOUSANDS)                        (IN THOUSANDS)
Net sales............  $355,777    $153,648      132%        $963,797    $356,992      170%

     Growth in net sales reflects a significant increase in units sold due to the growth of our customer base, repeat purchases from existing customers, and new product offerings including music and video product offerings in the second half of 1998 and toys and electronics in July 1999.

     At September 30, 1999, our cumulative customer accounts, inclusive of accounts with Amazon.com Auctions, reached 13.1 million, compared with 10.7 million at June 30, 1999, and 6.2 million and 4.5 million at December 31, and September 30, 1998, respectively.

     Net foreign sales, including domestic export and foreign-domicile sales, represented 24.5% and 20.1% of net sales for the quarters ended September 30, 1999 and 1998, and 23.7% and 20.6% of net sales for the nine-month periods ended September 30, 1999 and 1998, respectively. We launched Amazon.co.uk and Amazon.de, sites that target the UK and German markets, respectively, in the fourth quarter of 1998.

Gross Profit

                              THREE MONTHS ENDED                 NINE MONTHS ENDED
                                SEPTEMBER 30,                      SEPTEMBER 30,
                             --------------------              ---------------------
                              1999         1998     % CHANGE     1999         1998     % CHANGE
                             -------      -------   --------   --------      -------   --------
                                (IN THOUSANDS)                    (IN THOUSANDS)
Gross profit...............  $70,477      $34,825     102%     $202,799      $80,312     153%
Gross margin...............     19.8%        22.7%                 21.0%        22.5%

     For the three and nine month periods ended September 30, 1999, gross profit increased in absolute dollars over the same periods in 1998, primarily reflecting our increased sales volume. Gross margin percentages declined over the same periods due primarily to the introduction of newer product lines such as music, video, toys and electronics, as well as inventory reserves taken in the third quarter of 1999 due to large inventory purchases in advance of holiday sales. Gross profit was also impacted by our 50% discount on every book on the New York Times bestseller list. Offsetting these declines in gross margin was the effect of improved product sourcing.

     We anticipate a negative impact on shipping margins during the fourth quarter of 1999 resulting primarily from complimentary upgrades and increased split-shipments in order to ensure timely delivery for the holidays. Split shipments may also increase due to recent openings of distribution centers that may not be fully optimized thereby necessitating partial shipments from two or more locations.

     We believe that offering our customers attractive prices is an essential component of its business strategy. Accordingly, in addition to the 50% discount on every book on the New York Times bestseller list, we continue to offer up to 40% off on hundreds of thousands of other titles. We may in the future expand or increase the discounts we offer to our customers and may otherwise alter our pricing structure and policies.

Marketing and Sales

                              THREE MONTHS ENDED                 NINE MONTHS ENDED
                                SEPTEMBER 30,                      SEPTEMBER 30,
                             --------------------              ---------------------
                              1999         1998     % CHANGE     1999         1998     % CHANGE
                             -------      -------   --------   --------      -------   --------
                                (IN THOUSANDS)                    (IN THOUSANDS)
Marketing and sales........  $86,555      $37,454     131%     $233,222      $84,325     177%
Percentage of sales........     24.3%        24.4%                 24.2%        23.6%

     Marketing and sales expenses increased during the quarter and nine-month periods ended September 30, 1999 due to several factors including the opening of new distribution and customer service centers, increases in our advertising and promotional expenditures, increases in payroll and related costs associated with fulfilling customer demand, costs associated with new product offerings, and increases in credit card merchant fees resulting from higher sales.

     We intend to continue pursuing our branding and marketing campaign and plans to significantly increase marketing spending in the fourth quarter of 1999 in relation to third-quarter spending levels. Additionally, we will incur significant incremental fulfillment costs relating to the implementation of its announced distribution center expansion plan, as well as incremental fulfillment costs associated with any increases in sales volumes. As a result, we continue to expect marketing and sales expenses to increase significantly.

Product Development

                              THREE MONTHS ENDED                 NINE MONTHS ENDED
                                SEPTEMBER 30,                      SEPTEMBER 30,
                             --------------------              ---------------------
                              1999         1998     % CHANGE     1999         1998     % CHANGE
                             -------      -------   --------   --------      -------   --------
                                (IN THOUSANDS)                    (IN THOUSANDS)
Product development........  $44,608      $13,227     237%     $102,298      $29,168     251%
Percentage of sales........     12.5%         8.6%                 10.6%         8.2%

     The increase in product development expenses was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of our Web sites and transaction-processing systems, as well as increased investment in systems and telecommunications infrastructure and new product offerings. Product development costs are generally expensed as incurred, except for certain costs relating to the development of internal-use software that are capitalized and depreciated over estimated useful lives. We believe that continued investment in product development is critical to attaining our strategic objectives. In addition to ongoing investments in its Web stores and infrastructure, we intend to increase investments in product, service and international expansion. As a result, we expect product development expenses to increase significantly.

General and Administrative

                               THREE MONTHS                      NINE MONTHS
                                   ENDED                            ENDED
                               SEPTEMBER 30,                    SEPTEMBER 30,
                             -----------------                ------------------
                              1999       1998     % CHANGE     1999       1998      % CHANGE
                             -------    ------    --------    -------    -------    --------
                              (IN THOUSANDS)                    (IN THOUSANDS)
General and
  administrative...........  $18,512    $4,951      274%      $44,301    $10,220      333%
Percentage of sales........      5.2%      3.2%                   4.6%       2.9%

     Increases in general and administrative costs are largely attributable to increased payroll-related and infrastructure costs associated with our expansion efforts, legal and other professional fees, and recruiting costs. We expect general and administrative costs to continue to increase commensurate with our expansion plans.

Stock-Based Compensation

                                                          THREE MONTHS          NINE MONTHS
                                                              ENDED                ENDED
                                                          SEPTEMBER 30,        SEPTEMBER 30,
                                                        -----------------    -----------------
                                                         1999       1998      1999       1998
                                                        -------    ------    -------    ------
                                                         (IN THOUSANDS)       (IN THOUSANDS)
Stock-based compensation..............................  $11,789    $1,214    $16,570    $1,591

     Stock-based compensation is comprised of the portion of acquisition related consideration conditioned on the continued tenure of key employees, which must be classified as compensation expense rather than as a component of purchase price under generally accepted accounting principles. Stock-based compensation also includes stock-based charges such as option-related deferred compensation recorded at our initial public offering, as well as certain other compensation and severance arrangements. The increase in stock-based compensation results primarily from 1999 acquisition activity. Stock-based compensation for the three-month and nine-month periods ended September 30, 1998 relates primarily to option related deferred compensation recorded at the time of our initial public offering.

Amortization of Goodwill and Other Intangibles

                                                        THREE MONTHS
                                                           ENDED            NINE MONTHS ENDED
                                                       SEPTEMBER 30,          SEPTEMBER 30,
                                                     ------------------    -------------------
                                                      1999       1998        1999       1998
                                                     -------    -------    --------    -------
                                                       (IN THOUSANDS)        (IN THOUSANDS)
Amortization of goodwill and other intangibles.....  $74,343    $17,043    $132,394    $22,258

     Increases in amortization charges primarily resulted from the amortization of goodwill and other intangibles recorded at the time of our acquisitions of Exchange.com, Alexa Internet and Accept.com. It is likely that we will continue to expand our business through acquisitions which would cause amortization of goodwill and other intangibles to increase.

Interest Income and Expense

                            THREE MONTHS
                                ENDED                        NINE MONTHS ENDED
                            SEPTEMBER 30,                      SEPTEMBER 30,
                         -------------------                --------------------
                           1999       1998      % CHANGE      1999        1998      % CHANGE
                         --------    -------    --------    --------    --------    --------
                           (IN THOUSANDS)                      (IN THOUSANDS)
Interest income........  $ 12,699    $ 4,755      167%      $ 36,479    $  9,790      273%
Interest expense.......   (21,470)    (8,419)     155%       (66,424)    (18,017)     269%

     Interest income on cash and marketable securities increased due to higher balances resulting from our financing activities, principally the February 1999 issuance of $1.25 billion aggregate principal amount of 4 3/4% Convertible Subordinated Notes due 2009, or the Convertible Notes. Interest expense for the quarter and nine-month period ended September 30, 1999 consisted primarily of interest on the Convertible Notes and the 10% Senior Discount Notes due 2003, or the Senior Discount Notes, the amortization of deferred charges and interest on asset acquisitions financed through loans and capital leases.

Other Income, net

                                                              THREE MONTHS      NINE MONTHS
                                                                 ENDED             ENDED
                                                             SEPTEMBER 30,     SEPTEMBER 30,
                                                             --------------    --------------
                                                              1999     1998     1999     1998
                                                             ------    ----    ------    ----
                                                             (IN THOUSANDS)    (IN THOUSANDS)
Other income, net..........................................  $2,159     $--    $2,037     $--

     Other income is comprised of net gains and losses on sales of marketable securities, fixed assets and other miscellaneous items. For the three and nine-month periods ended September 30, 1999 other income, net was primarily related to the disposition of an investment security. No comparable activity was recorded in the respective periods of the prior year.

Equity in Losses of Equity-Method Investees

                                                            THREE MONTHS        NINE MONTHS
                                                                ENDED              ENDED
                                                            SEPTEMBER 30,      SEPTEMBER 30,
                                                           ---------------    ---------------
                                                            1999      1998     1999      1998
                                                           -------    ----    -------    ----
                                                           (IN THOUSANDS)     (IN THOUSANDS)
Equity in losses of equity-method investees..............  $23,359    $500    $36,876    $500

     Equity in losses of equity-method investees increased from 1998 to 1999 due to additional equity-method investments we made, as well as a higher level of losses reported by the companies in which we have equity-method investments. We have made substantial investments in companies that are accounted for under the equity method and anticipate making additional such investments in the future. Many of these companies are in the early stage of their operations and are incurring net losses. Therefore, we expect to continue to record losses on our equity-method investments.

Income Taxes

     We have not generated any taxable income to date and therefore have not paid any federal income taxes since inception. Utilization of our net operating loss carryforwards, which begin to expire in 2011, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to uncertainties regarding realizability of the deferred tax assets, we have provided a valuation allowance on the deferred tax asset in an amount necessary to reduce the net deferred tax asset to zero.

Pro Forma Results of Operations

     Pro forma information regarding our results, excluding amortization of goodwill and other intangibles, stock-based compensation and merger, acquisition and investment-related costs discussed above are presented for informational purposes and are not presented in accordance with generally accepted accounting principles.

                                                  THREE MONTHS ENDED       NINE MONTHS ENDED
                                                    SEPTEMBER 30,            SEPTEMBER 30,
                                                 --------------------    ---------------------
                                                   1999        1998        1999         1998
                                                 --------    --------    ---------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma loss from operations, excluding
  amortization of goodwill and other
  intangibles, stock-based compensation costs
  and merger, acquisition and
  investment-related costs.....................  $(79,198)   $(20,807)   $(177,022)   $(43,401)
                                                 ========    ========    =========    ========
Pro forma net loss, excluding amortization of
  goodwill and other intangibles, equity in
  losses of equity-method investees,
  stock-based compensation costs and merger,
  acquisition and investment-related costs.....  $(85,810)   $(24,471)   $(204,930)   $(51,628)
                                                 ========    ========    =========    ========
Pro forma basic and diluted loss per share,
  excluding amortization of goodwill and other
  intangibles, equity in losses of
  equity-method investees, stock-based
  compensation costs and merger, acquisition
  and investment-related costs.................  $   (.26)   $   (.08)   $    (.63)   $   (.18)
                                                 ========    ========    =========    ========
Shares used in computation of pro forma basic
  and diluted loss per share...................   332,488     301,405      323,064     292,206
                                                 ========    ========    =========    ========

  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

Net Sales

                        YEAR ENDED                  YEAR ENDED                  YEAR ENDED
                       DECEMBER 31,                DECEMBER 31,                DECEMBER 31,
                           1998        % CHANGE        1997        % CHANGE        1996
                       ------------    --------    ------------    --------    ------------
                                                  (IN THOUSANDS)
Net sales............  $    609,819      313%      $    147,787      839%      $     15,746

     Growth in net sales in 1998 and 1997 reflects a significant increase in units sold due to the growth of our customer base and repeat purchases from our existing customers. We had approximately 6.2 million and 1.5 million cumulative customer accounts as of December 31, 1998 and 1997, respectively. Repeat customer orders accounted for over 60% of orders placed on the Amazon.com Web site during the fiscal year ended December 31, 1998. Additionally, the increase in net sales in 1998 was partially due to the opening of the music store in June 1998, the launch of the Web sites that target customers in the UK and German markets in October 1998 and the opening of the video store in November 1998.

     International sales, including export sales from the United States, represented approximately 20%, 25% and 33% of net sales for the years ended December 31, 1998, 1997 and 1996, respectively.

Gross Profit

                        YEAR ENDED                  YEAR ENDED                  YEAR ENDED
                       DECEMBER 31,                DECEMBER 31,                DECEMBER 31,
                           1998        % CHANGE        1997        % CHANGE        1996
                       ------------    --------    ------------    --------    ------------
                                                  (IN THOUSANDS)
Gross profit.........  $    133,664      364%      $     28,818      733%      $      3,459
Gross margin.........          21.9%                       19.5%                       22.0%

     Gross profit increased in 1998 and 1997 in absolute dollars, reflecting our increased sales volume. Gross margin increased in 1998 as a result of improvements in product costs through improved supply chain management, including increased direct purchasing from publishers, which together more than offset the impact of aggressive product pricing and lower music and video margins. Gross margin decreased in 1997 due to a combination of lower prices and lower overall shipping margins, partially offset by improvements in product cost.

     During this period, we offered everyday discounts of up to 40% on hundreds of thousands of titles and certain "special value" editions discounted up to 85%.

     Gross margins attributable to new business areas may be lower than those associated with our existing business activities. In particular, in June 1998, we launched our new music store and in November 1998 launched a video store. Music and video gross margins are lower than book gross margins. To the extent music and video become a larger portion of our product mix, we expect those categories to have a proportionate impact on overall product gross margin.

Marketing and Sales

                                YEAR ENDED                YEAR ENDED                YEAR ENDED
                               DECEMBER 31,              DECEMBER 31,              DECEMBER 31,
                                   1998       % CHANGE       1997       % CHANGE       1996
                               ------------   --------   ------------   --------   ------------
                                                        (IN THOUSANDS)
Marketing and sales..........    $132,654       231%       $40,077        559%        $6,081
Percentage of net sales......        21.8%                    27.1%                     38.6%

     Marketing and sales expenses increased in 1998 and 1997 primarily due to increases in our advertising and promotional expenditures, increased payroll and related costs associated with fulfilling customer demand and increased credit card fees resulting from higher sales. The increase in 1998 was also attributable to the entry into music and video sales and the launch of Web sites that target customers in the UK and German markets. Marketing and sales expenses decreased as a percentage of net sales due to the significant increase in net sales.

Product Development

                                YEAR ENDED                YEAR ENDED                YEAR ENDED
                               DECEMBER 31,              DECEMBER 31,              DECEMBER 31,
                                   1998       % CHANGE       1997       % CHANGE       1996
                               ------------   --------   ------------   --------   ------------
                                                        (IN THOUSANDS)
Product development..........    $46,424        247%       $13,384        463%        $2,377
Percentage of net sales......        7.6%                      9.1%                     15.1%

     The increases in product development expenses in 1998 and 1997 were primarily attributable to increased staffing and associated costs related to continual feature content and functionality enhancements to our Web sites and transaction-processing systems, as well as increased investment in systems and telecommunications infrastructure. Such increases in 1998 included investments associated with the entry into music and video sales, the launch of an enhanced holiday gift store, new Web sites that target customers in the UK and German markets and operating expenses associated with the acquired entities. Product development expenses decreased as a percentage of net sales due to the significant increase in net sales. To date, product development costs have been expensed as incurred.

General and Administrative

                                YEAR ENDED                YEAR ENDED                YEAR ENDED
                               DECEMBER 31,              DECEMBER 31,              DECEMBER 31,
                                   1998       % CHANGE       1997       % CHANGE       1996
                               ------------   --------   ------------   --------   ------------
                                                        (IN THOUSANDS)
General and administrative...    $15,618        132%        $6,741        379%        $1,408
Percentage of net sales......        2.6%                      4.6%                      8.9%

     The 1998 and 1997 increases in general and administrative expenses were primarily a result of increased salaries and related expenses associated with the hiring of additional personnel and legal and other professional fees related to our growth. In 1998, we incurred additional expenses associated with the acquired entities and the related international expansion and expanded activities. Beginning in 1997, general and administrative costs have included costs attributable to being a public company. General and administrative expenses decreased as a percentage of net sales due to the significant increase in net sales.

Amortization of Goodwill and Other Intangibles

     Amortization of goodwill and other intangibles was approximately $42.6 million or 7.0% of net sales in 1998. Such amortization relates to goodwill and other intangibles recorded in connection with our April 1998 acquisitions of three Internet companies and our August 1998 acquisition of Junglee. These acquisitions were accounted for under the purchase method of accounting. We anticipate that future amortization of goodwill and other intangibles associated with our 1998 acquisitions will continue to be amortized on a straight line basis over lives of up to approximately three years, and will amount to approximately $22 million per quarter until March 2000 and approximately $15 million per quarter thereafter until the related goodwill and other intangibles are fully amortized. It is likely that we will continue to expand our business through acquisitions and internal development. Any additional acquisitions or impairment of goodwill and other purchased intangibles could result in additional goodwill, other intangibles and merger and acquisition related costs.

Interest Income and Expense

                                YEAR ENDED                YEAR ENDED                YEAR ENDED
                               DECEMBER 31,              DECEMBER 31,              DECEMBER 31,
                                   1998       % CHANGE       1997       % CHANGE       1996
                               ------------   --------   ------------   --------   ------------
                                                        (IN THOUSANDS)
Interest income..............    $ 14,053       639%      $    1,901      841%         $202
Interest expense.............     (26,639)      N/M             (326)     N/M            (5)

     Interest income on cash and marketable securities increased in 1998 due to higher investment balances resulting from the proceeds from the Senior Discount Notes issued in May 1998, and in 1997 due to higher investment balances resulting from the proceeds of our initial public offering in May 1997. Interest expense in 1998 includes interest and amortization of deferred charges related to the Senior Discount Notes.

     Interest expense in 1998 and 1997 consists of interest and amortization of deferred charges related to our $75 million three-year senior secured term loan, or the Senior Loan, entered into in December 1997, as well as asset acquisitions financed through loans and capital leases. In 1998, interest expense also includes the write-off of $2.0 million of unamortized loan fees following prepayment of the Senior Loan in May 1998.

     We expect interest expense to increase in the future as a result of the Senior Discount Notes, the Convertible Notes and potentially increased financing of asset acquisitions through loans and capital leases. We also expect interest income to increase because of higher cash balances resulting from the net proceeds of the Convertible Notes.

Income Taxes

     We did not provide any current or deferred U.S. federal, state or foreign income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. Utilization of our net operating loss carryforwards, which begin to expire in 2011, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

Pro Forma Information

     In April 1998, we acquired all of the outstanding capital stock of three Internet companies. Each of the acquisitions was accounted for under the purchase method of accounting. The aggregate purchase price of the three acquisitions, plus related charges, was approximately $55 million. The consideration for the acquisitions was comprised of common stock and cash. We issued an aggregate of approximately 3.2 million shares of common stock to affect the transactions. We are amortizing the goodwill resulting from the acquisitions on a straight-line basis over approximately two years.

     In August 1998, we acquired all of the outstanding capital stock of Junglee. We issued approximately 4.7 million shares of common stock and assumed all outstanding options and warrants in connection with the acquisition of Junglee. The Junglee acquisition was accounted for under the purchase method of accounting, with substantially all of the approximately $180 million purchase price allocated to goodwill and other purchased intangibles. The goodwill and substantially all other purchased intangible assets are being amortized on a straight-line basis over lives averaging approximately three years.

     In August 1998, we exchanged common stock and options for all of the outstanding capital stock of PlanetAll. We issued approximately 2.4 million shares of common stock and assumed all outstanding options in connection with the merger. The PlanetAll merger was accounted for as a pooling of interests and, as a result, our consolidated financial statements have been restated for all periods presented.

     Pro forma information regarding our results, excluding approximately $50.9 million of amortization of goodwill and other intangibles, equity in losses of equity method investees, stock-based compensation and merger, acquisition and investment-related costs, was as follows for the year ended December 31, 1998.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
Pro forma loss from operations..............................     $(61,032)
Pro forma net loss..........................................     $(73,618)
Pro forma basic and diluted loss per share..................     $  (0.25)
Shares used in computation of basic and diluted loss per
  share.....................................................      296,344

     The pro forma results for the year ended December 31, 1998 are presented for informational purposes only and are not prepared in accordance with generally accepted accounting principles.

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 1999, our principal sources of liquidity consisted of $43.1 million of cash and $862.5 million of marketable securities compared to $25.6 million of cash and $347.9 million of marketable securities at December 31, 1998.

     Net cash used in operating activities was $122.4 million and $7.7 million for the nine-month periods ended September 30, 1999 and 1998, respectively. Net operating cash flows were primarily attributable to quarterly net losses and increases in inventories and prepaid expenses and other, partially offset by non-cash charges for depreciation and amortization and merger and acquisition related costs, as well as increases in accounts payable, accrued advertising and interest payable. Net cash provided by operating activities of $31.0 million and $687,000 for the years ended December 31, 1998 and 1997, respectively, was primarily attributable to increases in accounts payable, other liabilities and accrued expenses, accrued advertising and non-cash expenses, largely offset by the net loss and increases in inventories and prepaid expenses and other.

     Net cash used in investing activities was $938.0 million and $231.1 million for the nine-month periods ended September 30, 1999 and 1998, respectively, and consisted of net purchases of marketable securities, purchases of fixed assets primarily for distribution center expansion, and cash paid for acquisitions and equity investments. Cash available for investment purposes increased substantially in 1999 as a result of the issuance of the Convertible Notes. Net cash used in investing activities was $261.8 million for the year ended December 31, 1998 and consisted of net purchases of marketable securities, purchases of fixed assets, and acquisitions, dispositions and investments in businesses. For the year ended December 31, 1997, net cash used in investing activities was $125.7 million and consisted of net purchases of marketable securities and purchases of fixed assets.

     Net cash provided by financing activities of $1.1 billion for the nine-month period ended September 30, 1999 resulted from proceeds relating to the issuance of the Convertible Notes, net of financing costs, and proceeds from issuance of capital stock and exercises of stock options, offset by cash payments of $184.7 million on long-term debt including $182.5 million for repurchases of the Senior Discount Notes. Net cash provided by financing activities of $254.5 million for the year ended December 31, 1998 resulted from net proceeds of approximately $318.2 million from the Senior Discount Notes offering, net proceeds of approximately $8.4 million from PlanetAll's issuance of capital stock, and proceeds from the exercise of stock options of $6.0 million, partially offset by the repayment of a senior loan. Net cash provided by financing activities of $126.0 million for the year ended December 31, 1997 resulted primarily from net proceeds from a senior loan, the Company's initial public offering and PlanetAll's issuance of capital stock.

     As of September 30, 1999, our principal commitments consisted of obligations outstanding under our Convertible Notes, including interest payments, and Senior Discount Notes, obligations in connection with the acquisition of fixed assets and leases, and commitments for advertising and promotional arrangements. Expansion of our distribution center network has and will require us to continue to commit to lease obligations, stock inventories, and purchase fixed assets and install leasehold improvements. Failure to achieve favorable financing for asset acquisitions could negatively impact our cash flows. In addition, our plans to continue to increase our merchandise inventory in order to provide broader product offerings and better availability to customers and to support the recently introduced toys, electronics, home improvement and software product lines. Geographic expansion and continued acquisitions and investments will also require future capital expenditures.

     We believe that, the proceeds of this offering, together with current cash and marketable securities balances will be sufficient to meet our anticipated operating cash needs for at least the next 12 months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. If current cash, marketable securities and cash that may be generated from operations are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a line of credit. Upon completion of this offering, assuming no exercise of the underwriter's over-allotment option, our universal shelf registration statement will permit us, from time to time, to offer and sell various types of securities, up to a total value of approximately $1.41 billion. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. In addition, we will periodically consider the acquisition of or investment in complementary businesses, products, services and technologies, and the repurchase and retirement of debt, which might impact our liquidity requirements or cause us to issue additional equity or debt securities. We cannot be sure that financing will be available in amounts or on terms acceptable to us, if at all.

YEAR 2000 IMPLICATIONS

     Many currently installed computer systems, software programs, and embedded data chips are programmed using a 2-digit date field and are therefore unable to distinguish dates beyond the 20th century. A failure to identify and correct any mission-critical internal or third party year 2000 processing problem could have a material adverse operational or financial consequence to us.

     We established a Year 2000 Project Team that, together with external consultants, developed a process for addressing the year 2000 issue including performing an inventory, an assessment, remediation procedures (to the extent necessary) and testing procedures of all mission-critical information systems and equipment and machinery that contain embedded technology, as well as obtaining assurances from all mission-critical third parties as to their own year 2000 preparedness. As of the date of this prospectus supplement, all of our mission-critical systems have been successfully tested for year 2000 compliance and we have not experienced any significant year 2000 problems with our own mission-critical systems or any mission-critical third parties. Although we have not experienced any significant year 2000 problems to date, we plan to continue to monitor the situation closely.

     We cannot be sure that will be completely successful in its efforts to address the year 2000 issue or that problems arising from the year 2000 issue will not cause a material adverse effect on our operating results or financial condition. We believe, however, that our most reasonably likely worst-case scenario would relate to problems with the systems of third parties rather than with our internal systems. We are limited in our efforts to address the year 2000 issue as it relates to third parties and rely solely on the assurances of these third parties as to their year 2000 preparedness.

     As part of our broader contingency planning, we also developed business continuity plans to address each critical process and activity that we believe would cause a significant disruption to operations if not functional for 24 hours. Despite these efforts, we cannot guarantee that the contingency plan will adequately address all circumstances that may disrupt operations or that such planning will prevent circumstances that may cause a material adverse effect on our operating results or financial condition.

                                  THE COMPANY

GENERAL

     Amazon.com is the world's leading online retailer. Amazon.com directly offers for sale millions of distinct items in categories such as books, music, toys, electronics, videos, DVDs, home improvement products, software and video games. Through our marketplace services such as Amazon.com Auctions, zShops and sothebys.amazon.com, we have created Web-based marketplaces where buyers and sellers can enter into transactions with respect to a wide range of products. Amazon.com has also invested in and developed strategic commercial relationships with a number of selected e-commerce companies. Amazon.com offers its customers a superior shopping experience by providing high value through selection, convenience, ease of use, product information and an intense focus on customer service. Amazon.com is a proven technology leader, having developed electronic commerce innovations such as 1-Click technology, personalized shopping services, easy-to-use search and browse features, secure payment protections and wireless access to the Amazon.com site. In 1999, Amazon.com significantly expanded its distribution capabilities worldwide with the addition of eight new distribution centers comprising approximately four million square feet of warehouse and distribution space. These new facilities increase our control over the distribution process and facilitate our ability to deliver merchandise to customers on a reliable and timely basis.

     Amazon.com has served over 17 million customer accounts in over 150 countries. In addition to our US Web site, we currently have two internationally focused Web sites located at www.amazon.co.uk and www.amazon.de. Each of Amazon.co.uk and Amazon.de was ranked the number one e-commerce site and the number 10 most visited site overall in the UK and Germany, respectively, according to the Media Metrix ratings for Europe released in January 2000. Both of these sites were launched in October 1998, and currently have product and service offerings consisting of books, music, auctions and zShops. These international sites have the same look, feel and functionality as the US Web site, including 1-Click technology, personalized recommendations and product reviews, but offer content, products and services tailored to the local market. The Amazon.de Web site is presented in the German language. In the fourth quarter of 1999, combined sales from these sites totaled $71 million, a 360% increase from the fourth quarter of 1998. We currently have distribution centers and customer service centers in the UK and Germany.

BUSINESS STRATEGY

     Amazon.com seeks to be the world's most customer-centric company where customers can find and discover anything they may want to buy online. We intend to leverage our Internet platform to expand the range of products and services offered to our customers. This platform consists of strong brand recognition, a large and growing group of customers, innovative technology, extensive and sophisticated distribution capabilities and significant e-commerce expertise. Amazon.com believes that this platform allows us to launch new e-commerce businesses quickly, with a high quality of customer experience, economical incremental cost and good prospects for success. We also believe that this platform allows us to expand the range of products and services offered to our customers through relationships with strategic partners on terms that are attractive to our customers, our strategic partners and us.

     We intend to continue expanding internationally by increasing the product and service offerings on Amazon.co.uk and Amazon.de, establishing new Web sites focused on particular international markets, entering into strategic relationships that enhance our international operations and continuing the sale of products from the US to international customers. We believe that there are significant e-commerce opportunities outside of the US and that Amazon.com is well-positioned to be a global e-commerce leader given the platform we have created in the US and our experience in international markets to date.

PRODUCTS AND SERVICES

     Since our inception in July 1995, we have rapidly expanded our product and service offerings and intend to continue to do so. Some of our product and service offerings and their related launch dates are set forth below:

  US PRODUCTS AND                     INTERNATIONAL PRODUCTS
MARKETPLACE SERVICES   LAUNCH DATE   AND MARKETPLACE SERVICES   LAUNCH DATE
--------------------  -------------  ------------------------  -------------
Books                 July 1995      UK and German Books       October 1998
Music                 June 1998      UK and German Music       October 1999
DVD/Video             November 1998  UK and German Auctions    November 1999
Auctions              March 1999     UK and German zShops      November 1999
Electronics           July 1999
Toys                  July 1999
zShops                October 1999
Home Improvement      November 1999
Software              November 1999
Video Games           November 1999
sothebys.amazon.com   November 1999

     In the past, we have offered our products and services primarily through two means: Amazon.com's online retail stores and Amazon.com's marketplace services (including Amazon.com Auctions, sothebys.amazon.com and zShops.) We have recently entered into agreements to expand the product and services we offer by allowing selected strategic partners to sell products and services under co-branded sections on the Amazon.com Web site. We refer to these new arrangements as the Amazon.com Commerce Network.

     Our US online retail stores currently consist of books, music, DVD/Video, electronics and software, toys and video games and home improvement. With the exception of books, which we launched in 1995, and music and video, which we launched in 1998, we launched all of the remaining stores in 1999. We anticipate new store additions in 2000 and beyond.

     US Books, Music and DVD/Video. We are the Internet's number one books, number one music and number one DVD/Video retailer based upon our 1999 revenues and industry rankings. We currently offer an aggregate of over 13 million titles in books, music and DVD/Video.

     During 1999, we continued to enhance our Book Store by expanding selection and improving the customer experience. We created new specialty stores such as our professional and technical store, expanded our editorial content through partnerships with experts in certain fields and increased selection with the addition of millions of used and out-of-print titles.

     During 1999, our Music Store launched an improved classical musical store, enhanced its product recommendation services and added new features to promote independent artists via Amazon.com Advantage. Amazon.com became the first major online music retailer to dedicate an area of its store to free, full-length song downloads from established artists and major-label performers, and continues to offer the largest selection of free promotional song downloads from major label artists of any major online music retailer.

     Our DVD/Video Store, which opened in November 1998, enjoyed strong revenue growth in 1999. In addition, our DVD/Video Store continued its integration with our Internet Movie Database, a leading online information source for movie enthusiasts, created and hosted the official Web site for "American Beauty," winner of three Golden Globe(TM) awards, and began streaming exclusive outtake footage from motion pictures such as "The Blair Witch Project" and "Austin
Powers: The Spy Who Shagged Me."

     International Sales. We have two internationally focused Web sites located at www.amazon.co.uk and www.amazon.de. Both of these sites were launched in October 1998, and currently have product and service offerings consisting of books, music, auctions and zShops which are tailored to their individual markets. We intend to expand the product and service offerings of these sites in the future.

     Other US Retail. Amazon.com's other online retail stores consist of electronics and software, toys and video games and home improvement. Our Toy and Video Games Store and Electronics and Software Store have each been ranked the number one online stores in their respective categories based upon 1999 industry rankings.

     Marketplace Services. We facilitate the sale of products through our marketplace services which currently consist of Amazon.com Auctions, zShops and sothebys.amazon.com. Amazon.com Auctions allows buyers and sellers to conduct transactions with respect to a wide variety of products in an easy to use auction format. Amazon.com zShops allows individuals and businesses to offer popular as well as hard-to-find items to Amazon.com's customers. sothebys.amazon.com is an online auction site devoted to antiques and collectibles.

     During the fourth quarter of 1999, these marketplace services surpassed a combined 1 million registered users and 1.5 million active listings. Since its launch in November, 1999, sothebys.amazon.com has achieved average close rates, which are rates of actual purchases by customers visiting the site, in excess of 50% and average auction closing prices of over $500.

     The participants of our marketplace services can use our Amazon.com Payments service, which allows individuals and small businesses to accept credit card payments through Amazon.com's 1-Click payment feature, thus eliminating the problems associated with checks and money orders.

     Amazon.com Commerce Network. We have recently entered into agreements to allow selected strategic partners to sell products under co-branded sections on our Web site. We believe that these arrangements will be attractive to Amazon.com customers as a result of the increase in product and service selection available on our site, attractive to the strategic partners as a result of the potential growth of their customer base and brand awareness, and financially attractive to us. See "Summary -- Recent Developments."

AMAZON.COM WEB SITES

     We believe that the sale of products and services over the Web offers attractive benefits to customers, including greater selection, convenience, ease-of-use, competitive pricing and personalization. The key features of Amazon.com's Web sites include browsing, searching, useful product information, reviews, recommendations and personalization, broad selection, low prices, 1-Click technology, secure payment systems and availability and fulfillment. Our Web sites promote brand loyalty and repeat purchases by providing an inviting and satisfying experience that encourages customers to return frequently and to interact with other customers.

     Browsing. The Amazon.com sites offer visitors a variety of highlighted subject areas, styles and special features arranged in a simple, easy-to-use fashion intended to enhance product search and selection. In addition, the Web sites present a variety of products and services and topical information. To enhance the customers' shopping experience and increase sales, we feature a variety of products and services on a rotating basis throughout the stores.

     Searching. A primary feature of Amazon.com Web sites is their interactive, searchable catalogs of millions of books, music products, videos, DVDs, toys and video games, electronics and software and home improvement products. We provide a variety of search tools to find desired products based on numerous search criteria. We license some of our catalog and other information from third parties.

     Reviews and Content. The Amazon.com online stores offer numerous forms of content to enhance the customer's shopping experience and encourage purchases. Various types of content are available for particular titles, including cover art, synopses, annotations, reviews by editorial staff and other customers, and interviews by authors and artists.

     Recommendations and Personalization. Amazon.com personalizes its product and service offerings. These features include greeting customers by name, instant and personalized recommendations, personal notification services, purchase pattern filtering and a number of other related features. Amazon.com's Wish List feature allows users to create an online wish list of desired products and services that others can reference for gift-giving purposes. We believe that personalization of a customer's shopping experience at our Web sites is an important element of the value proposition we offer to customers and we intend to continue to enhance our personalized services.

     Other Web Site Services. The Amazon.com site provides other services to make online shopping more enjoyable for our customers. In our Gift Ideas section, we feature a seasonally appropriate selection of gift ideas and services. In our Community section, we provide a gathering place where customers can share product information and recommendations. Through our E-Cards section, customers can send free animated electronic greeting cards to friends and family.

     1-Click Technology. Amazon.com provides customers with a streamlined ordering process using 1-Click technology. If a customer has previously activated 1-Click functionality, that customer can place an order by clicking one button without having to fill out an order form. The customer's shipping and billing information is automatically referenced on our secure server.

     Secure Credit Card Payment. Amazon.com uses secure server software for secure commerce transactions. It encrypts all of the customer's personal information, including credit card number, name and address, so that it cannot be read as the information travels over the Internet.

     Availability and Fulfillment. Many of our products are available for shipment within 24 hours, although some products take longer and some may not be available at all. Customers can select from a variety of delivery options, including overnight and various international shipping options, as well as gift-wrapping services. We use e-mail to notify customers of order status under various conditions and provide links to shipping carriers so that the customers can track their shipments. We seek to provide rapid and reliable fulfillment of customer orders and to continue to improve our speed of availability and fulfillment.

     Remote Access. In October 1999, we launched Amazon.com Anywhere which allows Amazon.com customers to access the Amazon.com site from hand-held wireless devices, such as cellular phones and the Palm VII Connected Organizer, and to utilize features such as 1-Click purchasing and product-searching capabilities on their wireless devices.

     Return Policy. For the 30 days following receipt of a customer order, Amazon.com provides a full refund for any book in its original condition, any Amazon.com recommended book in any condition, any unopened music CD, DVD, VHS tape or software, and any other merchandise item in new condition, with its original packaging and accessories.

STRATEGIC RELATIONSHIPS

     We have entered into a number of strategic relationships with selected e-commerce companies. These relationships generally consist of our making, or having the future right to make, a minority investment in the companies, generally ranging from 5% to 49%, and the entry into commercial agreements which vary in scope from customer promotional activities and links to recently announced deals involving the sale of products and services on co-branded sections of the Amazon.com Web site. Certain of our strategic relationships are listed below:

     COMPANY                            NATURE OF BUSINESS
     -------                            ------------------
Ashford.com        Online retailer of luxury and premium products
Audible            Internet delivered spoken audio for PC-based listening or
                   playback devices
Della.com          Online service for gift registry, gift advice and
                   personalized gift suggestions
drugstore.com      Online retail and information source for health, beauty,
                   wellness, personal care and pharmacy
Gear.com           Online source for brand-name sporting goods at discount
                   prices
Greenlight.com     Online auto purchasing in partnership with local dealerships
HomeGrocer.com     Online grocery-shopping and home-delivery service
living.com         Online retailer of home products and services
Nextcard, Inc.     Online issuer of consumer credit cards on the Internet
Pets.com           Online source for pet products, information and services
Sothebys           Auction house with whom we partnered to create an online
                   auction site devoted to antiques and collectibles

     We believe that these investments and commercial arrangements are attractive to us for a variety of reasons. First, our customers are given access to a wider range of products and services. Second, we are able to generate revenue from the strategic partners for allowing them access to the Amazon.com customer base. Third, we have the opportunity to participate in the future success of our strategic partners as a result of our ownership interest in such companies. We believe that our strategic partners are also well served as a result of the opportunity to quickly grow their customer base and build brand recognition.

MARKETING AND PROMOTION

     Amazon.com's marketing strategy is designed to strengthen the Amazon brand name, increase customer traffic to the Amazon.com Web sites, build customer loyalty, encourage repeat purchases and develop incremental product and service revenue opportunities.

     Amazon.com creatively applies technology to deliver personalized programs and services, as well as flexible merchandising. We employ a variety of media, business development and promotional methods to achieve these goals. We also benefit from public relations activities as well as online and traditional advertising, including radio, television and print media.

     We extend our market presence through our Associates Program, which enables associated Web sites to make products available to their audiences with order fulfillment by Amazon.com. Approximately 350,000 Web sites have enrolled in the Associates Program.

CUSTOMER SERVICE

     We believe that our ability to establish and maintain long-term relationships with our customers and to encourage repeat visits and purchases depends, in part, on the strength of our customer service operations. We seek to achieve frequent communication with and feedback from our customers to continually improve the Amazon.com experience. Users can contact customer service representatives via telephone and e-mail 24 hours a day, 7 days a week. We have automated certain of the tools used by our customer support and service staff and have plans for further enhancements. As of December 31, 1999, we had customer service personnel working in five customer service centers located in Seattle and Tacoma, Washington; Slough,

England; Regensburg, Germany; and Grand Forks, North Dakota. We plan to open an additional customer service center in Huntington, West Virginia in 2000.

WAREHOUSING, FULFILLMENT AND DISTRIBUTION

     We significantly expanded our US distribution infrastructure in 1999 with the addition of new distribution facilities in Fernley, Nevada; Coffeyville, Kansas; Campbellsville, Kentucky; Lexington, Kentucky; McDonough, Georgia; and Grand Forks, North Dakota. We also opened new distribution centers in the UK and Germany. On an aggregate basis, we added eight new distribution centers in 1999 comprising approximately four million square feet of warehouse space. The geographic coverage of these distribution centers and their capacity has dramatically improved our fulfillment capabilities and will allow us to continue to increase our volume. The new distribution centers also give us more control over the distribution process and facilitate our ability to deliver merchandise to customers on a reliable and timely basis. We now have a total of 10 distribution centers, including our facilities in Seattle, Washington, and Newcastle, Delaware. We anticipate that our current distribution center capacity will be sufficient for our needs in the US for at least the next 12 months.

     We purchase products from a network of manufacturers, distributors, publishers and labels. For orders that cannot be filled from our inventory, our proprietary software selects the orders that can be filled via electronic interfaces with vendors and, in some cases, forwards the remaining orders to our special orders group. This special orders group has developed customized information systems and consists of trained ordering personnel who specialize in hard-to-find products. Under our arrangements with certain distributors, electronically ordered products often are shipped to us by the distributor within hours of a receipt of an order from Amazon.com. We ship all products through our own distribution centers to ensure a high quality customer experience.

TECHNOLOGY

     We have implemented numerous site management, search, customer interaction, recommendation, transaction-processing and fulfillment services and systems using a combination of our own proprietary technologies and commercially available, licensed technologies. Our current strategy is to focus our development efforts on creating and enhancing the specialized, proprietary software that is unique to our business and to license or acquire commercially developed technology for other applications where available and appropriate.

     We use a set of applications for accepting and validating customer orders, placing and tracking orders with suppliers, managing and assigning inventory to customer orders and ensuring proper shipment of products to customers based on various ordering criteria. Our transaction-processing systems handle millions of items, a number of different status inquiries, gift-wrapping requests and multiple shipment methods and allow the customer to choose whether to receive single or several shipments based on availability. These applications also manage the process of accepting, authorizing and charging customer credit cards. Amazon.com Web sites also incorporate a variety of search and database tools.

     Systems administrators and network managers monitor and operate our Web sites, network operations and transaction-processing systems. The continued uninterrupted operation of our Web sites and transaction-processing systems is essential to our business and it is the job of the site operations staff to ensure their reliability. We use the services of five Internet service providers to obtain connectivity to the Internet, both domestically and internationally, over multiple dedicated lines.

                                   MANAGEMENT

     The following table sets forth certain information regarding the executive officers and directors of Amazon.com:

                NAME                                             POSITION
                ----                                             --------
Jeffrey P. Bezos.....................  Founder, Chief Executive Officer and Chairman of the Board
Joseph Galli.........................  President and Chief Operating Officer
Warren C. Jenson.....................  Chief Financial Officer, Senior Vice President of Finance
                                       and Administration, and Secretary
John D. Risher.......................  Senior Vice President of U.S. Retail Group
Richard L. Dalzell...................  Vice President and Chief Information Officer
Mark Britto..........................  Vice President of Strategic Alliances
Jeffrey Wilke........................  Vice President and General Manager, Operations
Tom A. Alberg........................  Director
Scott D. Cook........................  Director
L. John Doerr........................  Director
Patricia Q. Stonesifer...............  Director

     Jeffrey P. Bezos. Mr. Bezos has been Chairman of the Board of Amazon.com since founding it in 1994 and Chief Executive Officer since May 1996. Mr. Bezos served as President from founding until June 1999, and Treasurer and Secretary from May 1996 to March 1997. From December 1990 to June 1994, Mr. Bezos was employed by D.E. Shaw & Co., a Wall Street investment firm, becoming Senior Vice President in 1992. From April 1988 to December 1990, Mr. Bezos was employed by Bankers Trust Company, becoming Vice President in February 1990. Mr. Bezos received his B.S. in Electrical Engineering and Computer Science from Princeton University.

     Joseph Galli, Jr. Mr. Galli joined Amazon.com in June 1999 as President and Chief Operating Officer. Mr. Galli came to Amazon.com after a 19-year career with Black and Decker, culminating as president of Black and Decker's Worldwide Power Tools and Accessories. As President he supervised the marketing, sales, manufacturing, engineering, finance, MIS, purchasing and product service departments. Mr. Galli received a B.S. in Business Administration from the University of North Carolina and an M.B.A. from Loyola College.

     Warren C. Jenson. Mr. Jenson joined Amazon.com in September 1999 as Senior Vice President and Chief Financial Officer and Chief Accounting Officer. Before joining Amazon.com, Mr. Jenson was the Chief Financial Officer and Executive Vice President for Delta Air Lines. Before moving to Delta, Mr. Jenson served as Chief Financial Officer and Senior Vice President for the National Broadcasting Company, (NBC), and participated in efforts to develop MSNBC, the cable-Internet joint news venture between NBC and Microsoft. Mr. Jenson earned his Masters of Accountancy-Business Taxation, and BS in Accounting from Brigham Young University in Provo, Utah.

     John D. Risher. Mr. Risher has served Amazon.com as Senior Vice President, US Retail Group since January 2000. Mr. Risher joined Amazon.com in February 1997 as Vice President of Product Development. Mr. Risher served as Senior Vice President of Product Development from November 1997 to January 2000. From July 1991 to February 1997, Mr. Risher held a variety of marketing and project management positions at Microsoft Corporation, including Team Manager for Microsoft Access and Founder and Product Unit Manager for MS Investor, Microsoft's Web site for personal investment. Mr. Risher received his B.A. in Comparative Literature from Princeton University and his M.B.A. from Harvard Business School.

     Richard L. Dalzell. Mr. Dalzell joined the Company in August 1997 as Vice President and Chief Information Officer. From February 1990 to August 1997, Mr. Dalzell held several management positions within the Information Systems Division at Wal-Mart Stores, Inc., including Vice President of Information Systems from January 1994 to August 1997. From 1987 to 1990, Mr. Dalzell acted as the Business Development Manager for E-Systems, Inc. Prior to joining E-Systems, Inc. he served seven years in the

United States Army as a teleprocessing officer. Mr. Dalzell received a B.S. in Engineering from the United States Military Academy, West Point, in 1979.

     Mark Britto. Mr. Britto has served as Vice President of Strategic Alliances since August 1999. From June 1999 to August 1999, Mr. Britto served as Director of Business Development. Mr. Britto joined Amazon.com in June 1999 as part of the acquisition of Accept.com, the company he co-founded in October 1998. From October 1994 through October 1998, Mr. Britto was Executive Vice President of Credit Policy at FirstUsa Bank, where he was responsible for their credit risk management practice. Prior to that, he served as Senior Vice President of Risk Management at Nations Bank. Mark received an MS in Operations Research and a BS in Industrial Engineering and Operations Research from the University of California at Berkeley.

     Jeffrey Wilke. Mr. Wilke has served as Vice President and General Manager of Operations since September 1999. Mr. Wilke was formerly Vice President and General Manager of AlliedSignal's Pharmaceutical Fine Chemicals unit and prior to AlliedSignal, he was an Information Technology consultant with Andersen Consulting's Financial Systems group. He is a 1989 graduate of Princeton University with a B.S.E. in chemical engineering and has an M.B.A. and Master of Science in chemical engineering from the Massachusetts Institute of Technology.

     Tom A. Alberg. Mr. Alberg has been a Director of Amazon.com since June 1996. Mr. Alberg has been a principal in Madrona Investment Group, L.L.C., a private merchant banking firm, since January 1996. From April 1991 to October 1995, he was President and a director of LIN Broadcasting Corporation, and from July 1990 to October 1995, he was Executive Vice President of McCaw Cellular Communication, Inc.; both companies were providers of cellular telephone services and are now part of AT&T Corp. Prior to 1990, Mr. Alberg was a partner of the law firm Perkins Coie, where he also served as Chairman of the firm's Executive Committee. Mr. Alberg is also a director of Active Voice Corporation, Advanced Digital Information Corporation, Emeritus Corporation and Teledesic Corporation. Mr. Alberg received his B.A. from Harvard University and his J.D. from Columbia University.

     Scott D. Cook. Mr. Cook has been a Director of Amazon.com since January 1997. Mr. Cook co-founded Intuit, Inc., a leading personal finance, tax and accounting software company, in 1983, served as President and Chairman of the Board of Intuit since that time until April 1994 and has served as its Chairman of the Board since April 1994. Prior to co-founding Intuit, Mr. Cook was a consultant for Bain & Company, a strategy consulting firm, and a brand manager for Proctor & Gamble. Mr. Cook is also a director of Broderbund Software, Inc. eBay, Inc. and Intuit. Mr. Cook received his B.A. in Mathematics and Economics from the University of Southern California and his M.B.A. from Harvard Business School.

     L. John Doerr. Mr. Doerr has been a Director of Amazon.com since June 1996. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1980. Prior to joining Kleiner Perkins Caufield & Byers, Mr. Doerr was employed by Intel Corporation for five years. Mr. Doerr is also a director of Intuit, Epicor Software Corporation and Sun Microsystems, as well as several private companies. Mr. Doerr received his M.E.E. and B.S.E.E. from Rice University and his M.B.A. from Harvard Business School.

     Patricia Q. Stonesifer. Ms. Stonesifer has been a Director of Amazon.com since February 1997. Ms. Stonesifer is Co-Chair of the Bill and Melinda Gates Foundation. Prior to joining the Bill and Melinda Gates Foundation, Ms. Stonesifer ran her own management consulting firm whose clients included DreamWorks SKG. From 1988 to 1997, Ms. Stonesifer worked in many roles at Microsoft, most recently as Senior Vice President of the Interactive Media Division. In that role, she managed Microsoft's investment in new online content and service products, notably MSNBC on the Internet. Ms. Stonesifer is a director of Alaska Airlines, Inc., CBS Corporation and Kinko's, Inc. Ms. Stonesifer received her B.A. in General Studies from Indiana University.

                              DESCRIPTION OF NOTES

     The notes are to be issued under an indenture to be dated as of February
            , 2000, between Amazon.com and The Bank of New York, as trustee. You may request a copy of the indenture from the trustee.

     The following description is a summary of the material provisions of the notes and the indenture. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference.

     As used in this "Description of Notes" section, references to "Amazon.com," "we", "our" or "us" refer solely to Amazon.com, Inc. and not Amazon.com together with its subsidiaries.

GENERAL

     The notes will be general unsecured obligations of Amazon.com. Our payment obligations under the notes will be subordinated to our senior indebtedness as described under "-- Subordination of Notes." The notes are convertible into our common stock as described under "-- Conversion of Notes." The notes will be limited to E600,000,000 aggregate principal amount (E90,000,000 aggregate principal amount if the underwriters' over-allotment option is fully exercised). The notes will be issued only in denominations of E1,000 and multiples of E1,000. The notes will mature on February 16, 2010 unless earlier converted, redeemed at our option, or redeemed at your option upon a fundamental change of Amazon.com.

     We are not subject to any financial covenants under the indenture. In addition, we are not restricted under the indenture from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our outstanding securities.

     You are not afforded protection in the event of a highly leveraged transaction or a change in control of Amazon.com under the indenture except to the extent described below under "-- Redemption at Option of the Holder."

     The notes will bear interest of      % from February 16, 2000, or from the
most recent interest payment date in which interest has been paid or duly provided for. We will pay interest on February 16 of each year, beginning February 16, 2001, to record holders at the close of business on the preceding February 1, as the case may be, except that:

     - interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date; and

     - as set forth in the next sentence.

     In case you convert any of your notes into common stock during the period after any record date but prior to the next interest payment date either:

     - we will not be required to pay interest on the interest payment date if the note has been called for redemption on a redemption date that occurs during this period; or

     - we will not be required to pay interest on the interest payment date if the note is to be redeemed in connection with a fundamental change on a repurchase date that occurs during this period; or

     - if otherwise, any note not called for redemption that is submitted for conversion during this period must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See "-- Conversion of Notes."

     We will maintain an office in the Borough of Manhattan, the City of New York, for the payment of interest, which shall initially be an office or agency of the trustee.

     We may pay interest either:

     - by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of E10.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

     - by transfer to an account maintained by you in the United States.

     However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 365-day year and the actual number of days elapsed.

FORM, DENOMINATION AND REGISTRATION

     The notes will be issued:

     - in fully registered form,

     - without interest coupon, and

     - in denominations of E1,000 principal amount and integral multiples of E1,000.

GLOBAL NOTES, BOOK-ENTRY FORM

     The notes will be issued in the form of one or more global notes. We will deposit the global note or notes with DTC and register the global note or notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Holders of the notes may hold their interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct or indirect participants in DTC (called "participants"). Holders may hold beneficial interests in the global notes directly through DTC, the Euroclear System ("Euroclear") and Clearstream Banking S.A. ("Clearstream", formerly Cedelbank), if they are participants in these systems, or indirectly through organizations that are participants in these sytems.

     Euroclear and Clearstream hold securities on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn hold such securities in customers' securities accounts in the depositaries' names on the books of DTC. Morgan Guaranty Trust Company of New York initially will act as depositary of Euroclear, and Citibank, N.A. initially will act as depositary for Clearstream.

     Holders of the notes who are not participants may beneficially own interests in a global note held by DTC only through direct or indirect participants in DTC (including Euroclear and Clearstream), or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as nominee of DTC, is the registered owner of a global note Cede & Co. for all purposes will be considered the sole holder of such global note.

     Except as provided below, owners of a beneficial interest in a global note will:

     - not be entitled to have certificates registered in their names,

     - not receive physical delivery of certificates in definitive registered form, and

     - not be considered direct holders of the global note.

     Accordingly, any person owning a beneficial interest in the global notes must rely on the procedures of DTC and, to the extent relevant, Euroclear and Cedelbank, and, if such person is not a direct participant, on the procedures of the participants through which such person owns its interests, to exercise any rights of a noteholder.

     We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

     - for the records relating to, or payments made on account of, beneficial ownership interests in a global note, or

     - for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on that payment date with payment in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of a beneficial interest in the principal amount represented by a global note will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name".

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing its interest.

     Neither Amazon.com, the trustee, the registrar, the paying agents nor the conversion agent will have any responsibility for the performance by DTC or any of its participants (including Euroclear and Clearstream) or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the representation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the Uniform Commercial Code, and

     - a "clearing agency" registered pursuant to the provisions of Section 17 of the United States Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include Euroclear, Clearstream, securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants and their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate the transfer of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

CONVERSION OF NOTES

     You may convert your note, in whole or in part, into common stock through the final maturity date of the notes, subject to prior redemption or repurchase of the notes and subject to our right, in certain circumstances described below, to withdraw your right to convert the notes. The number of shares of common stock you will receive upon conversion of your notes will be determined by dividing the principal amount of notes you convert by the conversion price on the date of
conversion. The initial conversion price is E       . The initial conversion
price is subject to adjustments, as described below, including a reset on each of February 16, 2001 and February 16, 2002. Please read the section below entitled "-- Reset of Conversion Price" for a more complete description of the reset to the conversion price. Conversion of notes may result in income for U.S. federal income tax purposes. See "United States Federal Income Tax
Consequences -- U.S. Holders -- Conversion of the notes".

GENERAL

     If we call notes for redemption, you may convert the notes only until the close of business on the business day prior to the redemption date unless we fail to pay the redemption price. You may convert your notes in part so long as this part is E1,000 principal amount or an integral multiple of E1,000. If any notes not called for redemption are converted after a record date for any interest payment date and prior to the next interest payment date, holders must include with the notes an amount equal to the interest payable on the interest payment date on the converted principal amount unless a default exists at the time of conversion.

     In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption unless we default in the payment of the redemption price. A note in respect of which a holder is exercising its option to require redemption upon a fundamental change of Amazon.com may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the indenture.

     To convert your note into common stock you must:

     - complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

     - surrender the note to the conversion agent;

     - if required, furnish appropriate endorsements and transfer documents;

     - if required, pay all transfer or similar taxes; and

     - if required, pay funds equal to interest payable on the next interest payment date.

     The date you comply with these requirements is the conversion date under the indenture. Conversion of notes may result in income for U.S. federal income tax purposes. See "United States Federal Income Tax Consequences -- U.S. Holders -- Conversion of the notes".

ADJUSTMENT OF CONVERSION PRICE

     Except as described below, you will not receive any accrued interest or dividends upon conversion.

     We will adjust the conversion price if any of the following events occurs:

          (1) we issue common stock as a dividend or distribution on our common stock;

          (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

          (3) we subdivide or combine our common stock;

          (4) we distribute to all holders of common stock our capital stock, evidences of indebtedness or assets, including securities but excluding:

             - rights or warrants listed in (2) above;

             - dividends or distributions listed in (1) above; and

             - cash distributions listed in (5) below;

          (5) we distribute cash, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

             a. the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (5), as adjusted to reflect subdivisions or combinations of the common stock, and

             b. 3.75% of the average of the last reported sales price of the common stock during the ten trading days immediately prior to the declaration date of the dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of Amazon.com.

     If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly divided, the adjustment would be based upon the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause
     (5). If an adjustment is required to be made under this clause (5) as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

          (6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (7) will only be made if:

        - the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and

        - the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger of Amazon.com or a sale of all or substantially all of our assets. In certain circumstances, an adjustment to the conversion price could give rise to a deemed stock distribution to US Holders and Non-US Holders. See "United States Federal Income Tax Consequences -- US Holders -- Constructive Dividends on Notes."

RESET OF CONVERSION PRICE

     The initial conversion price will be reset on February 16, 2001 and February 16, 2002 to the lesser of (1) the conversion price then in effect and
(2) the euro equivalent average of the daily closing prices of our common stock for the 20 consecutive trading days immediately preceding such date, provided
that the conversion price shall not be reset to lower than E       (subject to
any anti-dilution adjustments). As a result of this limitation on resetting the
conversion price, no more than           shares of our common stock would be
issuable upon conversion of E1,000 principal amount of notes (subject to any anti-dilution adjustments). The euro equivalent average will be calculated by converting the applicable dollar price of the common stock into euros based on the noon buying rate in New York City for cable transfers on each of the 20 consecutive trading days mentioned above and then taking the average of such converted prices. In certain circumstances, an adjustment to the conversion price could give rise to a deemed stock distribution to US Holders and Non-US Holders. See "United States Federal Income Tax Consequences -- US Holders -- Constructive Dividends on Notes."

OTHER FACTORS AFFECTING CONVERSION

     In the event of:

     - any reclassification of our common stock, or

     - a consolidation, merger or combination involving Amazon.com, or

     - a sale or conveyance to another person or entity of all or substantially all the property and assets of Amazon.com as an entirety,

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, you will generally be entitled thereafter to convert your notes into the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

     You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion price adjustment. See "US Federal Income Tax Consequences."

     We may from time to time reduce the conversion price for a period of at least 20 days if our board of directors has made a determination that this reduction would be in our best interests. Any such determination by our board will be conclusive and binding on holders. We would give holders at least 15 days' notice of any reduction in the conversion price. In addition, we may reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax liability of holders of common stock resulting from any stock or rights distribution. See "US Federal Income Tax Consequences."

     We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price. Except as described above in this section, we will not adjust the conversion price for any issuance of our common stock or securities convertible into or exchangeable for our common stock or any rights to purchase our common stock or securities convertible into or exchangeable for our common stock.

     We are not required to issue fractional shares of common stock upon conversion of notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the common stock on the last business day prior to the date of conversion. This cash payment will be made in euros and will be calculated by multiplying the US dollar value of the cash adjustment by the noon buying rate in New York City for cable transfers in euros on the date on which such conversion is made.

WITHDRAWAL OF CONVERSION RIGHTS

     If at any time and each time prior to February 20, 2003 the euro equivalent of the closing price of our common stock shall have exceeded 160% of the initial conversion price for at least 20 trading days in any consecutive 30-trading day period, we may withdraw your conversion rights. We must give you notice at least 30 days, and no more than 60 days, prior to the date on which your conversion rights are withdrawn, and such notice shall be given no later than five business days after the last day on which such event had occurred or was continuing.

OPTIONAL REDEMPTION BY AMAZON.COM

     The notes are not entitled to any sinking fund. At any time on or after February 20, 2003, we may redeem the notes in whole or in part at par. In such case, we will pay you interest on the principal amount of your redeemed notes, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not less than 30 days, and no more than 60 days, prior to the redemption date.

     If less than all of the outstanding notes are to be redeemed, the trustee shall select the notes to be redeemed in principal amounts of E1,000 or integral multiples of E1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion shall be deemed to be of the portion selected for redemption.

     We may not redeem the notes if we have failed to pay any interest on the notes and such failure is continuing.

REDEMPTION AT OPTION OF THE HOLDER

     If a fundamental change of Amazon.com occurs prior to February 16, 2010, you may require us to redeem your notes, in whole but not in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in integral multiples of E1,000 principal amount.

     We shall redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

     We will mail to all record holders a notice of a fundamental change of Amazon.com within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. If you elect to redeem your notes, you must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, your redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

     A "fundamental change" of Amazon.com is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitute solely the right to receive, consideration which is not all or substantially all common stock that:

     - is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

     - is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the United States Securities Exchange Act of 1934 in the event of a fundamental change.

     These fundamental change redemption rights could discourage a potential acquiror of Amazon.com. However, this fundamental change redemption feature is not the result of management's knowledge of any specific effort to obtain control of Amazon.com by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving Amazon.com.

     We may be unable to redeem the notes in the event of a fundamental change of Amazon.com. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, our senior discount notes indenture also generally prohibits redemptions of the notes while the senior discount notes are outstanding. Any future credit agreements or other agreements relating to our indebtedness may contain similar provisions, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or could attempt to refinance this debt. If we do not obtain a consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of notes.

SUBORDINATION OF NOTES

     Payment on the notes will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all our senior indebtedness. The notes also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries. The notes will rank equally with our 4 3/4% Convertible Subordinated Notes due 2009. The aggregate principal amount of such notes is $1.25 billion.

     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the notes are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the notes is accelerated because of an event of default.

     We may not make any payment on the notes, including upon redemption at the option of the holder of any note or at our option, if:

     - a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

     - a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

     We may resume payments and distributions on the notes:

     - in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

     - in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

     If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the notes before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

     In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

     We have significant indebtedness. As of December 31, 1999, we had approximately $900.7 million of indebtedness that constituted senior indebtedness. We may incur substantial additional debt in the future.

     We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

CERTAIN DEFINITIONS

     "designated senior indebtedness" shall mean any of our outstanding senior indebtedness that expressly provides that such senior indebtedness shall be "designated senior indebtedness" for purposes of the indenture, provided, that the instrument or agreement creating or evidencing such senior indebtedness may place limitations and conditions on the right of senior indebtedness to exercise the rights of designated senior indebtedness.

     "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

     - indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis or junior to the notes;

     - our indebtedness to any of our majority-owned subsidiaries; and

     - the notes.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The following will be events of default under the indenture:

     - we fail to pay principal or premium, if any, upon redemption or otherwise on the notes, whether or not the payments is prohibited by subordination provisions;

     - we fail to pay any interest on the notes, whether or not the payment is prohibited by subordination provisions of the indenture for 30 days;

     - we fail to perform or observe any of the covenants in the indenture for 60 days after notice; or

     - certain events involving bankruptcy, insolvency or reorganization of Amazon.com.

     The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, premium, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving Amazon.com, the principal, premium and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults. Payment of principal, premium, or interest on the notes that are not made when due will accrue interest at the annual rate set forth on the cover page of this prospectus supplement from the required payment date.

     The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

     No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium or interest on the notes, unless:

     - the holder has given the trustee written notice of an event of default;

     - the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

     - the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

     - the trustee fails to comply with the request within 60 days after receipt.

     We will send all notices to holders by mail to the registered holder. We will also publish all such notices in a daily newspaper of general circulation in Luxembourg so long as our notes are listed on the Luxembourg Stock Exchange. We expect that publication will be made in Luxembourg on the Luxemburger Wort. We will deem any notice to have been made on the date such notice was first published. We have undertaken to publish any change in the Luxembourg paying agent in Luxembourg in the manner stipulated above so long as our notes are listed on the Luxembourg Stock Exchange.

MODIFICATION OF THE INDENTURE

     The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

     - extend the fixed maturity of any note;

     - reduce the rate or extend the time for payment on interest of any note;

     - reduce the principal amount of any note;

     - reduce any amount payable upon redemption of any note;

     - adversely change our obligation to redeem any note upon a fundamental change;

     - impair the right of a holder to institute suit for payment on any note;

     - change the currency in which any note is payable;

     - impair the right of a holder to convert any note;

     - adversely modify the subordination provisions of the indenture; or

     - reduce the percentage of notes required for consent to any modification of the indenture.

We are permitted to modify certain provisions of the indenture without your consent.

INFORMATION CONCERNING THE TRUSTEE AND LUXEMBOURG PAYING AGENT

     We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The Bank of New York also acts as trustee for our senior discount notes. We have appointed Banque Internationale a Luxembourg as our Luxembourg paying agent.

RATING OF NOTES

     We believe it is likely that one or more rating agencies may rate the notes. However, we cannot assure you whether any such agency or agencies will rate the notes or, if they do, what rating or ratings they will assign to the notes. If one or more rating agencies assign the notes a rating lower than that expected by investors, it could have a material adverse effect on the market price of the notes and our common stock.

                                 UNITED STATES
                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material US federal income tax consequences relating to the purchase, ownership, and disposition of the notes and of common Stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax consequences that may be material to an investor based on his or her particular tax situation. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury Regulations promulgated or proposed thereunder, or Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with the beneficial owner of a note or common stock that will hold notes and common Stock into which notes may be converted as "capital assets", within the meaning of Section 1221 of the Code, and does not address tax consequences applicable to US Holders that may be subject to special tax rules, such as banks, tax-exempt organizations, pension funds, insurance companies, dealers in securities or foreign currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the US dollar (except as disclosed below under "Non-US Holders"). This summary discusses the tax consequences applicable to the holders who purchase the notes at their "issue price" as defined in Section 1273 of the Code (i.e., the first price at which a substantial portion of the notes is sold to the public) and generally does not discuss the tax consequences applicable to subsequent purchasers of the notes. Amazon.com has not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Due to the unique characteristics of the notes, the tax consequences of the purchase, ownership or disposition of the notes is uncertain. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE US FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     As used herein, the term "US Holder" means a holder of a note or common stock that is (i) for US federal income tax purposes, a citizen or resident of the US, (ii) a corporation, partnership or other entity created or organized in or under the laws of the US or any political subdivision thereof, (iii) an estate, the income of which is subject to US federal income taxation regardless of its source, or (iv) (a) a trust, the administration of which is subject to the primary supervision of a court within the US and which has one or more US persons with authority to control all substantial decisions, (b) or a trust in existence on August 20, 1996 and has elected to continue to be treated as a US trust. As used herein, the term "Non-US Holder" means a holder of a note or common stock that is not a US Holder.

US HOLDERS

     The following is a summary of the principal US federal income tax consequences resulting from the ownership and disposition of the notes and common stock by US Holders.

Payment of Interest

     Interest on a note generally will be includable in the income of a US Holder as ordinary income at the time such interest is received or accrued, in accordance with such US Holder's method of accounting for US federal income tax purposes.

     A cash basis US Holder receiving an interest payment in euros will be required to include in income the US dollar value of such payment (determined using the spot rate in effect on the date such payment is received) regardless of whether such payment is subsequently converted into US dollars (the consequences of which are discussed below). No "exchange gain or loss" will be recognized by a cash basis US Holder with respect to the receipt of such payment; however, "exchange gain or loss" may be recognized by such US

Holder upon conversion of the euros if the euros are not converted to US dollars on the date received (the consequences of conversion of euros to US dollars are discussed below).

     An accrual basis US Holder will be required to include in income the US dollar value of the amount of euro interest income that has accrued on a note in a taxable year, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot exchange rates for each business day of such period (or such other average exchange rate that is reasonably derived and consistently applied by the holder). An accrual basis US Holder may elect to translate interest income on a note using the spot rate in effect on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, a US Holder may elect to use the spot rate in effect on the date of receipt (or payment) for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with the taxpayer's return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the IRS.

     Upon receipt of an interest payment on a note, an accrual basis US Holder will recognize ordinary gain or loss with respect to accrued interest income in an amount equal to the difference between the US dollar value of the payment received (determined using the spot rate in effect on the date such payment is received) in respect of such interest accrual period and the US dollar value of the interest income that has accrued during such interest accrual period (as determined in the preceding paragraph). Any such gain or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Sale, exchange or redemption of the notes

     Upon the sale, exchange or redemption of a note, a US Holder generally will realize and recognize gain or loss equal to the difference between the amount realized (except to the extent attributable to accrued and unpaid interest, which will be taxable as such) on the sale, exchange or redemption (or, if it is realized in other than US dollars, the US dollar value of the amount using the spot rate in effect on the date of such sale, exchange or redemption) and the US Holder's tax basis in such note. For these purposes, the amount realized on the sale, exchange or redemption of the notes does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A US Holder's tax basis in a note generally will be the US dollar value of the purchase price of such note on the date of purchase (determined by translating the purchase price into US dollars at the spot rate in effect on the date of purchase). Except as described below under "Conversion of the notes," and except with respect to gains or losses attributable to changes in exchange rates, as described in the next paragraph, gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year.

     Gain or loss recognized by a US Holder on the sale, exchange or retirement of a note that is attributable to changes in the rate of exchange between the US dollar and the euro will be treated as ordinary income or loss and generally will not be treated as interest income or expense except to the extent provided by administrative pronouncements of the IRS. Such foreign currency gain or loss is recognized on the sale or retirement of a note only to the extent of total gain or loss recognized on the sale of retirement of such note.

Transactions in euros

     Euros received as interest on, or on the sale or retirement of, a note will have a tax basis equal to their US dollar value at the time such interest is received or at the time payment is received in consideration of such sale or retirement. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (i) the amount of US dollars, or the fair market value in US dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of such euros.

     A US Holder that purchases a note with previously owned euros would recognize gain or loss in an amount equal to the difference, if any, between such US Holder's tax basis in such euros and the US dollar fair market value of such note on the date of purchase. Generally, any such gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Constructive Dividends on Notes

     If at any time (i) Amazon.com makes a distribution of cash or property to its stockholders or purchases common stock and such distribution or purchase would be taxable to such stockholders as a dividend for US federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of Amazon.com, but generally not stock dividends or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions, the conversion price of the notes is decreased, or (ii) the conversion price of the notes is decreased at the discretion of Amazon.com, such decrease in conversion price may be deemed to be a stock distribution to US Holders (pursuant to Section 305 of the Code). In addition, although Amazon.com believes this should not be the case, it is possible that the Market Price Adjustment may be treated as a deemed stock distribution (see "Description of the Notes -- Conversion of Notes.") The value of the deemed distribution only will be taxable as a dividend to the extent of Amazon.com's current and accumulated earnings and profits as of the year of distribution. Any dividend resulting from a deemed distribution could give rise to a withholding obligation of Amazon.com. See "-- Non-US Holders -- Dividends," below.

Conversion of the Notes

     A US Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to (i) gain or loss recognized by a US Holder attributable to changes in the rate of exchange between the US dollar and the euro (as discussed below), and (ii) cash received in lieu of a fractional share of common stock. Such US Holder's tax basis in the common stock received on conversion of a note will be the same as such US Holder's adjusted tax basis in the note at the time of conversion, increased by the amount of gain recognized (or decreased by the amount of loss recognized) attributable to changes in the rate of exchange between the US dollar and the euro, and reduced by any basis allocable to a fractional share interest. The holding period for the common stock received on conversion will generally include the holding period of the note converted.

     Upon a conversion of a note, a US holder will recognize gain or loss with respect to the principal amount of the note so converted, determined by subtracting the US dollar value of the purchase price of the note on the date the note was purchased (determined by translating the purchase price of the note into US dollars at the spot rate in effect on the date of purchase) from the US dollar value of the purchase price of the note on the date the note is converted into common stock (determined by translating the purchase price of the note into US dollars at the spot rate in effect on the conversion date). Such foreign currency gain or loss is recognized on the conversion of a note (despite the fact that the Fixed Rate of Exchange is fixed on the Issue Date) only to the extent of total gain or loss realized on the conversion of the note. Any such gain or loss will be treated as ordinary. Accrued but unpaid interest, if any, will be treated as described above under "Payment of Interest."

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the US Holder's adjusted tax basis in the fractional share).

Dividends on common stock

     Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of Amazon.com's current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of the US Holder's tax basis in the common stock and thereafter as gain from the sale of exchange of such stock.

     In general, a dividend distribution to a corporate US Holder may qualify for the 70% dividends received deduction if the US Holder owns less than 20% of the voting power and value of our stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate US Holder that owns 20% or more of the voting power and value of our stock (other than any nonvoting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction.

Sale of common stock

     Upon the sale or exchange of common stock, a US Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such US Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the US Holder's holding period is more than one year and will be short-term if the holding period is equal to or less than one year. In the case of certain noncorporate taxpayers, including individuals, long-term capital gains are taxed at a maximum rate of 20% and short-term capital gains are taxed at a maximum rate of 39.6%. A US Holder's basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." Corporate taxpayers are subject to a maximum regular tax rate of 35% on all capital gains and ordinary income.

NON-US HOLDERS

     The following discussion is a summary of the principal US federal income and estate tax consequences resulting from the ownership of the notes or common stock by Non-US Holders.

Payment of interest

     Subject to the discussion below of backup withholding, interest paid on the notes to a Non-US Holder generally will not be subject to US federal income tax if: (i) such interest is not effectively connected with the conduct of a trade or business within the US by such Non-US Holder; (ii) the Non-US Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock and is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted); and (iii) the beneficial owner, under penalty of perjury, certifies that the owner is not a US person and provides the owner's name and address. If certain requirements are satisfied, the certification described in clause (iii) above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under Treasury Regulations, which generally are effective for payments made after December 31, 2000, subject to certain transition rules, the certification described in clause (iii) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met. A holder that is not exempt from tax under these rules will be subject to US federal income tax withholding at a rate of 30%, unless the interest is effectively connected with the conduct of a US trade or business, in which case the interest will be subject to the US federal income tax on net income that applies to US persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax), or unless a lower treaty rate a treaty applies. Non-US Holders should consult applicable income tax treaties, which may provide different rules.

Conversion of notes

     A Non-US Holder generally will not be subject to US federal income tax on the conversion of a note into shares of common stock. To the extent a Non-US Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

Dividends

     Subject to the discussion below of backup withholding, dividends, if any, paid on the common stock to a Non-US Holder generally will be subject to a 30% US federal withholding tax, subject to reduction for Non-

US Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "US Holders -- Constructive Dividends on notes" above. We do not believe that a reset of the conversion price as described under "Description of Notes -- Reset of conversion price" should be treated as a deemed stock distribution; however, in the event such a reset were treated as a deemed stock distribution, we had current or accumulated earnings and profits in the year of the reset and we did not withhold taxes from Non-U.S. Holders, we would be liable for unpaid withholding taxes, as well as interest, and possibly penalties. Currently, for purposes of determining whether tax is to be withheld at the 30% rate or at a reduced treaty rate, we will ordinarily presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under Treasury Regulations effective for payments after December 31, 2000, holders will be required to satisfy certain certification requirements to claim treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, a Non-US Holder generally will be taxed in the same manner as a US Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the US by the Non-US Holder. If such Non-US Holder is a foreign corporation, it may also be subject to a US branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of the notes and common stock

     A Non-US Holder generally will not be subject to US federal income tax on gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock, unless (i) in the case of an individual Non-US Holder, such holder is present in the US for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met, (ii) the Non-US Holder is subject to tax pursuant to the provisions of US tax law applicable to certain US expatriates, (iii) the gain is effectively connected with the conduct of a US trade or business of the Non-US Holder, or (iv) in the case of the disposition of common stock, Amazon.com is a US real property holding corporation. Amazon.com does not believe that it is a US real property holding corporation as of the date hereof, although it has not determined or established whether it is now or will be a US real property holding corporation. If Amazon.com is or becomes a US real property holding corporation, so long as the common stock continues to be regularly traded on an established securities market, only a Non-US Holder who actually or constructively owns or owned (at any time during the shorter of the five year period preceding the date of disposition or the Non-US Holder's holding period) more than five percent of the common stock will be subject to US federal income tax on the disposition of the common stock. Any Non-US Holder that may approach or exceed 5% ownership, either alone or in conjunction with related persons, should consult its own tax advisor concerning the US tax consequences that may result.

US federal estate tax

     A note held by an individual who at the time of death is not a citizen or resident of the US (as specially defined for US federal estate tax purposes) will not be subject to US federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Amazon.com and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the US. Common stock held by an individual who at the time of death is not a citizen or resident of the US (as specially defined for US federal estate tax purposes) will be included in such individual's estate for US federal estate tax purposes, unless an applicable estate tax treaty otherwise applies.

BACKUP WITHHOLDING AND INFORMATION REPORTING

US Holders

     A US Holder of notes or common stock may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, dividend payments and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the US Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such US Holder is not subject to backup withholding. A US Holder who does not provide Amazon.com with its correct TIN may also be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain US Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholdings is properly established. We will report to US Holders of notes and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-US Holders

     Amazon.com must report annually to the IRS and to each Non-US Holder the amount of any dividends paid to, and tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-US Holder resides.

     Under current Treaty Regulations, backup withholding and information reporting will not apply to payments of principal on the notes by us or our agent to a Non-US Holder if the Non-US Holder certifies as to its Non-US Holder status under penalties of perjury or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a US person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds on the disposition of notes or shares of common stock to or through the US office of a US or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-US Holder of notes or shares of common stock to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if such broker is a US person, a controlled foreign corporation for US tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a US trade or business, information reporting requirements, but not backup withholding, will apply unless such broker has documentary evidence in its files of the holder's Non-US status and has no actual knowledge to the contrary or unless the holder otherwise establishes an exemption.

     New Treasury Regulations, which we refer to as the New Regulations, would modify the application of information reporting requirements and the backup withholding tax requirements applicable to Non-US Holders for reportable payments made after December 31, 2000. In general, the New Regulations do not significantly alter the current substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Under the New Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a note or common stock that is received upon the conversion of a note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the New Regulations on payments made with respect to the notes or shares of common stock received upon the conversion of the notes after December 31, 2000.

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

                              CERTAIN INDEBTEDNESS

THE SENIOR DISCOUNT NOTES

     In May 1998, we issued $530 million of 10% Senior Discount Notes due 2008 pursuant to an indenture among the Company and The Bank of New York, as trustee.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Discount Notes are our unsecured unsubordinated obligations, and mature on May 1, 2008. Interest on the Senior Notes accrues at the rate of 10% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2003. Until November 1, 2003, the Senior Discount Notes will accrete in value. In 1999, the Company repurchased 50.2% of outstanding Senior Discount Notes. Net of repurchase, on November 1, 2003 the Senior Discount Notes will have an accreted value of $264 million.

OPTIONAL REDEMPTION

     The Senior Discount Notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after May 1, 2003 at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing May 1 of the years set forth below:

                           YEAR                             REDEMPTION PRICE
                           ----                             ----------------
2003......................................................      105.000%
2004......................................................      103.333%
2005......................................................      101.667%
2006 and thereafter.......................................      100.000%

     In addition, at any time prior to May 1, 2001, we may redeem up to 35% of the aggregate principal amount of the Senior Discount Notes with the net proceeds of one or more sales of certain types of its stock at a redemption price of 110%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the Senior Discount Notes initially issued remain outstanding.

CHANGE OF CONTROL

     Upon a Change of Control (as defined in the Senior Notes Indenture), we would be required to make an offer to purchase the Senior Discount Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase, plus accrued interest, if any. There can be no assurance that the Company would have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Senior Discount Notes).

RANKING

     The indebtedness evidenced by the Senior Discount Notes ranks pari passu in right of payment with all of our existing and future unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness.

COVENANTS

     The Senior Notes Indenture restricts, among other things, our ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure indebtedness, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

CONVERTIBLE SUBORDINATED NOTES

     In February 1999, we completed an offering of approximately $1.25 billion of the 4 3/4 Convertible Notes due 2009.

PRINCIPAL, MATURITY AND INTEREST

     Interest payments on the Convertible Notes of 4 3/4% per annum are due and payable semiannually in arrears in cash on February 1 and August 1 of each year, commencing August 1, 1999.

RANKING

     The Convertible Notes are unsecured and are subordinated to all existing and future Senior Indebtedness, as defined in the indenture governing the Convertible Notes.

CONVERSION

     The Convertible Notes are generally convertible into our common stock, unless redeemed or repaid prior to maturity, at a conversion price of $78.028 per share.

REDEMPTION

     We may redeem Convertible Notes, in whole or in part, at any time prior to February 6, 2002, at a redemption price equal to $1,000 per Convertible Note to be redeemed plus accrued and unpaid interest, if any, to the date of redemption if (1) the closing price of our common stock shall have exceeded 150% of the conversion price then in effect for at least 20 trading days in any consecutive 30-trading day period and (2) the shelf registration statement covering resales of the Convertible Notes and our common stock issuable upon conversion of the Convertible Notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the date of redemption. Upon any redemption, we will make an additional payment in cash with respect to the Convertible Notes called for redemption in an amount equal to $212.60 per $1,000 Convertible Note, less the amount of any interest actually paid on such Convertible Note prior to the call for redemption. We must make these payments on all of the Convertible Notes called for redemption, including Convertible Notes called after the date of the call for redemption.

     After February 6, 2002, the Convertible Notes will be redeemable on at least 30 days' notice at our option, in whole or in part, at any time, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing February 1 of the years set forth below:

                           YEAR                             REDEMPTION PRICE
                           ----                             ----------------
2003......................................................      102.850%
2004......................................................      102.375%
2005......................................................      101.900%
2006......................................................      101.425%
2007......................................................      101.950%
2008......................................................      100.475%
2009......................................................      100.000%

FUNDAMENTAL CHANGE

     Upon occurrence of any Fundamental Change, as defined in the Convertible Notes Indenture, prior to the maturity of the Convertible Notes, each holder of the Convertible Notes has the right to require us to redeem all or any part of the holder's Convertible Notes at a price equal to 100% of the principal amount, plus any accrued interest, of the Convertible Notes being redeemed.

REGISTRATION

     We have on file with the Securities and Exchange Commission an effective registration statement covering resales of the Convertible Notes and our common stock issuable upon conversion of the Convertible Notes.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 1,500,000,000 shares of common stock, $0.01 par value per share, and 150,000,000 shares of preferred stock, $0.01 par value per share. The following summary of certain provisions of our common stock and Preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Restated Certificate of Incorporation.

     Common Stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Amazon.com, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon conversion of the notes will be fully paid and nonassessable.

     Preferred stock. Pursuant to our Restated Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 150,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our common stock. The Board of Directors, without stockholder approval, can issue Preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Amazon.com or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. The Company has no plans to issue any Preferred stock.

     Antitakeover Effects of Washington and Delaware Law. The laws of Washington, where our principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act, or WBCA, prohibits a "Target Corporation," with certain exceptions, from engaging in certain "Significant Business Transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the Target Corporation, referred to as an Acquiring Person, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the Target Corporation's board of directors prior to the time of acquisition. Prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the Target Corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive disproportionate benefit as a stockholder. After the five year period a Significant Business Transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders. A Target Corporation includes a foreign corporation if (i) the corporation has a class of voting stock registered pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended, (ii) the corporation's principal executive office is located in Washington, (iii) any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares of record are owned by Washington residents or (c) 1,000 or more of its stockholders of record are Washington residents, (iv) a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation and (v) a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington. A corporation may not "opt out" of this statute. If the Company meets the definition of a Target Corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change of control of Amazon.com.

     Although Section 203 of the Delaware General Corporation Law, or the "DGCL," generally prohibits Delaware corporations from engaging in certain "Business Combinations" with "Interested Stockholders" for a period of three years unless certain criteria are met, the Company has expressly elected in its Restated Certificate of Incorporation not to be governed by Section 203 of the DGCL.

     Registration Rights. Pursuant to an agreement among the Company, Mr. Bezos, who is the holder of 117,524,337 shares of common stock, and certain holders of up to 4,816,512 shares of common stock converted from Series A Preferred stock, Mr. Bezos and these former holders of preferred stock are entitled to certain rights with respect to the registration of their shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, Mr. Bezos and these former holders of preferred stock are entitled to notice of such registration and to include shares of common stock in such registration at our expense. Additionally, these former holders of preferred stock are entitled to demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and the Company is required to use its commercially reasonable efforts to effect such registration. Further, these former holders of preferred stock may require the Company to file additional registration statements on Form S-3 at the expense of these former holders of preferred stock. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, Ridgefield Park, New Jersey.

     Nasdaq National Market Listing. Our common stock is listed on the Nasdaq National Market under the symbol "AMZN."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated February   , 2000, the underwriters named below have severally
agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite the names of the underwriters below:

                                                                PRINCIPAL
                                                                 AMOUNT
                            NAME                                OF NOTES
                            ----                              -------------
Morgan Stanley & Co. International Limited..................
Credit Suisse First Boston (Europe) Limited.................
Donaldson, Lufkin & Jenrette International..................
                                                              -------------
          Total.............................................   E600,000,000
                                                              =============

     The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered hereby if any are taken (other than the notes covered by the over-allotment option described below).

     We have granted to the underwriters an option, exercisable within 30 days of the date of the underwriting agreement, to purchase up to an additional E90,000,000 principal amount of the notes solely for the purpose of covering over-allotments, if any.

     The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of
     % of the principal amount of the notes. Any underwriter may allow, and such
dealers may reallow, a concession not in excess of      % of the principal
amount of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for its own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes or shares or common stock in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover its short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes or the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     We intend to make an application to list the notes on the Luxembourg Stock Exchange.

     We and our executive officers and directors have agreed that we will not
(a) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause
(a) or (b) above is to be settled by delivery of common stock or such other securities, in cash or otherwise for a 90-day period after the date of this prospectus supplement, without the prior written consent of Morgan Stanley & Co. Incorporated, except that (A) we may, without such consent, issue common Stock
(1) upon the exercise of outstanding stock options or warrants or upon the conversion of any other security outstanding on the date of this prospectus supplement and may grant options to employees, directors and consultants of our company provided such options are not exercisable during such 90-day period or
(2) in connection with acquisitions of businesses or portions thereof, provided the parties receiving common stock in any such acquisition agree to be bound by the foregoing restrictions, and (B) beginning February 21, 2000 certain executive officers and directors may sell or otherwise dispose of an aggregate of 600,000 shares of common stock without such consent.

     Each underwriter agrees that (1) it has not offered or sold the notes to any person in the United Kingdom prior to admission of the notes to listing in accordance with Part IV of the Financial Services Act 1986, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986; (2) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 in respect of anything done in relation to the notes in, from or otherwise involving, the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the notes, other than any document which consists of, or is a part of, listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Financial Securities Act, to a person who is a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     Certain of the underwriters have engaged in transactions with and performed various investment banking and other services for our company in the past and may do so from time to time in the future. The underwriters have agreed to reimburse us for certain of our expenses in connection with this offering.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for Amazon.com by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Amazon.com as of December 31, 1997 and December 31, 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus supplement have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20459. Such reports, proxy statements and other information filed by the Company also are available for inspection and copying at the Commission's Regional Offices located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at Seven World Trade Center, 13th Floor, New York, New York 10048-1102. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Amazon's common stock is quoted on the Nasdaq National Market under the symbol "AMZN." Reports, proxy statements and other information concerning Amazon can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W, Washington, D.C. 20006.

     We intend to make application to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our Restated Certificate of Incorporation and by laws, and a legal notice relating to the issuance of the notes will be deposited prior to listing with Banque Internationale a Luxembourg, where copies may be obtained upon request. Copies of the above documents, together with this prospectus supplement, the accompanying prospectus, the indenture, the form of underwriting agreement and the documents incorporated herein by reference, so long as any notes are outstanding and listed on the Luxembourg Stock Exchange, will be made available for inspection at the main offices of Banque Internationale a Luxembourg. Banque Internationale a Luxembourg will act as intermediary between the Luxembourg Stock Exchange, us and the holders of the notes, as long as the notes are represented by global notes. Copies of the reports referred to above may be obtained free of charge at Banque Internationale a Luxembourg's office.

     The information contained in the Luxembourg Stock Exchange listing application will be filed in accordance with the requirement of the Luxembourg Stock Exchange and may include information in addition to the information included in this prospectus supplement and the accompanying prospectus. Any such additional information is not incorporated by reference in or made a part of this prospectus supplement or the accompanying prospectus.

     Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since February 2, 2000.

     The independent accountants of the Company are Ernst & Young LLP, Seattle, Washington.

     Other than as disclosed or contemplated in the documents incorporated in this prospectus supplement and the accompanying prospectus by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and we are not aware of any such litigation, arbitration or administrative proceedings pending or threatened.

     Resolutions relating to the issue and sale of the notes were adopted by our Board of Directors on February 6, 2000.

     The notes, the indenture and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

     The notes have been assigned Euroclear and Cedel Common Code
No.               , International Security Identification Numbers
(ISIN)               and CUSIP No.      .

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
December 31, 1998
Report of Ernst & Young, LLP Independent Auditors...........   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Stockholders' Equity.............   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
September 30, 1999 (Unaudited)
Interim Consolidated Balance Sheets (Unaudited).............  F-21
Interim Consolidated Statements of Operations (Unaudited)...  F-22
Interim Consolidated Statements of Cash Flows (Unaudited)...  F-23
Notes to Interim Consolidated Financial Statements
  (Unaudited)...............................................  F-24

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Amazon.com, Inc.

     We have audited the accompanying consolidated balance sheets of Amazon.com, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amazon.com, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Seattle, Washington
January 22, 1999, except for Note 11
  as to which the date is February 10, 1999

                                AMAZON.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Current assets:
  Cash......................................................  $ 25,561    $  1,876
  Marketable securities.....................................   347,884     123,499
  Inventories...............................................    29,501       8,971
  Prepaid expenses and other................................    21,308       3,363
                                                              --------    --------
          Total current assets..............................   424,254     137,709
Fixed assets, net...........................................    29,791       9,726
Deposits and other..........................................       626         169
Goodwill and other purchased intangibles, net...............   186,377          --
Deferred charges............................................     7,412       2,240
                                                              --------    --------
          Total assets......................................  $648,460    $149,844
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $113,273    $ 33,027
  Accrued advertising.......................................    13,071       3,454
  Other liabilities and accrued expenses....................    34,547       6,570
  Current portion of long-term debt.........................       684       1,500
                                                              --------    --------
          Total current liabilities.........................   161,575      44,551
Long-term debt..............................................   348,077      76,521
Long-term portion of capital lease obligation...............        63         181
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value:
  Authorized shares -- 10,000
  Issued and outstanding shares -- none.....................        --          --
Common stock, $0.01 par value:
  Authorized shares -- 300,000
  Issued and outstanding shares -- 159,267 and 144,909
     shares in 1998 and 1997, respectively..................     1,593       1,449
Additional paid-in capital..................................   300,130      66,586
Note receivable from officer for common stock...............    (1,099)         --
Deferred compensation.......................................    (1,625)     (1,930)
Accumulated other comprehensive income......................     1,806          --
Accumulated deficit.........................................  (162,060)    (37,514)
                                                              --------    --------
          Total stockholders' equity........................   138,745      28,591
                                                              --------    --------
          Total liabilities and stockholders' equity........  $648,460    $149,844
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                                AMAZON.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998         1997        1996
                                                            ---------    --------    --------
Net sales.................................................  $ 609,996    $147,787    $ 15,746
Cost of sales.............................................    476,155     118,969      12,287
                                                            ---------    --------    --------
     Gross profit.........................................    133,841      28,818       3,459
Operating expenses:
  Marketing and sales.....................................    133,023      40,486       6,090
  Product development.....................................     46,807      13,916       2,401
  General and administrative..............................     15,799       7,011       1,411
  Merger and acquisition related costs, including
     amortization of goodwill and other purchased
     intangibles..........................................     50,172          --          --
                                                            ---------    --------    --------
          Total operating expenses........................    245,801      61,413       9,902
                                                            ---------    --------    --------
Loss from operations......................................   (111,960)    (32,595)     (6,443)
Interest income...........................................     14,053       1,901         202
Interest expense..........................................    (26,639)       (326)         (5)
                                                            ---------    --------    --------
     Net interest income (expense)........................    (12,586)      1,575         197
                                                            ---------    --------    --------
Net loss..................................................  $(124,546)   $(31,020)   $ (6,246)
                                                            =========    ========    ========
Basic and diluted loss per share..........................  $   (0.84)   $  (0.24)   $  (0.06)
                                                            =========    ========    ========
Shares used in computation of basic and diluted loss per
  share...................................................    148,172     130,341     111,271
                                                            =========    ========    ========

          See accompanying notes to consolidated financial statements.

                                AMAZON.COM, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                              PREFERRED                           ADVANCES                  NOTE RECEIVABLE
                                STOCK          COMMON STOCK     RECEIVED FOR   ADDITIONAL    FROM OFFICER
                           ---------------   ----------------      COMMON       PAID-IN           FOR           DEFERRED
                           SHARES   AMOUNT   SHARES    AMOUNT      STOCK        CAPITAL      COMMON STOCK     COMPENSATION
                           ------   ------   -------   ------   ------------   ----------   ---------------   ------------
Balance at January 1,
 1996....................     --      $--     87,331   $1,075       $150        $     --        $    --         $    --
 Net loss................     --      --          --       --         --              --             --              --
 Reincorporation in
   Delaware..............     --      --          --     (201)        --             201             --              --
 Sale of preferred stock,
   net of $30 issuance
   costs.................    569       6          --       --         --           7,964             --              --
 Sale of common stock....     --      --       5,043       50       (150)            136             --              --
 Issuance of capital
   stock.................     --      --          17       --         --              11             --              --
 Exercise of common stock
   options...............     --      --       3,027       30         --             165             --              --
 Deferred compensation
   related to stock
   options...............     --      --          --       --         --             612             --            (612)
                            ----      --     -------   ------       ----        --------        -------         -------
Balance at December 31,
 1996....................    569       6      95,418      954         --           9,089             --            (612)
 Net loss................     --      --          --       --         --              --             --              --
 Sale of preferred
   stock.................      5      --          --       --         --             200             --              --
 Public stock offering,
   net of $4,897 issuance
   costs.................     --      --      18,000      180         --          48,923             --              --
 Conversion of preferred
   stock into common
   stock.................   (574)     (6)     20,678      207         --            (201)            --              --
 Issuance of common stock
   for fixed assets and
   accrued product
   development...........     --      --       1,350       13         --           1,487             --              --
 Issuance of capital
   stock.................     --      --       1,270       13         --           3,989             --              --
 Exercise of common stock
   options...............     --      --       8,193       82         --             427             --              --
 Deferred compensation
   related to stock
   options...............     --      --          --       --         --           2,741             --          (2,741)
 Amortization of deferred
   compensation related
   to stock options......     --      --          --       --         --             (69)            --           1,423
                            ----      --     -------   ------       ----        --------        -------         -------
Balance at December 31,
 1997....................     --      --     144,909    1,449         --          66,586             --          (1,930)
 Net loss................     --      --          --       --         --              --             --              --
 Foreign currency
   translation losses....     --      --          --       --         --              --             --              --
 Unrealized gain on
   marketable
   securities............     --      --          --       --         --              --             --              --
Comprehensive loss.......
 Issuance of capital
   stock.................     --      --       9,025       90         --         225,534             --              --
 Exercise of common stock
   options...............     --      --       5,333       54         --           5,929             --              --
 Note receivable from
   officer for common
   stock.................     --      --          --       --         --              --         (1,099)             --
 Deferred compensation
   related to stock
   options...............     --      --          --       --         --           2,081             --          (2,081)
 Amortization of deferred
   compensation related
   to stock options......     --      --          --       --         --              --             --           2,386
                            ----      --     -------   ------       ----        --------        -------         -------
Balance at December 31,
 1998....................     --      $--    159,267   $1,593       $ --        $300,130        $(1,099)        $(1,625)
                            ====      ==     =======   ======       ====        ========        =======         =======

                            ACCUMULATED
                               OTHER                         TOTAL
                           COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                              INCOME         DEFICIT        EQUITY
                           -------------   -----------   -------------
Balance at January 1,
 1996....................     $   --        $    (248)     $     977
 Net loss................         --           (6,246)        (6,246)
 Reincorporation in
   Delaware..............         --               --             --
 Sale of preferred stock,
   net of $30 issuance
   costs.................         --               --          7,970
 Sale of common stock....         --               --             36
 Issuance of capital
   stock.................         --               --             11
 Exercise of common stock
   options...............         --               --            195
 Deferred compensation
   related to stock
   options...............         --               --             --
                              ------        ---------      ---------
Balance at December 31,
 1996....................         --           (6,494)         2,943
 Net loss................         --          (31,020)       (31,020)
 Sale of preferred
   stock.................         --               --            200
 Public stock offering,
   net of $4,897 issuance
   costs.................         --               --         49,103
 Conversion of preferred
   stock into common
   stock.................         --               --             --
 Issuance of common stock
   for fixed assets and
   accrued product
   development...........         --               --          1,500
 Issuance of capital
   stock.................         --               --          4,002
 Exercise of common stock
   options...............         --               --            509
 Deferred compensation
   related to stock
   options...............         --               --             --
 Amortization of deferred
   compensation related
   to stock options......         --               --          1,354
                              ------        ---------      ---------
Balance at December 31,
 1997....................         --          (37,514)        28,591
                                                           ---------
 Net loss................         --         (124,546)      (124,546)
 Foreign currency
   translation losses....        (35)              --            (35)
 Unrealized gain on
   marketable
   securities............      1,841               --          1,841
                                                           ---------
Comprehensive loss.......                                   (122,740)
                                                           ---------
 Issuance of capital
   stock.................         --               --        225,624
 Exercise of common stock
   options...............         --               --          5,983
 Note receivable from
   officer for common
   stock.................         --               --         (1,099)
 Deferred compensation
   related to stock
   options...............         --               --             --
 Amortization of deferred
   compensation related
   to stock options......         --               --          2,386
                              ------        ---------      ---------
Balance at December 31,
 1998....................     $1,806        $(162,060)     $ 138,745
                              ======        =========      =========

          See accompanying notes to consolidated financial statements.

                                AMAZON.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998         1997        1996
                                                            ---------    ---------    -------
OPERATING ACTIVITIES
Net loss..................................................  $(124,546)   $ (31,020)   $(6,246)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization...........................      9,692        3,442        296
  Amortization of deferred compensation related to stock
     options..............................................      2,386        1,354         --
  Non-cash merger and acquisition related costs, including
     amortization of goodwill and other purchased
     intangibles..........................................     47,065           --         --
  Non-cash interest expense...............................     23,970           64         --
  Changes in operating assets and liabilities:
  Inventories.............................................    (20,513)      (8,400)      (554)
  Prepaid expenses and other..............................    (16,465)      (3,034)      (315)
  Deposits and other......................................       (293)         (21)      (148)
  Accounts payable........................................     78,674       30,172      2,756
  Accrued advertising.....................................      9,617        2,856        598
  Other liabilities and accrued expenses..................     21,448        5,274      1,603
                                                            ---------    ---------    -------
  Net cash provided by (used in) operating activities.....     31,035          687     (2,010)
INVESTING ACTIVITIES
Maturities of marketable securities.......................    332,084        4,311         --
Purchases of marketable securities........................   (546,509)    (122,385)    (5,233)
Purchases of fixed assets.................................    (28,333)      (7,603)    (1,335)
Acquisitions, dispositions, and investments in
  businesses..............................................    (19,019)          --         --
                                                            ---------    ---------    -------
          Net cash used in investing activities...........   (261,777)    (125,677)    (6,568)
FINANCING ACTIVITIES
Net proceeds from initial public offering.................         --       49,103         --
Proceeds from exercise of stock options...................      5,983          509        195
Proceeds from issuance of capital stock...................      8,383        3,746      8,443
Proceeds from long-term debt..............................    325,987       75,000         --
Repayment of long-term debt...............................    (78,108)         (47)        --
Financing costs...........................................     (7,783)      (2,309)        --
                                                            ---------    ---------    -------
          Net cash provided by financing activities.......    254,462      126,002      8,638
Effect of exchange rate changes...........................        (35)          --         --
                                                            ---------    ---------    -------
Net increase in cash......................................     23,685        1,012         60
Cash at beginning of period...............................      1,876          864        804
                                                            ---------    ---------    -------
Cash at end of period.....................................  $  25,561    $   1,876    $   864
                                                            =========    =========    =======
SUPPLEMENTAL CASH FLOW INFORMATION
Common stock issued in connection with acquisitions.......  $ 217,241    $      --    $    --
Common stock issued for fixed assets and accrued product
  development.............................................  $      --    $   1,500    $    --
Fixed assets acquired under capital lease.................  $      --    $     442    $    --
Fixed assets acquired under financing agreement...........  $      --    $   3,021    $    --

          See accompanying notes to consolidated financial statements.

                                AMAZON.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

  Description of Business

     Amazon.com, Inc. ("Amazon.com" or the "Company"), an Internet retailer, was incorporated in July 1994 and opened its virtual doors on the Web in July 1995. Amazon.com offers book, music CD, video, DVD, computer game and other titles on its Web sites.

  Business Combinations and Investments

     For business combinations which have been accounted for under the purchase method of accounting, the Company includes the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value at the date of acquisition. The excess of the purchase price over the fair value of net assets acquired is included in goodwill and other purchased intangibles in the accompanying consolidated balance sheets.

     Other business combinations are accounted for under the pooling of interests method of accounting. In such cases, the assets, liabilities and stockholders' equity of the acquired entities are combined with the Company's respective accounts at recorded values. The consolidated financial statements reflect the restatement of all periods presented to include the accounts of merged entities accounted for under the pooling of interests method of accounting. The historical results of the pooled entities reflect each of their actual operating cost structures and, as a result, do not necessarily reflect the cost structure of the newly combined entity. The historical results do not purport to be indicative of future results.

     Investments in affiliated entities in which the Company has the ability to exercise significant influence of an investee, generally a 20% or greater ownership interest of the voting stock, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company's share of the investee's earnings or loss is included in consolidated operating results.

     All other investments, for which the Company does not have the ability to exercise significant influence, are accounted for under the cost method of accounting. Dividends and other distributions of earnings from other investees, if any, are included in income when declared. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting and as of December 31, 1998, such investments were recorded at the lower of cost or estimated net realizable value.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Marketable Securities

     The Company's marketable securities consist primarily of high-quality short- to intermediate-term fixed income securities and money market mutual funds, are classified as available-for-sale and are reported at fair value. Unrealized gains and losses are reported, net of taxes, as a component of stockholders' equity within accumulated other comprehensive income. Unrealized losses are charged against income when a decline in

                                AMAZON.COM, INC.

fair value is determined to be other than temporary. The specific identification method is used to determine the cost of securities sold. The Company classifies all investments of cash as marketable securities, including highly liquid investments with maturities of three months or less, and reflects the related cash flows as investing cash flows. As a result of the classification of highly liquid investments within marketable securities, a significant portion of the Company's gross marketable securities purchases and maturities disclosed as investing cash flows is related to highly liquid investments.

  Inventories

     Inventories are valued at the lower of cost or market. The Company purchases a majority of its products from three major vendors, Ingram Book Group ("Ingram"), Baker & Taylor, Inc. and Valley Media Inc. In late 1998, Barnes & Noble announced an agreement to purchase Ingram. Ingram is the Company's single largest supplier and accounted for approximately 40% and approximately 60% of the Company's inventory purchases in 1998 and 1997, respectively. The Company does not have long-term contracts or arrangements with most of its vendors to guarantee the availability of merchandise, particular payment terms or the extension of credit limits. The Company's current vendors may stop selling merchandise to the Company on acceptable terms. The Company may not be able to acquire merchandise from other suppliers in a timely and efficient manner and on acceptable terms.

  Fixed Assets

     Fixed assets are stated at cost less accumulated depreciation and amortization, which includes the amortization of assets recorded under capital leases. Fixed assets are depreciated on a straight-line basis over the estimated useful lives of the assets (generally one to ten years). Fixed assets purchased under capital leases are amortized on a straight-line basis over the lesser of the estimated useful life of the asset or the lease term.

  Goodwill and Other Purchased Intangibles

     Goodwill and other purchased intangibles represent the excess of the purchase price over the fair value of assets acquired. Total goodwill of approximately $215.7 million and other purchased intangibles of approximately $13.3 million are stated net of total accumulated amortization of $42.6 million at December 31, 1998 in the accompanying balance sheet. Goodwill and substantially all other purchased intangibles are being amortized on a straight-line basis over lives ranging from two to three years.

  Long-Lived Assets

     In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on undiscounted expected future cash flows from the impaired assets. The cash flow estimates that will be used will contain management's best estimates, using appropriate and customary assumptions and projections at the time.

  Fair Value of Financial Instruments

     The carrying amounts for the Company's cash, prepaid expenses and other, deposits and other, accounts payable, accrued advertising, and other liabilities and accrued expenses approximate fair value. The fair market value for long-term debt and marketable securities is based on quoted market prices where available.

                                AMAZON.COM, INC.

  Deferred Charges

     In May 1998, the Company issued approximately $326 million gross proceeds of 10% Senior Discount Notes due 2008 (the "Senior Discount Notes"). At December 31, 1998, deferred charges consisted of fees associated with the issuance of the Senior Discount Notes. The fees are being amortized into interest expense over the life of the Senior Discount Notes.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.

  Revenue Recognition

     The Company recognizes revenue from product sales, net of any discounts, when the products are shipped to customers. Outbound shipping and handling charges are included in net sales. Revenue from gift certificates is recognized upon product shipment following redemption. The Company provides an allowance for sales returns, which has been insignificant, based on historical experience.

  Advertising Costs

     The cost of advertising is expensed as incurred. For the years ended December 31, 1998, 1997 and 1996, the Company incurred advertising expense of $60.2 million, $21.2 million and $3.4 million, respectively.

  Product Development

     Product development expenses consist principally of payroll and related expenses for development, editorial, systems and telecommunications operations personnel and consultants, systems and telecommunications infrastructure and costs of acquired content. To date, all product development costs have been expensed as incurred.

  Merger and Acquisition Related Costs

     Merger and acquisition related costs consist primarily of amortization of goodwill and other purchased intangibles of approximately $42.6 million, as well as approximately $7.6 million, composed primarily of equity in loss of investee and other merger and acquisition related costs.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, Accounting for Stock-Based Compensation. APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

  Foreign Currency Translation

     The functional currency of the Company's foreign subsidiaries is the local currency. Assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at year end exchange rates, and revenues and expenses are translated at average rates prevailing during the year. Translation adjustments are included in accumulated other comprehensive income, a separate component of stockholders' equity. Transaction gains

                                AMAZON.COM, INC.

and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, which have been insignificant, are included in the consolidated statements of operations. To date, the Company has entered into no foreign currency exchange contracts or other such derivative instruments.

  Segment and Geographic Information

     The Company operates in one principal business segment across domestic and international markets. International sales, including export sales from the United States, represented approximately 20%, 25%, and 33% of net sales for the years ended December 31, 1998, 1997 and 1996, respectively. No foreign country or geographic area accounted for more than 10% of net sales in any of the periods presented. There were no transfers between geographic areas during the years ended December 31, 1998 and 1997. Substantially all of the domestic operating results and identifiable assets are in the United States.

  Concentrations of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of its holdings of cash and marketable securities. The Company's credit risk is managed by investing its cash and marketable securities in high-quality money market instruments and securities of the U.S. government and its agencies, foreign governments and high-quality corporate issuers. At December 31, 1998, the Company has no significant concentrations of credit risk.

  Earnings (Loss) Per Share

     Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive.

     As a result of the Company's initial public offering in May 1997, all preferred stock automatically converted into common stock. Accordingly, the 1997 and 1996 net loss per share is a pro forma loss per share based on the weighted average number of shares of common stock outstanding and preferred stock on an "as if" converted basis outstanding during each period. The Company believes that this is a more meaningful presentation of earnings per share for periods prior to its initial public offering.

  Comprehensive Income (Loss)

     As of January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The only items of comprehensive income (loss) that the Company currently reports are unrealized gains (losses) on marketable securities and foreign currency translation adjustments.

  New Accounting Pronouncements

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1 ("SOP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for the Company's fiscal year ending December 31, 1999. Adoption is not expected to have a material effect on the Company's consolidated financial statements as the Company's policies are substantially in compliance with SOP 98-1.

                                AMAZON.COM, INC.

     In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 is effective for the Company's fiscal year ending December 31, 1999. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Adoption is not expected to have a material effect on the Company's consolidated financial statements.

     In June 1998, the FASB issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its consolidated financial statements because the Company does not currently hold any derivative instruments.

  Reclassifications

     Certain prior year balances have been reclassified to conform to the current year presentation.

NOTE 2 -- BUSINESS COMBINATIONS AND INVESTMENTS

     In April 1998, the Company acquired all of the outstanding capital stock of three international Internet companies. The aggregate purchase price of the three acquisitions, plus related charges, was approximately $55 million. The consideration for the acquisitions was comprised of common stock and cash. The Company issued an aggregate of approximately 3.2 million shares of common stock to effect the transactions. The goodwill and other purchased intangibles are being amortized on a straight-line basis over two years.

     In August 1998, the Company acquired all the outstanding capital stock of Junglee Corp. ("Junglee"). Junglee is a leading provider of Web-based virtual database technology which allows visitors to access a variety of products sold by other merchants. The Company issued approximately 4.7 million shares of common stock and assumed all outstanding options and warrants in connection with the acquisition of Junglee. The Junglee acquisition was accounted for under the purchase method of accounting, with substantially all of the approximately $180 million purchase price allocated to goodwill and other purchased intangibles. The goodwill and substantially all other purchased intangible assets are being amortized on a straight-line basis over lives averaging approximately three years. In November 1998, the Company sold the employment business unit of Junglee in exchange for cash and approximately 1.7 million shares of the purchaser's common stock. There was no gain or loss recorded from this sale. The investment is recorded at cost and is classified within marketable securities in the accompanying consolidated balance sheet.

     The pro forma combined consolidated financial information for the aggregate of all the business combinations described above and accounted for under the purchase method of accounting, as though the acquisitions had occurred on January 1 of each year, would have resulted in net sales of $615.0 million and $155.8 million; net loss of $171.6 million and $118.7 million; and basic and diluted loss per share of $1.12 and $0.86 for the years ended December 31, 1998 and 1997, respectively. The pro forma net loss includes amortization of goodwill and purchased intangibles of $83.0 million for the years ended December 31, 1998 and 1997. This unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized had Amazon.com, the international subsidiaries and Junglee been a combined company during the specified periods.

     In August 1998, the Company exchanged common stock and options for all of the outstanding capital stock of Sage Enterprises, Inc. ("PlanetAll"). The Company issued approximately 2.4 million shares of common stock and assumed all outstanding options in connection with the merger. The PlanetAll merger was accounted for as a pooling of interests and, as a result, the Company's consolidated financial statements have been restated for all periods presented. PlanetAll issued approximately 167,000 shares of capital stock for

                                AMAZON.COM, INC.

proceeds of approximately $1.0 million and approximately 896,000 shares of capital stock for proceeds of approximately $7.4 million in January 1998 and April 1998, respectively.

     Net sales for PlanetAll were not significant and net loss was $4.1 million, $3.4 million and $469,000 for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, respectively, which represent separate results of the combined entity through the periods preceding the merger. There were no significant intercompany transactions between the two companies and no significant conforming accounting adjustments.

     As of December 31, 1998, the Company has an investment of approximately 46% in drugstore.com, inc., an online drugstore, that is accounted for under the equity method of accounting. The Company's basis in its equity investment is classified within other purchased intangibles in the accompanying consolidated balance sheet and the Company's share of the investee's loss is classified in merger and acquisition related costs, including amortization of goodwill and other purchased intangibles. To date, this investment has not materially impacted the Company's results of operations or its financial position.

NOTE 3 -- MARKETABLE SECURITIES

     The following tables summarize by major security type the Company's marketable securities and their contractual maturities:

                                                           DECEMBER 31, 1998
                                          ---------------------------------------------------
                                                         GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
                                            COST         GAINS         LOSSES      FAIR VALUE
                                          ---------    ----------    ----------    ----------
                                                            (IN THOUSANDS)
Commercial paper and short-term
  obligations...........................  $114,158       $   22        $  --        $114,180
Corporate notes and bonds...............    51,242          112           (3)         51,351
Asset-backed and agency securities......    83,611           98         (140)         83,569
Treasury notes and bonds................    88,952          230         (169)         89,013
Equity securities.......................     8,080        1,691           --           9,771
                                          --------       ------        -----        --------
                                          $346,043       $2,153        $(312)       $347,884
                                          ========       ======        =====        ========

                                                         AMORTIZED    ESTIMATED
                                                           COST       FAIR VALUE
                                                         ---------    ----------
                                                             (IN THOUSANDS)
Due within one year....................................  $121,411      $121,454
Due after one year through five years..................   132,941       133,090
Asset-backed and agency securities with various
  maturities...........................................    83,611        83,569
Equity securities......................................     8,080         9,771
                                                         --------      --------
                                                         $346,043      $347,884
                                                         ========      ========

     The gross realized gains and losses on sales of available-for-sale securities were not significant for the year ended December 31, 1998. The net adjustment to unrealized holding gains on available-for-sale securities included in accumulated other comprehensive income as a component of stockholders' equity totaled approximately $1.8 million.

     At December 31, 1997, marketable securities consist primarily of commercial paper and short-term obligations and corporate notes and bonds and were carried at cost, which approximates market. Unrealized holding gains and losses at December 31, 1997 were not significant.

                                AMAZON.COM, INC.

NOTE 4 -- FIXED ASSETS

     Fixed assets, at cost, consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Computers and equipment.....................................  $33,061    $ 7,562
Purchased software..........................................    4,547      4,560
Leasehold improvements......................................    5,535        926
Leased assets...............................................      442        442
                                                              -------    -------
                                                               43,585     13,490
Less accumulated depreciation and amortization..............   13,794      3,764
                                                              -------    -------
  Fixed assets, net.........................................  $29,791    $ 9,726
                                                              =======    =======

NOTE 5 -- LONG-TERM DEBT

SENIOR DISCOUNT NOTES

     In May 1998, the Company completed the offering of approximately $326 million gross proceeds of the Senior Discount Notes due May 1, 2008. Pursuant to a registration statement on Form S-4 in September 1998, the Company completed an exchange offer of 10% Senior Discount Notes due 2008 (the "Exchange Notes"), which were registered under the Securities Act of 1933, as amended, for all outstanding Senior Discount Notes. The Exchange Notes have identical terms in all material respects to the terms of the original Senior Discount Notes, except that the Exchange Notes generally are freely transferable (the Exchange Notes are referred to throughout these notes to consolidated financial statements interchangeably with the Senior Discount Notes). The Exchange Notes were issued under the indenture governing the original Senior Discount Notes (the "Indenture"). The Senior Discount Notes were sold at a substantial discount from their principal amount at maturity of $530 million. Prior to November 1, 2003, no cash interest payments are required; instead, interest will accrete during this period to the $530 million aggregate principal amount at maturity. From and after May 1, 2003, the Senior Discount Notes will bear interest at a rate of 10% per annum payable in cash on each May 1 and November 1. The Senior Discount Notes are redeemable, at the option of the Company, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth in the Indenture, plus accrued interest, if any, to the date of redemption.

     The Senior Discount Notes are senior unsecured indebtedness of the Company ranking pari passu with the Company's existing and future unsubordinated, unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The Senior Discount Notes are effectively subordinated to all secured indebtedness and to all existing and future liabilities of the Company's subsidiaries.

     The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions. The Company was in compliance with all financial covenants at December 31, 1998.

     A portion of the net proceeds from the offering of the Senior Discount Notes was used to retire approximately $75 million of indebtedness outstanding as of December 31, 1997. Future principal payments related to the Senior Discount Notes do not commence until 2008. The carrying amount of the Senior Discount Notes is approximately $347.2 million as of December 31, 1998, which approximates fair value.

                                AMAZON.COM, INC.

  Financing Agreement for Purchase of Fixed Assets

     In November 1997, the Company purchased fixed assets through a financing agreement with a vendor having an imputed interest rate of approximately 7.7% and a term of three years. The debt is to be repaid in four equal payments. Future debt payments related to this financing agreement are $684,000 and $837,000 for the years ending December 31, 1999 and 2000, respectively, and none thereafter.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

  Leases and Marketing Agreements

     The Company currently leases office and distribution center facilities and fixed assets under noncancelable operating and capital leases. Rental expense under operating lease agreements for 1998, 1997 and 1996 was $8.5 million, $2.1 million and $270,000, respectively.

     The Company has also entered into certain marketing agreements, which include fixed fees through 2000. The costs associated with these agreements are recognized on a systematic basis over the term of the related agreements as services are received.

     Future minimum commitments are as follows:

                                                                      OPERATING
                                                                      LEASES AND
                                                           CAPITAL    MARKETING
                                                           LEASES     AGREEMENTS
                                                           -------    ----------
                                                              (IN THOUSANDS)
YEAR ENDED DECEMBER 31,
       1999..............................................   $145       $ 47,626
       2000..............................................     62         37,718
       2001..............................................     --         11,615
       2002..............................................     --          6,077
       2003..............................................     --          4,712
       Thereafter........................................     --         27,081
                                                            ----       --------
  Total minimum lease payments...........................   $207       $134,829
                                                                       ========
  Less imputed interest..................................     20
                                                            ----
  Present value of net minimum lease payments............    187
       Less current portion..............................    124
                                                            ----
  Long-term capital lease obligation.....................   $ 63
                                                            ====

  Legal Proceedings

     In October 1998, Wal-Mart Stores, Inc. ("Wal-Mart") filed a lawsuit in Bentonville, Arkansas against the Company and other defendants alleging actual and threatened misappropriation of trade secrets and ancillary common-law claims. Wal-Mart subsequently requested a temporary restraining order preventing the defendants from misappropriating Wal-Mart's alleged trade secrets, from placing employees in positions in which they would "inevitably disclose" Wal-Mart's alleged trade secrets and from soliciting, inducing or recruiting Wal-Mart employees. In January 1999, Wal-Mart filed an identical action in Seattle, Washington, and the Arkansas court dismissed Wal-Mart's action on jurisdictional grounds before deciding the temporary restraining order. The dismissal is pending appeal. Wal-Mart has advised the Company that it will file a preliminary injunction motion. In addition to injunctive relief, Wal-Mart has requested compensatory damages, pre- and postjudgment interest and attorneys' fees and costs. The Company believes that Wal-Mart's claims are without merit and intends to vigorously defend against the plaintiffs' claims.

                                AMAZON.COM, INC.

Amazon.com has filed a counterclaim based in part on unfair competition and intentional interference. Litigation is inherently uncertain, and there can be no assurance that the Company will prevail in the lawsuit.

     From time to time, the Company is subject to other legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of trademarks and other intellectual property rights. The Company currently is not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, prospects, financial condition and operating results.

NOTE 7 -- STOCKHOLDERS' EQUITY

  Reincorporation and Authorized Capital

     In May 1996, the Company reincorporated in the state of Delaware with authorized capital of 5 million shares of $0.01 par value preferred stock and 25 million shares of $0.01 par value common stock. In April 1997, the Company increased its authorized common stock to 100 million shares and increased its authorized preferred stock to 10 million shares. In June 1998, the Company increased the number of authorized shares of common stock, from 100 million shares to 300 million shares. The accompanying consolidated financial statements have been restated to reflect these recapitalizations.

  Preferred Stock

     In June 1996, the Company issued 569,396 shares of Series A convertible preferred stock at a price of $14.05 per share. In January and February 1997, the Company sold an additional 5,000 shares of Series A preferred stock at $40 per share. The preferred stock was convertible into common stock at the option of the holder, at any time, at an effective rate of 36 shares of common stock for one share of preferred stock. As of the closing of the Company's initial public offering, all of the preferred stock outstanding was converted into an aggregate of 20,678,256 shares of common stock.

  Common Stock

     On November 23, 1996, the Company effected a 4-for-1 common stock split. On April 18, 1997, the Company effected a 3-for-2 common stock split. On May 15, 1997, the Company completed an initial public offering of 18 million shares of its common stock. Net proceeds to the Company aggregated $49.1 million. On June 1, 1998, the Company effected a 2-for-1 stock split in the form of a stock dividend to stockholders of record on May 20, 1998. On January 4, 1999, the Company effected a 3-for-1 stock split in the form of a stock dividend to the stockholders of record on December 18, 1998. Accordingly, the accompanying consolidated financial statements have been restated to reflect these stock splits.

  Stock Option Plans

     The Company's stock option plans consist of the 1997 Stock Option Plan and the 1994 Stock Option Plan. Shares reserved under the plans consist of 36.0 million shares in the 1997 Stock Option Plan and 28.8 million shares in the 1994 Stock Option Plan. Any shares of common stock available for issuance under the 1994 Stock Option Plan that are not issued under that plan may be added to the aggregate number of shares available for issuance under the 1997 Stock Option Plan. In connection with the acquisition of Junglee and the merger with PlanetAll in August 1998, the Company assumed outstanding options to purchase common stock originally issued under these companies' stock option plans. The Company's stock options plans as well as the assumed stock option plans are hereby collectively referred to as the "Plans."

     Generally, options are granted by the Company's Board of Directors at an exercise price of not less than the fair market value of the Company's common stock at the date of grant. Each outstanding option granted prior to December 20, 1996 has a term of five years from the date of vesting. Each outstanding option granted

                                AMAZON.COM, INC.

on or subsequent to December 20, 1996 has a term of ten years from the date of grant. Subject to Internal Revenue Service limitations, options granted under the Plans generally become exercisable immediately. Options generally vest at the rate of 20% after year one, 20% after year two and 5% at the end of each quarter for years three through five. Shares issued upon exercise of options that are unvested are restricted and subject to repurchase by the Company upon termination of employment or services and such restrictions lapse over the original vesting schedule. At December 31, 1998, approximately 3.9 million shares of restricted common stock were subject to repurchase.

  Stock Option Activity

     The following table summarizes the Company's stock option activity:

                                                        NUMBER          WEIGHTED-
                                                          OF             AVERAGE
                                                        SHARES        EXERCISE PRICE
                                                    --------------    --------------
                                                    (IN THOUSANDS)
Balance January 1, 1996...........................      10,616           $ 0.024
  Options granted and assumed.....................      15,600             0.102
  Options canceled................................      (3,172)            0.046
  Options exercised...............................      (3,027)            0.065
                                                        ------
Balance December 31, 1996.........................      20,017             0.075
  Options granted and assumed.....................      18,060             2.295
  Options canceled................................      (2,552)            0.539
  Options exercised...............................      (8,193)            0.063
                                                        ------
Balance December 31, 1997.........................      27,332             1.502
  Options granted and assumed.....................      19,774            25.468
  Options canceled................................      (3,768)            8.098
  Options exercised...............................      (5,333)            1.108
                                                        ------
Balance December 31, 1998.........................      38,005           $13.375
                                                        ======

     At December 31, 1998, 12.8 million shares of common stock were available for future grant under the Plans.

                                AMAZON.COM, INC.

     The following table summarizes information about options outstanding and exercisable at December 31, 1998:

                                   OPTIONS OUTSTANDING
                      ---------------------------------------------
                                        WEIGHTED-                           OPTIONS EXERCISABLE
                                         AVERAGE                      -------------------------------
                                        REMAINING      WEIGHTED-                         WEIGHTED-
     RANGE OF            OPTIONS       CONTRACTUAL      AVERAGE          OPTIONS          AVERAGE
  EXERCISE PRICES      OUTSTANDING        LIFE       EXERCISE PRICE    EXERCISABLE     EXERCISE PRICE
  ---------------     --------------   -----------   --------------   --------------   --------------
                      (IN THOUSANDS)                                  (IN THOUSANDS)
$  0.029 -- $  0.111       5,744        5.1 years       $  0.082           5,204          $  0.083
   0.167 --    0.778       6,397        8.0 years          0.432           5,499             0.426
   1.232 --    4.021       4,959        8.4 years          2.141           3,714             2.157
   4.094 --   12.271       5,502        9.0 years          8.128           3,850             7.902
  12.563 --   17.875       7,303        9.3 years         14.599           5,675            14.679
  19.604 --   25.771         781        9.6 years         23.874             443            23.729
  26.094 --   39.479       3,225        9.7 years         33.618           2,383            33.375
  39.667 --   65.729       3,235        9.7 years         43.625           2,112            43.804
  67.427 --   94.479         626        9.9 years         79.702             493            80.068
 103.625 --  114.479         233        9.9 years        107.483             189           107.413
                          ------                                          ------
$  0.029 -- $114.479      38,005        8.4 years       $ 13.375          29,562          $ 12.410
                          ======                                          ======

  Deferred Compensation

     The Company recorded aggregate deferred compensation of $2.1 million, $2.7 million and $612,000 in 1998, 1997 and 1996, respectively. The amounts recorded represent the difference between the grant price and the deemed fair value of the Company's common stock for shares subject to options granted in 1998, 1997 and 1996. Options granted below fair market value and the associated weighted average exercise price per share were 536,000 and $4.095, 8.3 million and $0.473, and 9.3 million and $0.133 during the years ended December 31, 1998, 1997 and 1996, respectively. The amortization of deferred compensation is charged to operations over the vesting period of the options, which is typically five years. Total amortization recognized in 1998 and 1997 was $2.4 million and $1.4 million, respectively. No amortization was recognized in 1996.

  Pro Forma Disclosure

     The Company follows the intrinsic value method in accounting for its stock options. Had compensation cost been recognized based on the fair value at the date of grant for options granted in 1998, 1997 and 1996, the pro forma amounts of the Company's net loss and net loss per share for the years ended December 31, 1998, 1997 and 1996 would have been as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1998           1997         1996
                                                     -----------    ----------    ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss -- as reported............................   $(124,546)     $(31,020)     $(6,246)
Net loss -- pro forma..............................    (194,269)      (35,983)      (6,278)
Basic and diluted loss per share -- as reported....   $   (0.84)     $  (0.24)     $ (0.06)
Basic and diluted loss per share -- pro forma......       (1.31)        (0.28)       (0.06)

                                AMAZON.COM, INC.

     The fair value for each option granted was estimated at the date of grant using a Black-Scholes option pricing model, assuming no expected dividends and the following weighted-average assumptions:

                                                         YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998         1997       1996
                                                     ---------    --------    -------
Average risk-free interest rates...................        4.7%        6.3%       6.4%
Average expected life (in years)...................        3.0         3.0        3.0
Volatility (1).....................................       81.6%       50.0%       0.0%

---------------
(1) Options granted prior to the Company's initial public offering and by PlanetAll prior to its merger with the Company were valued using the minimum value method and therefore volatility was not applicable.

     The weighted-average fair value of options granted during the years 1998, 1997 and 1996 was $19.07, $2.07 and $0.01, respectively, for options granted at fair market value. The weighted-average fair value of options granted at less than fair market value during 1998, 1997 and 1996 was $4.61, $0.55 and $0.09, respectively. Compensation expense recognized in providing pro forma disclosures may not be representative of the effects on pro forma earnings for future years because SFAS No. 123 does not apply to stock option grants made prior to 1995.

  Common Stock Reserved for Future Issuance

     In June 1998, pursuant to a registration statement on Form S-4, the Company registered 15 million shares of its common stock, which may from time to time be offered in connection with the acquisition of entities. Such shares may be issued in exchange for the shares of capital stock (by merger or otherwise), partnership interests or other assets representing an interest in other companies or other entities, or in exchange for assets used in or related to the business of such entities.

     At December 31, 1998, common stock reserved for future issuance is as follows (in thousands):

Stock options...............................................  50,853
Shelf registration..........................................  15,000
                                                              ------
     Total..................................................  65,853
                                                              ======

NOTE 8 -- EARNINGS (LOSS) PER SHARE

     The following represents the calculations for net loss per share:

                                                    YEARS ENDED DECEMBER 31,
                                             --------------------------------------
                                                1998           1997         1996
                                             -----------    ----------    ---------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss -- as reported....................   $(124,546)     $(31,020)     $(6,246)
                                              =========      ========      =======
Weighted average shares outstanding........     152,472       126,559       90,795
Pro forma adjustment for preferred stock...          --         9,478       20,498
Weighted average common shares issued
  subject to repurchase agreements.........      (4,300)       (5,696)         (22)
                                              ---------      --------      -------
Shares used in computation of basic and
  diluted loss per share...................     148,172       130,341      111,271
                                              =========      ========      =======
Basic and diluted loss per share...........   $   (0.84)     $  (0.24)     $ (0.06)
                                              =========      ========      =======

     All of the Company's stock options (see Note 7) are excluded from diluted loss per share since their effect is antidilutive.

                                AMAZON.COM, INC.

NOTE 9 -- INCOME TAXES

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for any of the periods presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

     At December 31, 1998, the Company had net operating loss carryforwards of approximately $207 million related to U.S. federal, foreign and state jurisdictions. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Substantially all of these carryforwards will begin to expire at various times starting in 2011. To the extent that net operating loss carryforwards, when realized, relate to stock option deductions of approximately $103 million, the resulting benefits will be credited to stockholders' equity.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are approximately as follows:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
                                                             (IN THOUSANDS)
Net operating loss carryforwards.........................  $73,100    $10,800
Depreciation and amortization............................    7,400         --
Other....................................................    5,400      2,400
                                                           -------    -------
       Total deferred tax assets.........................   85,900     13,200
Valuation allowance for deferred tax assets..............  (85,900)   (13,200)
                                                           -------    -------
Net deferred tax assets..................................  $    --    $    --
                                                           =======    =======

NOTE 10 -- EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) savings plan covering substantially all of its employees. Eligible employees may contribute through payroll deductions. The Company matches employees' contributions at the discretion of the Company's Board of Directors. To date, the Company has not matched employee contributions to the 401(k) savings plan.

NOTE 11 -- SUBSEQUENT EVENTS

  Convertible Subordinated Notes

     On February 3, 1999, the Company completed an offering of $1.25 billion of 4 3/4% Convertible Subordinated Notes due 2009 (the "Convertible Notes"). The Convertible Notes are convertible into the Company's common stock at a conversion price of $156.055 per share, subject to adjustment in certain events and at the holders' option. Interest on the Convertible Notes is payable semiannually in arrears on February 1 and August 1 of each year, commencing on August 1, 1999. The Convertible Notes are unsecured and are subordinated to all existing and future Senior Indebtedness (as defined in the Convertible Notes indenture) of the Company. The Convertible Notes may be redeemed at the option of the Company prior to February 6, 2002, in whole or in part, at the redemption prices set forth in the Convertible Notes indenture. The Company is obligated to file by May 4, 1999, a shelf registration statement covering resales of the Convertible Notes and the common stock issuable upon conversion of the Convertible Notes.

     Upon occurrence of any Fundamental Change (as defined in the Convertible Notes indenture) prior to the maturity of the Convertible Notes, each holder of the Convertible Notes has the right to require the Company to redeem all or any part of the holder's Convertible Notes at a price equal to 100% of the principal amount, plus any accrued interest, of the Convertible Notes being redeemed.

                                AMAZON.COM, INC.

     The Company has or may use the net proceeds from the offering of the Convertible Notes for general corporate purposes, including working capital to fund anticipated operating losses, the expansion of the Company's core business, investments in new business segments and markets, capital expenditures, acquisitions or investments in complementary businesses, products and technologies and repurchases and retirement of debt.

  Authorized Shares

     On February 10, 1999, the Board of Directors approved an increase in authorized shares of common stock and preferred stock, par value $0.01 per share, from 300 million shares to 1.5 billion shares and from 10 million shares to 150 million shares, respectively. This increase in authorized shares is subject to approval by the stockholders at the Company's Annual Meeting on May 20, 1999.

  Stock Option Plan

     On February 10, 1999, the Board of Directors approved the 1999 Nonofficer Employee Stock Option Plan, which reserves 20.0 million shares of common stock available for future issuance.

NOTE 12 -- QUARTERLY RESULTS (UNAUDITED)

     The following tables contain selected unaudited Statement of Operations information for each quarter of 1998 and 1997. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                          YEAR ENDED DECEMBER 31, 1998
                                                  --------------------------------------------
                                                   FOURTH      THIRD       SECOND      FIRST
                                                  QUARTER     QUARTER     QUARTER     QUARTER
                                                  --------    --------    --------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................  $252,893    $153,698    $116,010    $ 87,395
Gross profit....................................    53,417      34,875      26,216      19,333
Net loss........................................   (46,427)    (45,171)    (22,579)    (10,369)
Basic and diluted loss per share(1).............  $  (0.30)   $  (0.30)   $  (0.15)   $  (0.07)
Shares used in computation of basic and diluted
  loss per share................................   154,389     150,703     146,277     141,318

                                                          YEAR ENDED DECEMBER 31, 1997
                                                  --------------------------------------------
                                                   FOURTH      THIRD       SECOND      FIRST
                                                  QUARTER     QUARTER     QUARTER     QUARTER
                                                  --------    --------    --------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................................  $ 66,040    $ 37,887    $ 27,855    $ 16,005
Gross profit....................................    12,913       7,170       5,214       3,521
Net loss........................................   (10,808)     (9,647)     (7,345)     (3,220)
Basic and diluted loss per share................  $  (0.08)   $  (0.07)   $  (0.06)   $  (0.03)
Shares used in computation of basic and diluted
  loss per share................................   139,413     137,595     127,920     116,430

---------------
(1) The sum of quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.

NOTE 13 -- STOCK SPLIT (UNAUDITED)

     A 2-for-1 stock split effected on September 1, 1999 has not been reflected in the accompanying Consolidated Financial Statements.

                                AMAZON.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
Current assets:
  Cash......................................................   $   43,149      $  25,561
  Marketable securities.....................................      862,536        347,884
  Inventories...............................................      118,793         29,501
  Prepaid expenses and other................................       55,590         21,308
                                                               ----------      ---------
          Total current assets..............................    1,080,068        424,254
Fixed assets, net...........................................      221,243         29,791
Goodwill, net...............................................      514,098        174,052
Other purchased intangibles, net............................      189,369          4,586
Investments in equity-method investees......................      156,157          7,740
Other investments...........................................       40,113             --
Deferred charges and other..................................       38,751          8,037
                                                               ----------      ---------
          Total assets......................................   $2,239,799      $ 648,460
                                                               ==========      =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  236,711      $ 113,273
  Accrued expenses and other current liabilities............       71,161         34,413
  Accrued advertising.......................................       24,567         13,071
  Deferred revenue..........................................        2,411             --
  Interest payable..........................................       10,045             10
  Current portion of long-term debt and other...............       12,776            808
                                                               ----------      ---------
          Total current liabilities.........................      357,671        161,575
Long-term debt and other....................................    1,462,203        348,140
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.01 par value:
     Authorized shares -- 150,000
Issued and outstanding shares -- none.......................           --             --
  Common stock, $0.01 par value:
     Authorized shares -- 1,500,000
Issued and outstanding shares -- 339,235 and 318,534 shares
  at September 30, 1999 and December 31, 1998,
  respectively..............................................        3,393          3,186
  Additional paid-in capital................................    1,027,655        298,537
  Note receivable from officer for common stock.............       (1,171)        (1,099)
  Stock-based compensation..................................      (32,180)        (1,625)
  Accumulated other comprehensive (loss) income.............      (18,957)         1,806
  Accumulated deficit.......................................     (558,815)      (162,060)
                                                               ----------      ---------
          Total stockholders' equity........................      419,925        138,745
                                                               ----------      ---------
          Total liabilities and stockholders' equity........   $2,239,799      $ 648,460
                                                               ==========      =========

          See accompanying notes to consolidated financial statements.

                                AMAZON.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    QUARTER ENDED          NINE-MONTHS ENDED
                                                    SEPTEMBER 30,            SEPTEMBER 30,
                                                ---------------------    ---------------------
                                                  1999         1998        1999         1998
                                                ---------    --------    ---------    --------
Net sales.....................................  $ 355,777    $153,648    $ 963,797    $356,992
Cost of sales.................................    285,300     118,823      760,998     276,680
                                                ---------    --------    ---------    --------
Gross profit..................................     70,477      34,825      202,799      80,312
Operating expenses:
  Marketing and sales.........................     86,555      37,454      233,222      84,325
  Product development.........................     44,608      13,227      102,298      29,168
  General and administrative..................     18,512       4,951       44,301      10,220
  Stock-based compensation....................     11,789       1,214       16,570       1,591
  Amortization of goodwill and other
     intangibles..............................     74,343      17,043      132,394      22,258
  Merger and acquisition-related costs........      1,779       1,943        5,985       2,143
                                                ---------    --------    ---------    --------
     Total operating expenses.................    237,586      75,832      534,770     149,705
                                                ---------    --------    ---------    --------
Loss from operations..........................   (167,109)    (41,007)    (331,971)    (69,393)
Interest income...............................     12,699       4,755       36,479       9,790
Interest expense..............................    (21,470)     (8,419)     (66,424)    (18,017)
Other income, net.............................      2,159          --        2,037          --
                                                ---------    --------    ---------    --------
  Net interest expense and other..............     (6,612)     (3,664)     (27,908)     (8,227)
Loss before equity in losses of equity-method
  investees...................................   (173,721)    (44,671)    (359,879)    (77,620)
Equity in losses of equity-method investees...    (23,359)       (500)     (36,876)       (500)
                                                ---------    --------    ---------    --------
Net loss......................................  $(197,080)   $(45,171)   $(396,755)   $(78,120)
                                                =========    ========    =========    ========
Basic and diluted loss per share..............  $   (0.59)   $  (0.15)   $   (1.23)   $  (0.27)
                                                =========    ========    =========    ========
Shares used in computation of basic and
  diluted loss per share......................    332,488     301,405      323,064     292,206
                                                =========    ========    =========    ========

          See accompanying notes to consolidated financial statements.

                                AMAZON.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                 NINE-MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------    ---------
OPERATING ACTIVITIES:
  Net loss..................................................  $  (396,755)   $ (78,120)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       22,935        6,182
    Amortization of deferred compensation related to stock
     options................................................       16,570          570
    Non-cash merger, acquisition, and investment related
     costs, including amortization of intangibles and equity
     in losses of affiliates................................      175,255       24,082
    Loss on sale of marketable securities...................        6,086           --
    Non-cash interest expense...............................       26,116       15,455
                                                              -----------    ---------
      Net cash used in operating activities before changes
       in operating assets and liabilities..................     (149,793)     (31,831)
  Changes in operating assets and liabilities, net of
    effects from acquisitions:
    Inventories.............................................      (89,292)     (10,784)
    Prepaid expenses and other..............................      (32,685)     (12,528)
    Accounts payable........................................      121,771       25,447
    Accrued advertising.....................................       11,057        8,403
    Interest payable........................................       10,035          (61)
    Other liabilities and accrued expenses..................        6,526       13,691
                                                              -----------    ---------
      Net cash provided by changes in operating assets and
       liabilities, net of effects from acquisitions........       27,412       24,168
         Net cash used in operating activities..............     (122,381)      (7,663)
INVESTING ACTIVITIES:
  Sales and maturities of marketable securities.............    3,460,139      117,669
  Purchases of marketable securities........................   (3,993,422)    (315,608)
  Purchases of fixed assets.................................     (181,859)     (18,779)
  Acquisitions and investments in businesses................     (222,853)     (14,374)
                                                              -----------    ---------
         Net cash used in investing activities..............     (937,995)    (231,092)
FINANCING ACTIVITIES:
  Proceeds from issuance of capital stock and exercise of
    stock options...........................................       36,930       11,325
  Proceeds from long-term debt..............................    1,260,639      325,987
  Repayment of long-term debt...............................     (184,710)     (77,383)
  Financing costs...........................................      (35,151)      (7,783)
                                                              -----------    ---------
         Net cash provided by financing activities..........    1,077,708      252,146
Effect of exchange rate changes.............................          256         (411)
                                                              -----------    ---------
Net increase in cash........................................       17,588       12,980
Cash at beginning of period.................................       25,561        1,876
                                                              -----------    ---------
Cash at end of period.......................................  $    43,149    $  14,856
                                                              ===========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Fixed assets acquired under capital leases..................  $    25,850    $      --
Fixed assets acquired under financing agreements............        5,608           --
Stock issued in connection with business acquisitions.......      635,343      217,241

          See accompanying notes to consolidated financial statements.

                                AMAZON.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim consolidated financial statements as of September 30, 1999 have been prepared by Amazon.com, Inc. ("Amazon.com" or the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial reporting. These consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the consolidated balance sheets, consolidated operating results, and consolidated cash flows for the periods presented in accordance with generally accepted accounting principles. The consolidated balance sheet at December 31, 1998 has been derived from the audited consolidated financial statements at that date. Operating results for the quarter and nine-month periods ended September 30, 1999 may not be indicative of the results for the year ending December 31, 1999. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules and regulations of the SEC. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements, and accompanying notes, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Certain prior period amounts have been reclassified to conform to the current period presentation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE LOSS

     Comprehensive loss is comprised of net loss, unrealized gains and losses on marketable securities and foreign currency translation adjustments. Comprehensive loss was $206.6 million and $44.6 million for the quarters ended September 30, 1999 and 1998, and $417.5 million and $77.5 million for the nine-month periods ended September 30, 1999 and 1998, respectively.

RECLASSIFICATIONS

     Certain items, including amortization of goodwill and other intangibles, equity in losses of equity-method investees and stock-based compensation, have been reclassified compared to the financial statements incorporated by reference in the accompanying prospectus.

NOTE 2 -- BUSINESS COMBINATIONS AND INVESTMENTS

     The Company completed three significant acquisitions during the nine-month period ended September 30, 1999: e-Niche Incorporated ("Exchange.com"), Accept.com Financial Services Corporation ("Accept.com"), and Alexa Internet ("Alexa"). Each acquisition was recorded using the purchase method of accounting under Accounting Principles Board ("APB") Opinion No. 16. The Company issued an aggregate of approximately 8.0 million shares of common stock to effect the transactions. The aggregate purchase price of the acquired companies, plus related charges, was approximately $579.7 million, and was comprised of common stock and cash. Results of operations for each acquired company have been included in the financial results of the Company from the closing date of each transaction forward.

                                AMAZON.COM, INC.

                                  (UNAUDITED)

     In accordance with APB Opinion No. 16, all identifiable assets were assigned a portion of the cost of the acquired companies (purchase price) on the basis of their respective fair values. Identifiable intangible assets and goodwill are included in "Intangibles and other, net" on the accompanying consolidated balance sheets and are amortized over their estimated useful lives which approximates 3 years. Intangible assets were identified and valued by considering the Company's intended use of acquired assets and analysis of data concerning products, technologies, markets, historical financial performance, and underlying assumptions of future performance. The economic and competitive environment in which the Company and the acquired companies operate was also considered in the valuation analysis. The Company periodically evaluates its intangible assets for impairment and as of September 30, 1999 no write-downs have been recorded.

     An immaterial portion of the purchase price of the Accept.com and Alexa transactions attributable to in-process research and development efforts has been expensed because, at the time of acquisition, technological feasibility had not been established and no alternative future uses existed. Purchased in-process research and development was identified and valued through discussions with the acquired companies' management and the analysis of data concerning developmental products, their respective stage of development, the time and resources needed to complete them, their expected income generating ability, target markets and associated risks.

     On May 14, 1999, the Company completed its acquisition of Exchange.com, a developer of Internet marketplaces and related online communities that bring together buyers and sellers of rare and hard-to-find items. In connection with the acquisition, the Company assumed all outstanding Exchange.com stock options and issued 1,893,944 shares of Amazon.com common stock to acquire all of the outstanding common shares of Exchange.com. Pursuant to the terms of the agreement, the purchase price may increase by up to $27.5 million based on the tenure of certain employees.

     On June 9, 1999, the Company completed its acquisition of Accept.com, an e-commerce company developing technology to simplify person-to-person and business-to-consumer transactions on the Internet. In connection with the acquisition, the Company assumed all outstanding Accept.com stock options and issued 1,755,314 shares of Amazon.com common stock to acquire all of the outstanding common shares of Accept.com.

     On June 10, 1999, the Company completed its acquisition of Alexa, a developer of a web navigation service that works with Internet browsers to provide useful information about the sites being viewed and suggests related sites. In connection with the acquisition, the Company assumed all outstanding Alexa stock options and issued 4,369,884 shares of Amazon.com common stock to acquire all of the outstanding common shares of Alexa.

     The Company made additional immaterial acquisitions and other investments during the nine-month period ended September 30, 1999 totaling $298.9 million. Equity investments are reflected in "Investments in equity-method investees" in the consolidated balance sheets and are accounted for under the equity method. The Company's share of affiliates' losses has been included in net loss from the closing date of the related transactions forward.

     In connection with certain acquisitions, the Company has conditioned a portion of the acquisition consideration on the continued tenure of key employees. Under generally accepted accounting principles, a portion of this amount is accounted for as compensation rather than as a component of purchase price. Consequently, a maximum of $52.7 million in additional consideration relating to the Company's acquisitions for the nine-month period ended September 30, 1999 may be recorded as compensation expense and classified between stock-based compensation and merger, acquisition and investment related costs in the results of operations. Amounts will be "earned" based on tenure of certain employees and will be recognized as expense over a period of 12 - 36 months.

                                AMAZON.COM, INC.

                                  (UNAUDITED)

     The pro forma consolidated financial information for the nine-month period ended September 30, 1999 and 1998, determined as if all acquisitions had occurred on January 1 of each period, would have resulted in net sales of $966.2 million and $358.1 million, net loss of $532.3 million and $296.6 million, and basic and diluted loss per share of $1.60 and $0.98, respectively. This unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations in future periods or results that would have been achieved had Amazon.com and the acquired companies been combined during the specified periods.

NOTE 3 -- MARKETABLE SECURITIES

     Marketable securities available-for-sale, at fair value, consist of the following:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1999             1998
                                                        -------------    ------------
                                                               (IN THOUSANDS)
Asset-backed and agency securities....................    $333,529         $ 83,569
Commercial paper and short-term obligations...........     128,139          114,180
Treasury notes and bonds..............................     218,926           89,013
Corporate notes and bonds.............................     181,942           51,351
Equity securities.....................................          --            9,771
                                                          --------         --------
          Total marketable securities.................    $862,536         $347,884
                                                          ========         ========

     The Company's marketable securities consist primarily of high quality short- to intermediate-term fixed income securities and money market mutual funds. The Company classifies all uninvested funds on deposit with investment managers as marketable securities, as well as highly liquid investments with maturities of three months or less. The Company reflects the related cash flows as investing cash flows in the Consolidated Statements of Cash Flows. As a result of the classification of highly liquid investments within marketable securities, a significant portion of the Company's gross marketable securities purchases and maturities disclosed as investing cash flows is related to highly liquid investments.

     At September 30, 1999 and December 31, 1998 the cost of the Company's marketable securities approximated fair value.

NOTE 4 -- FIXED ASSETS

     Fixed assets, at cost, consist of the following:

                                                        SEPTEMBER 30,    DECEMBER 31,
                                                            1999             1998
                                                        -------------    ------------
                                                               (IN THOUSANDS)
Computers, equipment and software.....................    $ 68,031         $35,848
Leasehold improvements................................      29,316           5,535
Leased assets.........................................      50,858             442
Construction/installation in progress.................     108,669           1,760
                                                          --------         -------
                                                           256,874          43,585
Less accumulated depreciation and amortization........     (35,631)        (13,794)
                                                          --------         -------
          Fixed assets, net...........................    $221,243         $29,791
                                                          ========         =======

                                AMAZON.COM, INC.

                                  (UNAUDITED)

NOTE 5 -- GOODWILL AND OTHER PURCHASED INTANGIBLES

     Goodwill and other purchased intangibles, arising primarily from business acquisitions, consists of $664.7 million in goodwill and $213.8 million in purchased intangibles and other assets, net of accumulated amortization of $175.0 million as of September 30, 1999. Total net goodwill and other purchased intangibles were $178.6 million as of December 31, 1998 and were comprised primarily of goodwill. The Company periodically evaluates its intangible assets for impairment and as of September 30, 1999 no write-downs have been recorded.

NOTE 6 -- DEFERRED CHARGES

     Deferred charges relate to fees and charges resulting from the issuance of the Company's debt. The net increase in deferred charges relates to the February 1999 issuance of 4 3/4% Convertible Subordinated Notes due 2009, offset by amortization charges and periodic repurchases of the 10% Senior Discount Notes due 2003 (see Note 7). Net deferred charges are amortized into interest expense over the life of the underlying debt.

NOTE 7 -- LONG-TERM DEBT

CONVERTIBLE SUBORDINATED NOTES

     On February 3, 1999, the Company completed an offering of $1.25 billion of 4 3/4% Convertible Subordinated Notes due 2009 (the "Convertible Notes"). The Convertible Notes are convertible into the Company's common stock at the holders' option at a conversion price of $78.0275 per share, subject to adjustment in certain events. Interest on the Convertible Notes is payable semi-annually in arrears on February 1 and August 1 of each year, and commenced August 1, 1999. The Convertible Notes are unsecured and are subordinated to the prior payment in full of all of Amazon.com's senior debt and are also effectively subordinated to all indebtedness and other liabilities of the Company. Subject to certain conditions, the Convertible Notes may be redeemed at the option of the Company prior to February 6, 2002, in whole or in part, at the redemption price of $1,000 per note, plus accrued and unpaid interest, if the closing price for the Company's common stock has exceeded 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the notice of redemption. Upon any redemption made prior to February 6, 2002, the Company will also make an additional cash payment with respect to the Convertible Notes called for redemption in an amount equal to $212.60 per $1,000 note redeemed, less the amount of any interest actually paid on such Convertible Notes prior to the call for redemption. At any time on and after February 6, 2002, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth in the Convertible Notes indenture.

     Upon the occurrence of a "fundamental change" (as defined in the Convertible Notes indenture) prior to the maturity of the Convertible Notes, each holder thereof shall have the right to require Amazon.com to redeem all or any part of such holder's Convertible Notes at a price equal to 100% of the principal amount of the notes being redeemed, together with accrued interest.

SENIOR DISCOUNT NOTES

     In May 1998, the Company completed the offering of approximately $530 million aggregate principal amount of 10% Senior Discount Notes due 2003 (the "Senior Discount Notes") for aggregate gross proceeds of approximately $326 million. The Senior Discount Notes were sold at a substantial discount from their principal amount at maturity of $530 million. Prior to November 1, 2003, no cash interest payments are required; instead, interest will accrete during this period to the principal amount at maturity. From and after May 1, 2003, the Senior Discount Notes will bear interest of a rate of 10% per annum payable in cash on each May 1 and November 1.

                                AMAZON.COM, INC.

                                  (UNAUDITED)

     During the nine-month period ended September 30, 1999 the Company repurchased $266.0 million (face amount) of the Senior Discount Notes, representing accreted value of $178.4 million. As of September 30, 1999, the remaining face amount outstanding was $264.0 million.

NOTE 8 -- STOCKHOLDERS' EQUITY

     On January 4, 1999, the Company effected a three-for-one stock split to stockholders of record on December 18, 1998; and on September 1, 1999, the Company effected a two-for-one stock split to stockholders of record on August 12, 1999. Each stock split was effected in the form of a stock dividend. The accompanying consolidated financial statements have been restated to reflect the splits.

     The Convertible Notes (see Note 7) initially may be converted into an aggregate of 16,019,992 shares of Amazon.com common stock.

NOTE 9 -- LOSS PER SHARE

     The following represents the calculations for basic and diluted net loss per share:

                                                       QUARTER ENDED        NINE-MONTHS ENDED
                                                       SEPTEMBER 30,          SEPTEMBER 30,
                                                    -------------------    -------------------
                                                      1999       1998        1999       1998
                                                    --------   --------    --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss -- as reported...........................  $197,080   $ 45,171    $396,755   $ 78,120
                                                    ========   ========    ========   ========
Weighted average shares outstanding...............   337,959    309,975     329,064    300,748
Less weighted average common shares issued subject
  to repurchase agreements........................    (5,471)    (8,570)     (6,000)    (8,542)
                                                    --------   --------    --------   --------
Shares used in computation of basic and diluted
  loss per share..................................   332,488    301,405     323,064    292,206
                                                    ========   ========    ========   ========
Basic and diluted loss per share..................  $  (0.59)  $  (0.15)   $  (1.23)  $  (0.27)
                                                    ========   ========    ========   ========

     All of the Company's stock options are excluded from diluted loss per share since their effect is antidilutive.

NOTE 10 -- STOCK-BASED COMPENSATION

     Stock-based compensation is comprised of the portion of acquisition-related consideration conditioned on the continued tenure of key employees, which must be classified as compensation expense rather than as a component of purchase price under generally accepted accounting principles. Stock-based compensation also includes stock-based charges such as option-related deferred compensation recorded at the Company's initial public offering, as well as certain other compensation and severance arrangements.

                                AMAZON.COM, INC.

                                  (UNAUDITED)

     The following table shows the amounts of stock-based compensation that would have been recorded under the following income statement categories had stock-based compensation not been separately stated in the Consolidated Statements of Operations:

                                                                                NINE-MONTHS
                                                        QUARTER ENDED              ENDED
                                                        SEPTEMBER 30,          SEPTEMBER 30,
                                                      -----------------      -----------------
                                                       1999       1998        1999       1998
                                                      -------    ------      -------    ------
                                                                   (IN THOUSANDS)
Marketing and sales.................................  $ 2,595    $1,062      $ 2,772    $1,132
Product development.................................    8,689        86       13,151       297
General and administrative..........................      505        66          647       162
                                                      -------    ------      -------    ------
                                                      $11,789    $1,214      $16,570    $1,591
                                                      =======    ======      =======    ======

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

     On April 7, 1999, Amazon Bookstore Cooperative, Inc. filed a lawsuit in the United States District Court for the District of Minnesota, Third Division, against the Company alleging trademark infringement and unfair competition under state and federal law. The parties settled the lawsuit on November 4, 1999.

     From time to time, the Company is subject to other legal proceedings and claims in the ordinary course of business. The Company currently is not aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on its business, prospects, financial condition or operating results.

                         PRINCIPAL OFFICE OF AMAZON.COM
                              1200 12th Avenue SE
                               Seattle, WA 98164

                                    TRUSTEE
                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

                     LUXEMBOURG PAYING AGENT/LISTING AGENT
                       Banque Internationale a Luxembourg
                                59, route d'Esch
                               L-1470, Luxembourg

                                 LEGAL ADVISERS

                To the Company                              To the Underwriters
           as to United States Law                        as to United States Law
          Gibson Dunn & Crutcher LLP                        Shearman & Sterling
            One Montgomery Street                           1550 El Camino Real
                Telesis Tower                            Menlo Park, CA 94025-4100
         San Francisco, CA 94104-4505

                            AUDITORS TO THE COMPANY
                               Ernst & Young LLP
                          999 Third Avenue, Suite 3500
                                  Seattle, WA

                               [AMAZON.COM LOGO]